    AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON OCTOBER 30, 1998


                                                      REGISTRATION NO. 333-62603
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                             ---------------------


                                AMENDMENT NO. 3

                                       TO

                                    FORM S-1
            REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933
                             ---------------------

                          GULFPORT ENERGY CORPORATION
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

             DELAWARE                               1311                        73-1521290
 (STATE OR OTHER JURISDICTION OF        (PRIMARY STANDARD INDUSTRIAL         (I.R.S. EMPLOYER
  INCORPORATION OR ORGANIZATION)        CLASSIFICATION CODE NUMBER)        IDENTIFICATION NO.)







                        6307 WATERFORD BLVD., SUITE 100
                         OKLAHOMA CITY, OKLAHOMA 73118
                                 (405) 848-8807
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                                  MARK LIDDELL
                                   PRESIDENT
                        6307 WATERFORD BLVD., SUITE 100
                         OKLAHOMA CITY, OKLAHOMA 73118
                                 (405) 848-8807
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                With A Copy To:

                              SETH R. MOLAY, P.C.
                   AKIN, GUMP, STRAUSS, HAUER & FELD, L.L.P.
                              1700 PACIFIC AVENUE
                                   SUITE 4100
                              DALLAS, TEXAS 75201
                                 (214) 969-2800

    APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO THE PUBLIC: As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, check the following box. [X]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ]

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box: [ ]

                        CALCULATION OF REGISTRATION FEE

------------------------------------------------------------------------------------------------------------------------
------------------------------------------------------------------------------------------------------------------------
                                                                   PROPOSED              PROPOSED
                                                                    MAXIMUM               MAXIMUM           AMOUNT OF
           TITLE OF EACH CLASS              AMOUNT TO BE         OFFERING PRICE           AGGREGATE        REGISTRATION
     OF SECURITIES TO BE REGISTERED         REGISTERED(1)         PER SHARE(2)        OFFERING PRICE(2)         FEE
-------------------------------------------------------------------------------------------------------------------------
Common Stock $0.01 par value per share      200,000,000 shares       $0.05              $10,000,000         $2,950(3)
-------------------------------------------------------------------------------------------------------------------------
Rights(4)                                        --                   --                    --                  --(5)
-------------------------------------------------------------------------------------------------------------------------
-------------------------------------------------------------------------------------------------------------------------

(1) Pursuant to Rule 416(a) of the Securities Act of 1933, as amended, this Registration Statement also relates to any and all Rights issued hereby due to the rounding up of Rights distributed hereby to the nearest whole number for each recipient thereof, and the Common Stock issuable upon exercise thereof.

(2) Estimated solely for the purpose of calculating the registration fee in accordance with Rule 457.

(3) Fee paid with initial filing of the Registration Statement.

(4) Evidencing the rights to subscribe for the shares of Common Stock described above.

(5) Since both the Rights and the Common Stock underlying the Rights are being registered for distribution under this Registration Statement, for purpose of Rule 457 there is no separate registration fee for the Rights.

    THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933 OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

PROSPECTUS


                          GULFPORT ENERGY CORPORATION

                       200,000,000 SHARES OF COMMON STOCK
                             ---------------------
     Gulfport Energy Corporation, a Delaware corporation formerly known as WRT Energy Corporation, is distributing to the holders of its Common Stock non-transferable rights (the "Rights") to subscribe for and purchase an aggregate of approximately 200,000,000 shares (the "Shares") of Common Stock. Holders of Common Stock of record as of October 16, 1998 ("Eligible Stockholders") are entitled to receive one Right for each 0.11038 share of Common Stock held as of such date. Each Right entitles the holder to subscribe to purchase one Share for $0.05. Holders of Rights who exercise all of their Rights will have the right to oversubscribe for additional Shares at $0.05 per Share, subject to pro rata allocation based on the number of Shares oversubscribed by each holder of Rights. No fractional rights or cash in lieu thereof will be distributed by the Company, and the number of Rights distributed to each Eligible Stockholder will be rounded up to the nearest whole number. The distribution of the Rights and sale of shares of Common Stock are referred to as the "Rights Offering."


     The Rights will expire at 5:00 p.m., New York City time, on November 20, 1998, unless extended by the Company (such date and time, the "Expiration Date"), and thereafter will be void and of no effect. Holders who do not exercise their Rights prior to the Expiration Date will relinquish the value inherent in the Rights. Once a holder has exercised any Rights, such exercise may not be revoked. The Board of Directors of the Company may, in its sole discretion, amend the terms and conditions of the Rights Offering or terminate the Rights Offering and revoke the Rights at any time prior to the Expiration Date.


     The ability of the Company to satisfy its capital requirements and implement its business strategy is dependent upon the success of the Rights Offering. The Company believes that it will need at least $7.5 million to pay outstanding obligations consisting primarily of overdue trade payables and to meet the Company's immediate and near-term capital requirements consisting primarily of operating and general and administrative expenses and, to the extent possible, relatively low cost projects, such as workovers and recompletions, and may include payments on indebtedness and receivables owed to affiliates of officers and directors of the Company. See "Use of Proceeds." If such funds are not raised, the Company believes that it will be forced to seek protection from its creditors under applicable bankruptcy laws. In such an event, the Company believes that holders of the Common Stock may lose their entire investment in the Company. The Company currently has no financing plan to raise such capital other than the Rights Offering. The Company's predecessor emerged from bankruptcy in July 1997.


     There is no minimum number of Shares that must be subscribed for in the Rights Offering for it to be completed. Subscription payments will not be placed in an escrow account. Once a holder has paid the subscription price, the Company will not refund any portion of such subscription price even if the Company fails to raise $7.5 million.



     The Common Stock is traded in the over-the-counter market under the symbol "GPOR." On October 28, 1998, the closing bid price of the Common Stock, as reported on the over-the-counter ("OTC") Bulletin Board, was $0.08. See "Price Range of Common Stock and Dividend Policy."



     SEE "RISK FACTORS" BEGINNING ON PAGE 7 FOR A DISCUSSION OF CERTAIN FACTORS THAT SHOULD BE CONSIDERED IN CONNECTION WITH AN INVESTMENT IN THE COMMON STOCK OFFERED HEREBY.

                             ---------------------
  THESE SECURITIES HAVE NOT BEEN APPROVED OR DISAPPROVED BY THE SECURITIES AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION, NOR HAS THE SECURITIES
   AND EXCHANGE COMMISSION OR ANY STATE SECURITIES COMMISSION PASSED UPON THE ACCURACY OR ADEQUACY OF THIS PROSPECTUS. ANY REPRESENTATION TO THE CONTRARY IS A
                               CRIMINAL OFFENSE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                                                 SUBSCRIPTION             PROCEEDS TO
                                                                     PRICE                COMPANY(1)
---------------------------------------------------------------------------------------------------------
Per share of Common Stock...................................      $      0.05             $10,000,000
---------------------------------------------------------------------------------------------------------
          Total.............................................      $10,000,000             $10,000,000
---------------------------------------------------------------------------------------------------------
---------------------------------------------------------------------------------------------------------

(1) Before deducting expenses payable by the Company with respect to the Rights Offering, estimated at approximately $150,000. The Shares are being offered and sold directly by the Company, and no commission or other remuneration will be paid to any person for soliciting purchases of Shares in the Rights Offering. See "The Rights Offering."
                             ---------------------

                THE DATE OF THIS PROSPECTUS IS OCTOBER 30, 1998

                               PROSPECTUS SUMMARY


     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this Prospectus. Unless the context otherwise requires, (i) the term the "Company" means Gulfport Energy Corporation, formerly known as WRT Energy Corporation, and its subsidiaries taken as a whole, either prior to or after the Effective Date (as defined in the second paragraph under "-- The Company"), as the context requires, (ii) the term "Gulfport" means Gulfport Energy Corporation and its subsidiaries taken as a whole after the Effective Date, and (iii) the term "Old WRT" means WRT Energy Corporation and its subsidiaries taken as a whole prior to the Effective Date. Certain terms relating to the oil and gas business are defined in the "Glossary" section of this Prospectus. The Company intends to amend its Certificate of Incorporation to increase the number of authorized shares of Common Stock. The closing of the Rights Offering on the terms described herein is subject to effectiveness of such amendment.


                                  THE COMPANY

     The Company owns and operates mature oil and gas properties in the Louisiana Gulf Coast area. The Company seeks to achieve reserve growth and increase its cash flow by entering into strategic alliances with companies possessing Gulf Coast exploration experience and by undertaking lower risk development projects. The Company was organized in July 1997 and merged with WRT Energy Corporation, a Texas corporation ("Old WRT"), on July 11, 1997 upon the consummation of Old WRT's bankruptcy reorganization.

     On February 14, 1996 (the "Petition Date"), Old WRT filed a petition with the United States Bankruptcy Court for the Western District of Louisiana (the "Bankruptcy Court") for protection under Chapter 11 of the United States Bankruptcy Code. Such case is referred to herein as the "Reorganization Case." By order dated May 5, 1997, the Bankruptcy Court confirmed the Joint Plan of Reorganization (the "Plan") of Old WRT and co-proponents DLB Oil and Gas, Inc. ("DLB") and Wexford Management, LLC. The Plan was consummated and became effective on July 11, 1997 (the "Effective Date"). On such date, Old WRT was merged with and into Gulfport, which was a newly formed Delaware corporation named "WRT Energy Corporation." Effective March 30, 1998, the Company changed its name to "Gulfport Energy Corporation."

     Certain Eligible Stockholders, which own in the aggregate 10,677,894 shares of Common Stock and will receive Rights to purchase an aggregate of 96,737,579 Shares, are affiliates of Charles E. Davidson, a director of the Company, Mike Liddell, the Chairman of the Board and Chief Executive Officer of the Company, or Mark Liddell, the President of the Company. These Eligible Stockholders are referred to in this Prospectus as the Affiliated Eligible Stockholders. As of October 7, 1998, the Company owed (i) the Affiliated Eligible Stockholders an aggregate of $3.0 million under the Stockholder Credit Facility and (ii) three of the Affiliated Eligible Stockholders approximately $1.6 million as the holders of a receivable for services provided to the Company under the Administrative Services Agreement. The Subscription Price for Shares and Excess Shares, if any, purchased by the Affiliated Eligible Stockholders will be paid through the forgiveness of an equal amount owed to them by the Company and any outstanding amounts will be repaid to such stockholders in cash out of the proceeds of the Rights Offering to the extent such funds are available. If such funds are not sufficient, any outstanding amounts will be repaid from other funds as they become available.


     The ability of the Company to satisfy its capital requirements and implement its business strategy is dependent upon the success of the Rights Offering. The Company believes that it will need to raise at least $7.5 million from the Rights Offering, including any amounts forgiven by the Affiliated Eligible Stockholders as payment of their Subscription Price. At that level, assuming that the full $4.6 million owed to the Affiliated Eligible Stockholders is forgiven as payment of the Subscription Price for Shares, the Company would receive gross cash proceeds of $2.9 million. Of this amount, approximately $1.5 million would first be used to pay outstanding obligations consisting primarily of overdue trade payables. The balance of any cash proceeds from the Rights Offering would be used to meet the Company's immediate and near-term capital requirements consisting primarily of operating and general and administrative expenses and, to the extent possible, relatively low risk projects, such as workovers and recompletions, intended to generate positive cash flow. If the

Affiliated Eligible Stockholders do not forgive the full amount owed to them by the Company in exercise of the Subscription Price, the balance of any cash proceeds may also be used to repay amounts owed to Affiliated Eligible Stockholders. At the $7.5 million level, the Company believes that the balance of the cash proceeds from the Rights offering, together with cash flow from operations, will be sufficient to meet the Company's capital requirements until the Company's recent farmouts start generating sufficient cash flow. There can be no assurance, however, that such funds will be sufficient to meet the Company's needs. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources." Further, the failure of the Company to raise at least $7.5 million through the Rights Offering or a private placement of Common Stock on or before November 30, 1998 is an event of default under the Company's principal credit agreement with ING (U.S.) Corporation (the "Amended Credit Agreement"). If such funds are not raised, the Company believes that it will be forced to seek protection from its creditors under applicable bankruptcy laws. In such an event, the Company believes that holders of the Common Stock may lose their entire investment in the Company. The Company currently has no financing plan to raise such capital other than the Rights Offering.

     The Company's principal executive offices are located at 6307 Waterford Blvd., Suite 100, Oklahoma City, Oklahoma 73118, and its telephone number is
(405) 848-8807.

                              THE RIGHTS OFFERING


Rights.....................  Each Eligible Stockholder will receive one non-transferable Right for each 0.11038 share of Common Stock held of record by such holder at the close of business on October 16, 1998 (the "Record Date"). No fractional rights or cash in lieu thereof will be distributed by the Company; instead the number of Rights distributed by the Company to each holder of Common Stock will be rounded up to the nearest whole number. An aggregate of approximately 200,000,000 Rights will be distributed pursuant to the Rights Offering. Each Right will entitle the holder thereof to subscribe to purchase one Share for the Subscription Price. An aggregate of approximately 200,000,000 shares of Common Stock will be sold upon exercise of all the Rights. See "The Rights Offering -- The Rights."


Basic Subscription
  Privilege................  Each Right will entitle the Eligible Stockholder to receive, upon payment of the Subscription Price, one Share (the "Basic Subscription Privilege"). See "The Rights Offering -- Subscription
                             Privileges -- Basic Subscription Privilege."

Oversubscription
  Privilege................  Each Eligible Stockholder who exercises in full such holder's Basic Subscription Privilege may also subscribe for Excess Shares, if any, at the Subscription Price (the "Oversubscription Privilege"). If an insufficient number of Excess Shares is available to satisfy all exercises of the Oversubscription Privilege, the available Excess Shares will be prorated among Eligible Stockholders who exercise their Oversubscription Privilege in proportion to the respective number of Rights exercised by the holder pursuant to the Basic Subscription Privilege. See "The Rights
                             Offering -- Subscription
                             Privileges -- Oversubscription Privilege."

Excess Shares..............  All of the Shares not initially subscribed for through the exercise of the Basic Subscription Privilege by the Eligible Stockholders (the "Excess Shares").

Subscription Price.........  $0.05 per Share.

Expiration Date............  5:00 p.m., New York City time, on November 20, 1998
                             (subject to extension by the Company). Rights not exercised prior to the Expiration Date will be void and will no longer be exercisable by the holder.


Procedure for Exercising
  Rights...................  The Basic Subscription Privilege and the
                             Oversubscription Privilege may be exercised by properly completing and signing the Subscription Certificate evidencing the Rights (each, a "Subscription Certificate") and forwarding such Subscription Certificate by mail, hand or overnight/ express mail carrier (or following the guaranteed delivery procedures), together with payment of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege, to American Stock Transfer & Trust Company, as subscription agent (the "Subscription Agent"), on or prior to the Expiration Date to the following address:

                               American Stock Transfer & Trust Company
                               6201 15th Avenue
                               Brooklyn, NY 11129


                             If forwarding Subscription Certificates by mail, it is recommended that insured, registered mail be used. No interest will be paid on funds delivered in payment of the Subscription Price. See "The Rights Offering -- Exercise of Rights."


No Revocation..............  Once a holder of Rights has exercised the Basic
                             Subscription Privilege or the Oversubscription Privilege, such exercise may not be revoked. See "The Rights Offering -- No Revocation."

Transferability of
  Rights...................  The Rights are non-transferable and will not be traded during the period they are outstanding.

Material Federal Income Tax
  Considerations...........  For United States federal income tax purposes,
                             Rights holders generally will not recognize taxable income in connection with the issuance to them or exercise by them of Rights. Rights holders may incur gain or loss upon the sale of the shares of Common Stock upon the exercise of the Rights or upon the receipt of dividends. See "Material Federal Income Tax Considerations."

Use of Proceeds............  Net cash proceeds, if any, from the Rights Offering will be used by the Company to pay outstanding obligations consisting primarily of overdue trade payables and to meet the Company's immediate and near-term capital requirements. See "Use of Proceeds."

Amendment and
  Termination..............  The Board of Directors of the Company may, in its
                             sole discretion, amend the terms and conditions of the Rights Offering or terminate the Rights Offering and revoke the Rights at any time prior to the Expiration Date.

Subscription Agent.........  American Stock Transfer & Trust Company

Dilution...................  To the extent an Eligible Stockholder does not exercise its Rights in full, such Eligible
                             Stockholder's voting power and percentage equity interest in the Company, including its percentage interest in any future earnings, would suffer substantial dilution.

Common Stock Outstanding as
  of the Record Date.......  22,076,315 shares

Common Stock Outstanding
  after the Rights
  Offering.................  222,076,315 shares (assuming all the Rights are exercised)(1).


                                  RISK FACTORS


     See "Risk Factors" for a discussion of certain factors that should be considered in connection with an investment in the Common Stock offered hereby, including certain risks associated with the Rights Offering.
---------------

(1) Excludes options to purchase 60,000 shares of Common Stock issued to an employee of the Company and warrants to purchase 221,000 shares of Common Stock issued pursuant to the Plan. See "Management" and Note 11 to the Company's Consolidated Financial Statements.

                       SUMMARY HISTORICAL FINANCIAL DATA

     The following summary historical financial data as of and for the years ended December 31, 1996 and 1995, as of and for the six months and ten days ended July 10, 1997, and for the six months ended June 30, 1997 for Old WRT and as of and for the five months and 21 days ended December 31, 1997 and the six months ended June 30, 1998 for Gulfport are derived from the consolidated financial statements of the Company included elsewhere in this Prospectus. The selected financial data at December 31, 1994 and 1993 and for the years then ended have been derived from historical consolidated financial statements of Old WRT. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The historical financial data as of December 31, 1996 and 1997 and for the six months and ten days ended July 10, 1997 and the five months and 21 days ended December 31, 1997 have been derived from the Company's audited consolidated financial statements. All other historical financial data have been derived from unaudited consolidated financial statements of the Company.

                                       GULFPORT
                              --------------------------

                              SIX MONTHS      JULY 11,
                                 ENDED        1997 TO
                               JUNE 30,     DECEMBER 31,
                                 1998           1997
                              -----------   ------------
                              (UNAUDITED)
                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Oil and gas sales...........   $  6,722       $ 9,756
                               --------       -------
Operating expenses..........     26,590(1)     11,478
                               --------       -------
Net income (loss) from
 operations.................    (19,868)       (1,713)
                               --------       -------
Interest expense............        758           727
Reorganization costs........         --            --
Net income (loss) before
 income taxes and
 extraordinary item.........    (20,280)       (1,713)
Extraordinary item..........         --            --
Net income (loss) before
 dividends on preferred
 stock......................    (20,280)       (1,713)
Dividends on preferred
 stock(4)...................         --            --
Net income (loss)
 attributable to common
 stock......................    (20,280)       (1,713)
Earnings (loss) per common
 and common equivalent
 share(5)...................      (0.92)        (0.08)
Average common and common
 equivalent shares
 outstanding................     22,076        22,076
Capital expenditures........   $    805       $ 5,644

                                                                 OLD WRT
                              -----------------------------------------------------------------------------
                              SIX MONTHS
                               TEN DAYS    SIX MONTHS
                                ENDED        ENDED                    YEAR ENDED DECEMBER 31,
                               JULY 10,     JUNE 30,    ---------------------------------------------------
                                 1997         1997        1996         1995          1994          1993
                              ----------   ----------   --------    -----------   -----------   -----------
                                                                    (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                              (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS DATA
Oil and gas sales...........   $10,138      $ 5,381     $ 24,019     $  24,655      $11,034       $ 4,657
                               -------      -------     --------     ---------      -------       -------
Operating expenses..........    11,002        4,605       40,855(2)    139,497(3)    10,126         5,841
                               -------      -------     --------     ---------      -------       -------
Net income (loss) from
 operations.................      (864)         776      (16,836)     (114,842)         908        (1,184)
                               -------      -------     --------     ---------      -------       -------
Interest expense............     1,106          615        5,562        13,759           19           447
Reorganization costs........     7,771        1,026        7,345            --           --            --
Net income (loss) before
 income taxes and
 extraordinary item.........    (9,615)        (815)     (29,387)     (128,175)       4,266        (1,322)
Extraordinary item..........    88,723           --           --            --           --            --
Net income (loss) before
 dividends on preferred
 stock......................    79,108         (815)     (29,387)     (128,175)       4,230        (1,322)
Dividends on preferred
 stock(4)...................    (1,510)        (712)      (2,846)       (2,846)      (2,846)         (591)
Net income (loss)
 attributable to common
 stock......................    77,598       (1,527)     (32,233)     (131,021)       1,384        (1,913)
Earnings (loss) per common
 and common equivalent
 share(5)...................       N/A          N/A          N/A           N/A          N/A           N/A
Average common and common
 equivalent shares
 outstanding................     9,539        9,539        9,539         9,466        7,792         4,154
Capital expenditures........   $ 2,562      $   250     $  4,823     $ 116,730      $40,087       $14,325

                                                       GULFPORT
                                                -----------------------

                                                JUNE 30,   DECEMBER 31,
                                                  1998         1997
                                                --------   ------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA
Working capital (deficit).....................  $(4,949)     $  (719)
Property, plant and equipment, net............   62,341       81,501
Total assets..................................   72,191       92,346
Total long-term debt..........................   10,660       13,528
Shareholders' equity (deficit)................   50,000       70,280

                                                                       OLD WRT
                                                -----------------------------------------------------
                                                                          DECEMBER 31,
                                                JULY 10,    -----------------------------------------
                                                  1997        1996        1995       1994      1993
                                                ---------   ---------   ---------   -------   -------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA
Working capital (deficit).....................  $(148,231)  $(148,932)  $(131,601)  $ 6,301   $24,270
Property, plant and equipment, net............     55,698      56,899      63,913    59,042    18,586
Total assets..................................     67,706      68,076      79,247    81,857    48,233
Total long-term debt..........................         --          --          --     6,260       205
Shareholders' equity (deficit)................    (91,366)    (90,551)    (61,869)   63,538    43,394

---------------


(1) Operating expense for the six months ended June 30, 1998 include a non-cash charge of $16,200,000 related to a ceiling test write-down. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(2) Operating expenses for 1996 include a non-cash charge of $3,900,000 related to impairment of long-lived assets pursuant to SFAS No. 121, non-cash charges of $5,600,000 related to a minimum production guarantee obligation, and a $5,200,000 provision for doubtful accounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(3) Operating expenses for 1995 include a non-cash charge of $103,000,000 related to impairment of long-lived assets pursuant to SFAS No. 121, non-cash charges of $3,600,000 related to a minimum production guarantee obligation, a $2,000,000 provision for doubtful accounts, and a $1,400,000 charge related to restructuring costs incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."


(4) Reflects accrued but undeclared dividends during 1996 and during the six months and ten days ended July 10, 1997.

(5) Earnings per share data not comparable to the Reorganization Case.

                                  RISK FACTORS


     In addition to the other information contained in this Prospectus, the following factors should be considered carefully in evaluating an investment in the Common Stock offered hereby.


FAILURE TO RAISE $7.5 MILLION BY NOVEMBER 30, 1998 IS AN EVENT OF DEFAULT UNDER THE AMENDED CREDIT FACILITY AND MAY RESULT IN BANKRUPTCY FILING


     The ability of the Company to satisfy its capital requirements and implement its business strategy is dependent upon the success of the Rights Offering. The Rights are non-transferable and the Company is not a party to any standby commitment or other agreement pursuant to which Eligible Stockholders have agreed to exercise any minimum number of Rights. The Company believes that it will need to raise at least $7.5 million, including any amounts forgiven by the Affiliated Eligible Stockholders as payment of their Subscription Price, to pay outstanding obligations and meet its immediate and near-term needs. Further, the failure of the Company to raise at least $7.5 million through the Rights Offering or a private placement of Common Stock on or before November 30, 1998 is an event of default under the Amended Credit Agreement. If such funds are not raised, the Company believes that it will be forced to seek protection from its creditors under applicable bankruptcy laws. In such an event, the Company believes that holders of the Common Stock may lose their entire investment in the Company. The Company currently has no financing plan to raise such capital other than the Rights Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Liquidity and Capital Resources."


RISKS ARISING FROM BANKRUPTCY REORGANIZATION; RECENT OPERATING LOSSES; GOING CONCERN QUALIFICATION

     During 1995 and 1996, Old WRT operated at a loss and filed for protection under Chapter 11 of the Bankruptcy Code on February 14, 1996. On April 28, 1997, the Plan was approved by the Bankruptcy Court. The Plan became effective on July 11, 1997. Since the Effective Date, the Company has been hampered by limited financial resources to meet its operating needs and experienced net losses of $1.7 million for the period July 11, 1997 to December 31, 1997 and $20.3 million (which included a non-cash charge of $16.0 million due to a ceiling test write-down) for the six months ended June 30, 1998. The Company anticipates that it will continue to incur significant losses. Further, in the event the Company experiences losses from continuing operations in the future, the Company anticipates that such losses could result in a stockholders' deficit.

     The independent auditor's report on the financial statements of the Company is modified and it states that there are conditions which raise substantial doubt about the ability of the Company to continue as a going concern. Specifically, the auditor's report states that revenues from the Company's producing properties will not be sufficient to finance the estimated future capital expenditures necessary to fully develop the existing proved reserves, nor recover the carrying value of the Company's oil and natural gas properties. The financial statements do not include any adjustments that might result from this uncertainty. The financial statements included in this Prospectus have been prepared assuming the Company will continue as a going concern. See "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business -- Events Leading to the Reorganization Case" and Note 2 to the Consolidated Financial Statements. As of January 1, 1998, on a Boe basis approximately 28.5% of the Company's proved reserves were producing and 71.5% were nonproducing.

IMPAIRMENT OF ASSET VALUE

     The Company uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the units-of-production method based on the ratio of current production to total proved oil and gas reserves. To the extent that such capitalized costs, net of depletion and amortization, exceed the present value of estimated future net revenues, discounted at 10%, from proved oil and gas reserves, after income tax effects, such excess costs are charged to operations. Once incurred, a write down of oil and gas properties is not reversible at a later date, even if oil or gas prices increase. As the result of a ceiling test performed at June 30, 1998, the Company was required to write down the value of its oil and gas properties by $16.0 million.

RISKS ARISING FROM LACK OF COMPARABLE OPERATING HISTORY

     As a result of Old WRT's Chapter 11 reorganization and the adoption of fresh-start accounting, certain components of the Company's results of operations for the year ended December 31, 1997 are not comparable to prior periods. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

RISKS ARISING FROM VOLATILITY OF OIL AND GAS PRICES AND MARKETABILITY OF PRODUCTION

     The Company's revenues, profitability and future rate of growth are substantially dependent upon prevailing prices for oil and gas. Oil and gas prices have been extremely volatile in recent years and are likely to continue to be volatile in the future. During the year ended October 1, 1998, oil and gas prices have fallen from approximately $21.05 per barrel and $3.12 per Mcf to $15.43 and $2.41, respectively. Such prices are affected by many factors outside the control of the Company. These external factors and the volatile nature of the energy markets make it difficult to estimate future prices of oil and gas. Any substantial decline in the price of oil and gas will likely have a material adverse effect on the Company's operations, financial condition and level of expenditures for the development of its oil and gas reserves, and may result in additional writedowns of the Company's investments due to ceiling test limitations. The marketability of the Company's production depends in part upon the availability, proximity and capacity of gathering systems, pipelines and processing facilities. Federal and state regulation of oil and gas production and transportation, general economic conditions, tax and energy policies, changes in supply and changes in demand all could adversely affect the Company's ability to produce and market its oil and gas. If market factors were to change dramatically, the financial impact on the Company could be substantial. The availability of markets and the volatility of product prices are beyond the control of the Company and thus represent a significant risk. See
"Business -- Regulation" and "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In accordance with customary industry practice, the Company relies on independent third party service providers to provide most of the services necessary to drill new wells, including drilling rigs and related equipment and services, horizontal drilling equipment and services, trucking services, tubulars, fracing and completion services and production equipment. The industry has experienced significant price increases for these services during the last year and this trend is expected to continue into the future. These cost increases could in the future significantly increase the Company's development costs and decrease the return possible from drilling and development activities, and possibly render the development of certain proved undeveloped reserves uneconomical.

DEPENDENCE ON ACQUIRING OR FUNDING ADDITIONAL RESERVES

     The Company's future success depends upon its ability to find, develop or acquire additional oil and gas reserves that are economically recoverable. The proved reserves of the Company will generally decline as reserves are depleted, except to the extent that the Company conducts successful exploration or development activities or acquires properties containing proved reserves, or both. To increase reserves and production, the Company must commence exploratory drilling, undertake other replacement activities or utilize third parties to accomplish these activities. There can be no assurance, however, that the Company will have sufficient resources to undertake these actions, that the Company's exploratory projects or other replacement activities will result in significant additional reserves or that the Company will have success drilling productive wells at low finding and development costs. Furthermore, although the Company's revenues may increase if prevailing oil and gas prices increase significantly, the Company's finding costs for additional reserves could also increase. For a discussion of the Company's reserves, see
"Business -- Reserves."

UNCERTAINTY OF ESTIMATES OF OIL AND GAS RESERVES

     There are numerous uncertainties inherent in estimating quantities of proved reserves and in projecting future rates of production and timing of expenditures, including many factors beyond the control of the Company. The reserve information set forth in this Prospectus represents only estimates based on reports prepared by Netherland, Sewell & Associates, Inc., as of January 1, 1998. Petroleum engineering is not an exact science. Information relating to the Company's proved oil and gas reserves is based upon engineering estimates. Estimates of economically recoverable oil and gas reserves and of future net cash flows necessarily depend upon a number of variable factors and assumptions, such as historical production from the area compared with production from other producing areas, the assumed effects of regulations by governmental agencies and assumptions concerning future oil and gas prices, future operating costs, severance and excise taxes, capital expenditures and workover and remedial costs, all of which may in fact vary considerably from actual results. For these reasons, estimates of the economically recoverable quantities of oil and gas attributable to any particular group of properties, classifications of such reserves based on risk of recovery and estimates of the future net cash flows expected therefrom prepared by different engineers or by the same engineers at different times may vary substantially. Actual production, revenues and expenditures with respect to the Company's reserves will likely vary from estimates, and such variances may be material. See "Business -- Reserves."

OPERATING HAZARDS AND UNINSURED RISKS

     The Company's operations are subject to all of the hazards and operating risks inherent in drilling for and production of oil and gas, including the risk of fire, explosions, blow-outs, pipe failure, abnormally pressured formations and environmental hazards such as oil spills, gas leaks, ruptures or discharges of toxic gases. The occurrence of any of these events could result in substantial losses to the Company due to injury or loss of life, severe damage to or destruction of property, natural resources and equipment, pollution or other environmental damage, clean-up responsibilities, regulatory investigation and penalties and suspension of operations. In accordance with customary industry practice, the Company maintains insurance against some, but not all, of these risks. There can be no assurance that any insurance will be adequate to cover any losses or liabilities. The Company cannot predict the continued availability of insurance, or its availability at premium levels that justify its purchase. In addition, the Company may be liable for environmental damage caused by previous owners of properties purchased by the Company, which liabilities would not be covered by insurance. See "Business -- Operational Hazards and Insurance."

RISKS ARISING FROM GOVERNMENTAL REGULATION

     The Company's oil and gas operations are subject to various federal, state and local governmental regulations which may be changed from time to time in response to economic and political conditions. Matters subject to regulation include discharge permits for drilling operations, drilling bonds, reports concerning operations, the spacing of wells, unitization and pooling of properties and taxation. From time to time, regulatory agencies have imposed price controls and limitations on production by restricting the rate of flow of oil and gas wells below actual production capacity to conserve supplies of oil and gas. In addition, the production, handling, storage, transportation and disposal of oil and gas, by-products thereof and other substances and materials produced or used in connection with oil and gas operations are subject to regulation under federal, state and local laws and regulations primarily relating to protection of human health and the environment. These laws and regulations have continually imposed increasingly strict requirements for water and air pollution control and solid waste management. Significant expenditures may be required to comply with governmental laws and regulations applicable to the Company. The Company believes the trend of more expansive and stricter environmental legislation and regulations will continue. See
"Business -- Regulation."

COMPETITION

     The Company operates in a highly competitive environment. The Company competes with major and independent oil and gas companies, many of whom have financial and other resources substantially in excess of those available to the Company. These competitors may be better positioned to take advantage of industry opportunities and to withstand changes affecting the industry, such as fluctuations in oil and gas prices and production, the availability of alternative energy sources and the application of government regulation. See "Business -- Competition and Markets."

CONTROL OF COMPANY BY OFFICERS AND DIRECTORS

     As of the date of this Prospectus, the Company's executive officers and directors, in the aggregate, beneficially own approximately 48% of the outstanding Common Stock. As a result, these stockholders, acting together, are, and after completion of the Rights Offering, depending upon the exercise of Rights by Eligible Stockholders, will continue to be able to influence significantly and possibly control most matters requiring approval by the stockholders of the Company, including the election of directors. Such a concentration of ownership may have the effect of delaying or preventing a change in control of the Company, including transactions in which stockholders might otherwise receive a premium for their shares over then current market prices. See "Management," "Principal Stockholders" and "Description of Securities."

PREFERRED STOCK; POSSIBLE ANTI-TAKEOVER EFFECTS

     The Company is authorized to issue up to 1,000,000 shares of preferred stock, par value $.01 per share (the "Preferred Stock"), of which no shares are outstanding as of the date hereof. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and, subject to certain limitations of the Company's Certificate of Incorporation and the Delaware General Corporation Law (the "DGCL"), the Board of Directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series Preferred Stock.

     No Preferred Stock is currently outstanding, and the Company has no present plans for the issuance of any Preferred Stock. However, the issuance of any such Preferred Stock could materially adversely affect the rights of holders of Common Stock and, therefore, could reduce the value of the Common Stock. In addition, specific rights granted to future holders of Preferred Stock could be used to restrict the Company's ability to merge with, or sell its assets to, a third party. The ability of the Board of Directors to issue Preferred Stock could discourage, delay or prevent a takeover of the Company, thereby preserving control of the Company by the current stockholders. See "Description of Securities."

LACK OF LIQUIDITY FOR COMMON STOCK

     The common stock of Old WRT was delisted from the Nasdaq National Market effective February 29, 1996 due to Old WRT's failure to meet certain criteria for continued quotation. The Common Stock is quoted in the "pink sheets" published by the National Quotation Bureau and is traded in the over-the-counter market on the OTC Bulletin Board. See "Price Range of Common Stock and Dividend Policy." The Rights are non-transferable.

DETERMINATION OF SUBSCRIPTION PRICE

     The Subscription Price for each Share to be issued pursuant to the Rights Offering will be $0.05. The Subscription Price was determined by the Company. In determining the Subscription Price, consideration was given to such factors as the current market price of the Common Stock, the availability of financing alternatives and the level and volatility of commodity prices. The Subscription Price should not be considered an indication of the actual value of the Company or the Common Stock. There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of the Common Stock upon exercise of Rights, a subscribing Rights holder will be able to sell Shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.

NON-PARTICIPANTS IN THE OFFERING WILL SUFFER SUBSTANTIAL DILUTION

     To the extent an Eligible Stockholder does not exercise its Rights in full, such Eligible Stockholder's voting power and percentage equity interest in the Company, including its percentage interest in any future earnings, would suffer substantial dilution.

LACK OF DIVIDENDS

     The Company has paid no cash dividends on the Common Stock, and there is no assurance that the Company will achieve sufficient earnings to pay cash dividends on its Common Stock in the future. The Company intends to retain any earnings to fund its operations. Therefore, the Company does not anticipate paying any cash dividends on the Common Stock in the foreseeable future. Further, the Amended Credit Agreement restricts the Company from declaring or paying any dividends on any class of its capital stock so long as the Amended Credit Agreement is outstanding. See "Price Range of Common Stock and Dividend Policy -- Dividend Policy."

IRREVOCABILITY OF SUBSCRIPTIONS

     The election to exercise Rights is irrevocable. Until certificates representing the Shares are delivered, subscribing Rights holders may not be able to sell such Shares. Certificates representing Shares purchased in the Rights Offering will be delivered by mail as soon as practicable following the Expiration Date. No interest will be paid to Rights holders on funds delivered to the Subscription Agent pursuant to the exercise of Rights pending delivery of such certificates and return of any excess funds not applied to the purchase of Shares.


MATERIAL FEDERAL INCOME TAX CONSIDERATIONS



     Holders of Common Stock should recognize no income or gain for federal income tax purposes upon the receipt, exercise or lapse of the Rights. Nevertheless, the federal income tax treatment of the distribution of Rights to holders of Common Stock and any subsequent exercise or lapse of such Rights is subject to some uncertainty. In addition, purchasers of Common Stock should consider the federal income tax implications arising from the payment of dividends on or the sale of shares of Common Stock. See "Material Federal Income Tax Considerations" for a more detailed discussion of the material federal income tax consequences resulting from the purchase, ownership and disposition of Rights and shares of Common Stock.


CHANGE OF CONTROL COULD LIMIT THE COMPANY'S USE OF NET OPERATING LOSSES


     As of the date of the Offering, the Company has accrued certain net operating losses ("NOLs"). The Company believes that the distribution and exercise of Rights received in the Rights Offering will not result in an ownership change within the meaning of Section 382 of the Internal Revenue Code of 1986. However, transfers of the Company's stock in the future could result in such an ownership change. In such a case, the ability of the Company to use its NOLs accrued through the ownership change date would be limited. In general, the amount of NOL the Company could use for any tax year after the date of the ownership change would be limited to the value of the stock of the Company (as of the ownership change date) multiplied by the long-term tax-exempt rate.


DEPENDENCE ON MANAGEMENT SERVICES PROVIDED BY DLB EQUITIES, LLC

     The Company depends upon management services provided solely by DLB Equities, LLC pursuant to the Administrative Services Agreement to implement the Company's business strategy and manage its operations. DLB Equities, LLC is owned equally by Mike Liddell, the Chairman of the Board and Chief Executive Officer of the Company, and Mark Liddell, the President of the Company. Although the Administrative Services Agreement has a primary term expiring on April 28, 1999, thereafter it may be terminated on 60 days' written notice by either party. After the expiration of the primary term, there can be no assurance that DLB Equities, LLC will continue to provide management services to the Company pursuant to the Administrative Services Agreement or otherwise. Furthermore, the Administrative Services Agreement does not guarantee the Company access to any of the executive officers listed under "Management" or any of the operating personnel currently responsible for conducting the Company's operations. In addition, there will be competition between the Company, on the one hand, and DLB Equities, LLC and its affiliates, on the other hand, for the time and effort of employees of DLB Equities, LLC who provide services to the Company. If the Company were deprived of access to certain key members of its management team, or other personnel or lost access to such services altogether, the Company's results of operations could be materially adversely affected. See "Certain Transactions -- Administrative Services Agreement."


USE OF PROCEEDS TO SATISFY OBLIGATIONS OWED TO AFFILIATES



     Certain Eligible Stockholders, which own in the aggregate 10,677,894 shares of Common Stock and will receive Rights to purchase an aggregate of 96,737,579 Shares, are affiliates of Charles Davidson, a Director of the Company, Mike Liddell, the Company's Chairman of the Board and Chief Executive Officer, or Mark Liddell, the Company's President (the "Affiliated Eligible Stockholders"). As of October 1, 1998, the Company owed (i) the Affiliated Eligible Stockholders an aggregate of $3.0 million as the lenders under the Stockholder Credit Facility and (ii) three of the Affiliated Eligible Stockholders approximately $1.6 million as the holders of a receivable arising from services provided to the Company under the Administrative Services Agreement. The Subscription Price for the Shares and Excess Shares, if any, purchased by these stockholders will be paid through the forgiveness of an equal amount owed to them by the Company and any outstanding amounts will be repaid to such stockholders in cash out of the proceeds of the Rights Offering to the extent such funds are available. If such funds are not sufficient, any outstanding amounts will be repaid from other funds as they become available. See "Use of Proceeds" and "Certain Transactions."


YEAR 2000 COMPLIANCE

     The Company has and will continue to make certain investments in software systems and applications to ensure it is year 2000 compliant. The financial impact to the Company to ensure year 2000 compliance has not been and is not anticipated to be material to its financial position or results of operations. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

                DISCLOSURE REGARDING FORWARD-LOOKING STATEMENTS

     This Prospectus includes "forward-looking statements" within the meaning of
Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"). All statements, other than statements of historical facts, included in this Prospectus that address activities, events or developments that the Company expects or anticipates will or may occur in the future, including such things as estimated future net revenues from oil and gas reserves and the present value thereof, future capital expenditures (including the amount and nature thereof), business strategy and measures to implement strategy, competitive strengths, goals, expansion and growth of the Company's business and operations, plans, references to future success, references to intentions as to future matters and other such matters are forward-looking statements. These statements are based on certain assumptions and analyses made by the Company in light of its experience and its perception of historical trends, current conditions and expected future developments as well as other factors it believes are appropriate in the circumstances. However, whether actual results and developments will conform with the Company's expectations and predictions is subject to a number of risks and uncertainties; general economic, market or business conditions; the opportunities (or lack thereof) that may be presented to and pursued by the Company; competitive actions by other oil and gas companies; changes in laws or regulations; and other factors, many of which are beyond the control of the Company. Consequently, all of the forward-looking statements made in this Prospectus are qualified by these cautionary statements and there can be no assurance that the actual results or developments anticipated by the Company will be realized, or even if realized, that they will have the expected consequences to or effects on the Company or its business or operations.

                                USE OF PROCEEDS


     There is no minimum number of Shares that must be subscribed for in the Rights Offering for it to be completed. Accordingly, proceeds to the Company from the Rights Offering will range from zero, assuming that no Shares are purchased, to approximately $10.0 million, assuming that all of the Shares are purchased, in each case prior to deducting expenses of the Rights Offering which are currently estimated to be $150,000. The net proceeds, if any, from the Rights Offering will be used by the Company to pay outstanding obligations consisting primarily of overdue trade payables and to meet the Company's immediate and near-term capital requirements, and may include payments on obligations owed by the Company to Affiliated Eligible Stockholders arising from a $3.0 million revolving credit facility (the "Stockholder Credit Facility") and an Administrative Services Agreement, dated as of July 10, 1997, by and between the Company and DLB (the "Administrative Services Agreement"). As of October 7, 1998, the Company owed (i) the Affiliated Eligible Stockholders an aggregate of $3.0 million as the lenders under the Stockholder Credit Facility and (ii) three of the Affiliated Eligible Stockholders approximately $1.6 million as the holders of a receivable arising from services provided to the Company under the Administrative Services Agreement. Borrowings under the Stockholder Credit Facility, of which $2.0 million was used to repay outstanding indebtedness under the Amended Credit Agreement and the balance was used for working capital and general corporate purposes, bear interest at LIBOR plus 3% (8.69% at October 7, 1998) and are due on August 17, 1999. The Subscription Price for the Shares and Excess Shares, if any, purchased by Affiliated Eligible Stockholders will be paid through the forgiveness of an equal amount owed to them by the Company and any outstanding amounts will be repaid to such stockholders in cash out of the proceeds of the Rights Offering or other available funds. At a Subscription Price of $0.05 per Share, the Affiliated Eligible Stockholders could purchase approximately 96 million Shares through the forgiveness of all such amounts.



     The ability of the Company to satisfy its capital requirements and implement its business strategy is dependent upon the success of the Rights Offering. The Rights are non-transferable and the Company is not a party to any standby commitment or other agreement pursuant to which Eligible Stockholders have agreed to exercise any minimum number of Rights. The Company believes that it will need to raise at least $7.5 million from the Rights Offering, including any amounts forgiven by the Affiliated Eligible Stockholders as payment of their Subscription Price. At that level, assuming that the full $4.6 million owed to the Affiliated Eligible Stockholders is forgiven as payment of the Subscription Price for Shares, the Company would receive gross cash proceeds of $2.9 million. Of this amount, approximately $1.5 million would first be used to pay outstanding obligations consisting primarily of overdue trade payables. The balance of any cash proceeds from the Rights Offering would be used to meet the Company's immediate and near-term capital requirements consisting primarily of operating and general and administrative expenses and, to the extent possible, relatively low risk projects, such as workovers and recompletions, intended to generate positive cash flow. If the Affiliated Eligible Stockholders do not forgive the full amount owed to them by the Company in exercise of the Subscription Price, the balance of any cash proceeds may also be used to repay amounts owed to Affiliated Eligible Stockholders. At the $7.5 million level, the Company believes that the balance of the cash proceeds from the Rights Offering, together with cash flow from operations, will be sufficient to meet the Company's capital requirements until the Company's recent farmouts start generating sufficient cash flow. There can be no assurance, however, that such funds will be sufficient to meet the Company's needs.


     The failure of the Company to raise at least $7.5 million through the Rights Offering or a private placement of Common Stock on or before November 30, 1998 is an event of default under the Amended Credit Agreement. If such funds are not raised, the Company believes that it will be forced to seek protection from its creditors under applicable bankruptcy laws. In such an event, the Company believes that holders of the Common Stock may lose their entire investment in the Company. The Company currently has no financing plan to raise such capital other than the Rights Offering. See "Management's Discussion and Analysis of Financial Condition and Results of Operations" and "Certain Transactions."

                                 CAPITALIZATION

     The following table sets forth the capitalization of the Company as of June 30, 1998, and as adjusted to reflect the sale of all 200,000,000 Shares offered by the Company in the Rights Offering. This table should be read in conjunction with the Company's consolidated financial statements and notes thereto that appear elsewhere in this Prospectus.


                                                                 AS OF JUNE 30, 1998
                                                              -------------------------
                                                              HISTORICAL    AS ADJUSTED
                                                              ----------    -----------
                                                                   (IN THOUSANDS)
Current maturities of long-term debt(1).....................   $  3,014      $  1,014
                                                               ========      ========
Long-term debt(2)...........................................   $ 10,424      $ 10,424
Other long-term liabilities.................................        236           236
                                                               --------      --------
          Total long-term liabilities.......................     10,660        10,660
Stockholders' equity:
  Preferred Stock, $.01 par value, authorized -- 1,000,000
     shares; none issued....................................         --            --
  Common Stock, $.01 par value, authorized -- 50,000,000
     shares; 22,076,315 shares issued and outstanding;
     222,076,315 issued and outstanding as adjusted.........   $    221      $  2,221
  Additional paid-in capital................................     71,772        79,622
  Accumulated deficit.......................................    (21,993)      (21,993)
                                                               --------      --------
          Total stockholders' equity........................     50,000        59,850
                                                               --------      --------
          Total capitalization..............................   $ 63,674      $ 71,524
                                                               ========      ========


---------------

(1) At June 30, 1998, current maturities of long-term debt included $3.0 million owed under the Credit Agreement. In connection with the execution of the Amended Credit Agreement, the Company repaid $2.0 million of this amount with borrowings made under the Stockholder Credit Facility. See "Use of Proceeds."

(2) For a description of the long-term debt, see "Management's Discussion and Analysis of Financial Condition and Results of Operations" and Note 9 to the Company's consolidated financial statements included elsewhere in this Prospectus.

                PRICE RANGE OF COMMON STOCK AND DIVIDEND POLICY

     Since the Effective Date, the Common Stock has been included for quotation on the OTC Bulletin Board under the trading symbol "WRTE" (through March 30,
1998) and "GPOR" thereafter. The following table sets forth the high and low sales prices for the Common Stock in each quarter commencing with the Effective
Date:

               YEAR ENDED DECEMBER 31, 1997                      LOW           HIGH
               ----------------------------                      ---           ----
Third Quarter (commencing July 11, 1997)...................  No activity    No activity
Fourth Quarter.............................................     $3.75          $5.00


               YEAR ENDING DECEMBER 31, 1998
               -----------------------------
First Quarter..............................................     $3.36          $4.63
Second Quarter.............................................     $1.12          $3.38
Third Quarter..............................................     $0.20          $1.50
Fourth Quarter (through October 28, 1998)..................     $0.07          $0.21


     Prior to February 29, 1996, Old WRT's common stock was quoted on the Nasdaq National Market under the symbol "WRTE." During the period January 1, 1996 through February 29, 1996, the high and low sales prices reported on the Nasdaq National Market were $1.19 and $0.25, respectively. Effective February 29, 1996, Old WRT's common stock was delisted from the Nasdaq National Market.

HOLDERS OF RECORD

     At the close of business on October 6, 1998, there were 22,076,315 shares of Common Stock outstanding held by 319 stockholders of record.

DIVIDEND POLICY

     The Company has never paid dividends on the Common Stock. The Company currently intends to retain all earnings to fund its operations. Therefore, the Company does not intend to pay any cash dividends on the Common Stock in the foreseeable future. Further, the Amended Credit Agreement restricts the Company from declaring or paying any dividends on any class of its capital stock so long as the Amended Credit Agreement is outstanding.

                              THE RIGHTS OFFERING

THE RIGHTS


     The Company is distributing non-transferable Rights to the record holders of its outstanding Common Stock as of the Record Date, at no cost to such record holders. The Company will distribute one Right for each 0.11038 share of Common Stock held on the Record Date. Each Right will entitle an Eligible Stockholder to subscribe to purchase one share of Common Stock at the Subscription Price.


     No fractional Rights or cash in lieu thereof will be issued or paid, and the number of Rights distributed to each holder of Common Stock will be rounded up to the nearest whole number of Rights. Because the number of Rights distributed to each record holder will be rounded up to the nearest whole number, beneficial owners of Common Stock who are also the record holders of such shares may receive more Rights than beneficial owners of Common Stock who are not the record holders of their shares.

SUBSCRIPTION PRIVILEGES

     Basic Subscription Privilege. Each Right will entitle the holder thereof to receive, upon payment of the Subscription Price, one Share. Certificates representing Shares purchased pursuant to the Basic Subscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date, irrespective of whether the Subscription Privilege is exercised immediately prior to the Expiration Date or earlier.

     Oversubscription Privilege. Subject to the allocation described below, each Right also carries the right to subscribe at the Subscription Price for Excess Shares. Only Eligible Stockholders who exercise their Basic Subscription Privilege in full will be entitled to exercise the Oversubscription Privilege.


     If the Excess Shares are not sufficient to satisfy all subscriptions pursuant to the Oversubscription Privilege, the Excess Shares will be allocated pro rata (subject to the elimination of fractional shares) among those Rights holders exercising the Oversubscription Privilege, in proportion, not to the number of Shares requested pursuant to the Oversubscription Privilege, but to the number of Shares each beneficial holder subscribed for pursuant to the Basic Subscription Privilege; provided, however, that if such pro rata allocation results in any Rights holder being allocated a greater number of Excess Shares than such holder subscribed for pursuant to the exercise of such holder's Oversubscription Privilege, then such holder will be allocated only such number of Excess Shares as such holder subscribed for and the remaining Excess Shares will be allocated among all other holders exercising the Oversubscription Privilege. Certificates representing Excess Shares purchased pursuant to the Oversubscription Privilege will be delivered to subscribers as soon as practicable after the Expiration Date and after all prorations and adjustments by the terms of the Rights Offering have been effected.


     Banks, brokers and other nominee holders of Rights who exercise the Basic Subscription Privilege and the Oversubscription Privilege on behalf of beneficial owners of Rights will be required to certify to the Subscription Agent and the Company, in connection with the exercise of the Oversubscription Privilege, as to the aggregate number of Rights that have been exercised and the number of shares of Common Stock that are being subscribed for pursuant to the Oversubscription Privilege by each beneficial owner of Rights on whose behalf such nominee holder is acting.

EXPIRATION DATE


     The Rights will expire at 5:00 p.m., New York City time, on November 20, 1998, unless extended by the Company. After the Expiration Date, unexercised Rights will be void and no longer exercisable by the holder. The Company will not be obligated to honor any purported exercise of Rights received by the Subscription Agent after the Expiration Date, regardless of when the documents relating to such exercise were sent, except pursuant to the Guaranteed Delivery Procedures described below.

DETERMINATION OF SUBSCRIPTION PRICE


     The Subscription Price for a Share to be issued pursuant to the Rights will be $0.05. The Subscription Price was determined by the Company. In determining the Subscription Price, consideration was given to such factors as the current market price of the Common Stock, the availability of financing alternatives and the level and volatility of commodity prices. The Subscription Price should not be considered an indication of the actual value of the Company or the Common Stock. There can be no assurance that the market price of the Common Stock will not decline during the subscription period or that, following the issuance of Shares upon exercise of Rights, a subscribing Rights holder will be able to sell Shares purchased in the Rights Offering at a price equal to or greater than the Subscription Price.


EXERCISE OF RIGHTS


     Rights may be exercised by delivery to the Subscription Agent, on or prior to the Expiration Date, of the properly completed and duly executed subscription forms (together with any required signature guarantees), accompanied by payment in full of the Subscription Price for each Share subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege. Such payment in full must be made by (i) check or bank draft drawn upon a United States bank or postal, telegraphic or express money order payable to American Stock Transfer & Trust Company, as Subscription Agent"; or (ii) wire transfer of funds to the account maintained by the Subscription Agent for such purpose at American Stock Transfer & Trust Company. Payment of the Subscription Price will be deemed to have been received by the Subscription Agent only upon (a) clearance of any uncertified check, (b) receipt by the Subscription Agent of good funds from payment of any (i) certified check, cashier's check or bank draft drawn upon a U.S. bank, (ii) check made payable by a member of a national securities exchange or a member of the NASD or (iii) any postal, telegraphic or express money order or (c) receipt of good funds in the Subscription Agent's account designated above. PLEASE NOTE THAT FUNDS PAID BY UNCERTIFIED CHECK MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR. ACCORDINGLY, HOLDERS WHO WISH TO PAY THE SUBSCRIPTION PRICE BY MEANS OF UNCERTIFIED CHECK ARE URGED TO MAKE PAYMENT SUFFICIENTLY IN ADVANCE OF THE EXPIRATION DATE TO ENSURE THAT SUCH PAYMENT IS RECEIVED AND CLEARS BY SUCH DATE, AND ARE URGED TO CONSIDER PAYMENT BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.



     Subscription forms and payment of the Subscription Price should be delivered to the address set forth below under "-- Subscription Agent."


     If a Rights holder wishes to exercise Rights, but time will not permit such holder to cause the Subscription Certificate(s) evidencing such Rights to reach the Subscription Agent on or prior to the Expiration Date, such Rights may nevertheless be exercised if all of the following conditions (the "Guaranteed Delivery Procedures") are met:

          (i) such holder has caused payment in full of the Subscription Price for each Share being subscribed for pursuant to the Basic Subscription Privilege and the Oversubscription Privilege to be received (in the manner set forth above) by the Subscription Agent on or prior to the Expiration Date;

          (ii) the Subscription Agent receives, on or prior to the Expiration Date, a notice of guaranteed delivery (a "Notice of Guaranteed Delivery"), substantially in the form provided with the Instructions distributed with the Subscription Certificates, from a member firm of a registered national securities exchange or a member of the National Association of Securities Dealers, Inc., or a commercial bank or trust company having an office or correspondent in the United States (each, an "Eligible Institution"), stating the name of the exercising Rights holder, the number of Rights held by such exercising holder, the number of shares of Common Stock being subscribed for pursuant to the Basic Subscription Privilege and the number of shares, if any, being subscribed for pursuant to the Oversubscription Privilege, and guaranteeing the delivery to the Subscription Agent of any Subscription Certificate(s) evidencing such Rights within three business days following the date of the Notice of Guaranteed Delivery; and

          (iii) the properly completed and duly executed Subscription Certificate(s), including any required signature guarantees, evidencing the Rights being exercised is received by the Subscription Agent within three business days following the date of the Notice of Guaranteed Delivery relating thereto. The Notice of Guaranteed Delivery may be delivered to the Subscription Agent in the same manner as Subscription Certificates at the address set forth below, or may be transmitted to the Subscription Agent by facsimile transmission (Facsimile No. (718) 921-8355). Additional copies of the form of Notice of Guaranteed Delivery are available upon request from the Subscription Agent.


     Unless a subscription form (i) provides that the Shares to be issued pursuant to the exercise of Rights represented thereby are to be delivered to the record holder of such Rights or (ii) is submitted for the account of an Eligible Institution, signatures on such Subscription Certificate must be guaranteed by an Eligible Institution, subject to the standards and procedures adopted by the Subscription Agent.

     Funds received in payment of the Subscription Price for Excess Shares subscribed for pursuant to the Oversubscription Privilege will be held in a segregated interest bearing account pending issuance of such Excess Shares (which interest will accrue for the benefit of the Company). If an Eligible Stockholder exercising the Oversubscription Privilege is allocated less than all of the Excess Shares that such holder wished to subscribe for pursuant to the Oversubscription Privilege, the excess funds paid by such holder in respect of the Subscription Price for shares not issued will be returned by mail without interest or deduction as soon as practicable after the Expiration Date.

     A holder who holds shares of Common Stock for the account of others, such as a broker, a trustee or a depositary for securities, should notify the respective beneficial owners of such shares as soon as possible to ascertain such beneficial owners' intentions and to obtain instructions with respect to the Rights beneficially owned by them. Beneficial owners of Common Stock or Rights held through such a holder of record should contact the holder and request the holder to effect transaction in accordance with the beneficial owner's instructions.


     If either the number of Rights being exercised is not specified on a subscription form, or the payment delivered is not sufficient to pay the full aggregate Subscription Price for all Shares stated to be subscribed for, the Rights holder will be deemed to have exercised the maximum number of Rights that could be exercised for the amount of the payment delivered by such Rights holder. If the payment delivered by the Rights holder exceeds the aggregate Subscription Price for the number of Rights evidenced by the subscription form(s) delivered by such Rights holder, the payment will be applied, until depleted, to subscribe for Shares in the following order: (i) to subscribe for the number of Shares, if any, indicated on the subscription form(s) pursuant to the Basic Subscription Privilege; (ii) to subscribe for Shares until the Basic Subscription Privilege has been fully exercised with respect to all of the Rights represented by the subscription form(s); and (iii) to subscribe for additional Shares pursuant to the Oversubscription Privilege (subject to any applicable proration). Any excess payment remaining after the foregoing allocation will be returned to the Rights holder as soon as practicable by mail, without interest or deduction.



     THE INSTRUCTIONS ACCOMPANYING THE SUBSCRIPTION FORMS SHOULD BE READ CAREFULLY AND FOLLOWED IN DETAIL. DO NOT SEND SUBSCRIPTION FORMS OR PAYMENT TO THE COMPANY.



     THE METHOD OF DELIVERY OF SUBSCRIPTION FORMS AND PAYMENT OF THE SUBSCRIPTION PRICE TO THE SUBSCRIPTION AGENT WILL BE AT THE ELECTION AND RISK OF THE RIGHTS HOLDERS, BUT IF SENT BY MAIL IT IS RECOMMENDED THAT SUCH CERTIFICATES AND PAYMENTS BE SENT BY REGISTERED MAIL, PROPERLY INSURED, WITH RETURN RECEIPT REQUESTED, AND THAT A SUFFICIENT NUMBER OF DAYS BE ALLOWED TO ENSURE DELIVERY TO THE SUBSCRIPTION AGENT AND CLEARANCE OF PAYMENT PRIOR TO THE EXPIRATION DATE. BECAUSE UNCERTIFIED PERSONAL CHECKS MAY TAKE AT LEAST FIVE BUSINESS DAYS TO CLEAR, RIGHTS HOLDERS ARE STRONGLY URGED TO PAY, OR ARRANGE FOR PAYMENT, BY MEANS OF CERTIFIED OR CASHIER'S CHECK, MONEY ORDER OR WIRE TRANSFER OF FUNDS.


     All questions concerning the timeliness, validity, form and eligibility of any exercise of Rights will be determined by the Company, whose determinations will be final and binding. The Company reserves the absolute right to reject any and all purchases not properly submitted or the acceptance of which would, in the opinion of its counsel, be unlawful. The Company, in its sole discretion, may waive any defect or irregularity, or permit a defect or irregularity to be corrected within such time as it may determine, or reject the purported exercise of any Right by reason of any defect or irregularity in such exercise. Subscriptions will not be deemed to have been received or accepted until all irregularities have been waived or cured within such time as the Company determines in its sole discretion. Neither the Company nor the Subscription Agent will be under any duty to give notification of any defect or irregularity in connection with the submission of Subscription Certificates or incur any liability for failure to give such notification. Rejected exercises and the Subscription Price paid therefor will be returned promptly by the Subscription Agent to the appropriate holders of the Rights.

     The Company further reserves the right to terminate the Rights Offering prior to acceptance of subscriptions by the Company; however, in the absence of a material adverse change in its business, financial condition or results of operations, the Company expects to consummate the Rights Offering.

     Any questions or requests for assistance concerning the method of exercising Rights or requests for additional copies of this Prospectus, the Instructions or the Notice of Guaranteed Delivery should be directed to the Company.

NO REVOCATION


     AFTER A HOLDER OF RIGHTS HAS EXERCISED THE BASIC SUBSCRIPTION PRIVILEGE OR THE OVERSUBSCRIPTION PRIVILEGE, SUCH EXERCISE MAY NOT BE REVOKED BY SUCH RIGHTS HOLDER.


RIGHTS ARE NON-TRANSFERABLE

     Rights may not be transferred in whole or in part.

AMENDMENT AND TERMINATION

     The Board of Directors of the Company, in its sole discretion, may amend the terms and conditions of the Rights Offering or terminate the Rights Offering and revoke the Rights at any time prior to the Expiration Date. In the event of such termination, the Company will return to all Eligible Stockholders who exercised Rights their subscription payments, without interest or deductions, as soon as practicable.

DELIVERY OF STOCK CERTIFICATES


     Stockholders whose shares of Common Stock are held of record by Cede & Co. ("Cede") or by any other depository or nominee on their behalf or on behalf of their broker-dealers will have their Shares acquired pursuant to the Basic Subscription Privilege or Oversubscription Privilege credited to the account of Cede or such other depository or nominee. With respect to all other stockholders, stock certificates for all Shares acquired pursuant to the Basic Subscription Privilege or Oversubscription Privilege will be mailed as soon as practicable after the Expiration Date and after payment for the Shares subscribed for has cleared, which clearance may take up to 15 days from the date of receipt of the payment.


SUBSCRIPTION AGENT

     The Company has appointed American Stock Transfer & Trust Company as Subscription Agent for the Rights Offering. The Subscription Agent's address, which is the address to which the Subscription Certificates and payment of the Subscription Price should be delivered by mail, hand or overnight/express mail carrier, as well as the address to which Notice of Guaranteed Delivery must be delivered, is as follows:

           American Stock Transfer & Trust Company
           6201 15th Avenue
           Brooklyn, NY 11129

     The Subscription Agent's telephone number is (718) 921-8210 and its facsimile number is (718) 921-8355.


     The Company will pay the fees and expenses of the Subscription Agent in connection with the Rights Offering.


DILUTIVE EFFECTS OF RIGHTS OFFERING

     To the extent an Eligible Stockholder does not exercise its Rights in full, such Eligible Stockholder's voting power and percentage equity interest in the Company, including its percentage interest in any future earnings, would suffer substantial dilution.

STATE AND FOREIGN SECURITIES LAWS


     Subscription forms will not be mailed to Rights holders whose addresses are outside the United States or who have APO or FPO addresses, but will be held by the Subscription Agent for such holders' accounts. The Company will not offer, sell or issue any of the Rights or the Shares in any jurisdiction where it is unlawful to do so or whose laws, rules, regulations or orders would require the Company, in its sole discretion, to incur costs, obligations or time delays disproportionate to the net proceeds to be realized by the Company from such offers, sales or issuances. The Rights may not be exercised by any person, and neither this Prospectus nor any Subscription Certificate shall constitute an offer to sell or a solicitation of an offer to purchase any Shares, in any jurisdiction in which such transactions would be unlawful. No action has been taken in any jurisdiction outside the United States to permit offers and sales of the Rights or the Shares. Consequently, the Company may reject subscriptions pursuant to the exercise of Rights by any holder of Rights outside the United States, and the Company may also reject subscriptions from holders in jurisdictions within the United States if it should later determine that it may not lawfully issue shares to such holders, even it could by qualifying the shares for sale or by taking other actions in such jurisdictions, or that the costs, obligations or time delays related thereto are disproportionate to the net proceeds to be realized therefrom. No residents of the State of California may be issued Rights due to certain restrictions imposed by the securities laws of such state.


REGISTRATION AND RESALE OF SHARES

     This Prospectus will not be available for reoffers or resales of the Shares by persons deemed to be "affiliates" of the Company within the meaning of the Securities Act. Such "affiliates" may accomplish reoffers or resales of such securities only pursuant to (i) another appropriate prospectus contained in an effective registration statement under the Securities Act, (ii) an appropriate exemption under the Securities Act, or (iii) Rule 144 of the General Rules and Regulations promulgated under the Securities Act. Further, the directors and officers of the Company and any beneficial owner of more than 10% of the issued and outstanding Common Stock may be liable pursuant to Section 16(b) of the Exchange Act to the Company for certain amounts realized upon the purchase and sale, or sale and purchase, of any shares of Common Stock within any period of less than six months. The persons referred to above should consult counsel for additional information regarding impediments with respect to their purchase and sale of shares of Common Stock.

                       SELECTED HISTORICAL FINANCIAL DATA

     The following selected historical financial data as of and for the years ended December 31, 1996 and 1995, as of and for the six months and ten days ended July 10, 1997, and for the six months ended June 30, 1997 for Old WRT and as of and for the five months and 21 days ended December 31, 1997 and the six months ended June 30, 1998 for Gulfport are derived from the consolidated financial statements of the Company included elsewhere in this Prospectus. The selected financial data at December 31, 1994 and 1993 and for the years then ended have been derived from historical consolidated financial statements of Old WRT. The financial data set forth below should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements of the Company and the notes thereto included elsewhere in this Prospectus. The historical financial data as of December 31, 1996 and 1997 and for the six months and ten days ended July 10, 1997 and the five months and 21 days ended December 31, 1997 have been derived from the Company's audited consolidated financial statements. All other historical financial data have been derived from unaudited consolidated financial statements of the Company.

                                      GULFPORT
                             --------------------------

                             SIX MONTHS      JULY 11,
                                ENDED        1997 TO
                              JUNE 30,     DECEMBER 31,
                                1998           1997
                             -----------   ------------
                             (UNAUDITED)
                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA
Oil and gas sales..........   $  6,722       $ 9,756
                              --------       -------
Operating expenses.........     26,590(1)     11,478
                              --------       -------
Net income (loss) from
 operations................    (19,868)       (1,713)
                              --------       -------
Interest expense...........        758           727
Reorganization costs.......         --            --
Net income (loss) before
 income taxes and
 extraordinary item........    (20,280)       (1,713)
Extraordinary item.........         --            --
Net income (loss) before
 dividends on preferred
 stock.....................    (20,280)       (1,713)
Dividends on preferred
 stock(4)..................         --            --
Net income (loss)
 attributable to common
 stock.....................    (20,280)       (1,713)
Earnings (loss) per common
 and common equivalent
 share(5)..................      (0.92)        (0.08)
Average common and common
 equivalent shares
 outstanding...............     22,076        22,076
Capital expenditures.......   $    805       $ 5,644

                                                                OLD WRT
                             -----------------------------------------------------------------------------
                             SIX MONTHS
                              TEN DAYS    SIX MONTHS
                               ENDED        ENDED                    YEAR ENDED DECEMBER 31,
                              JULY 10,     JUNE 30,    ---------------------------------------------------
                                1997         1997        1996         1995          1994          1993
                             ----------   ----------   --------    -----------   -----------   -----------
                                                                   (UNAUDITED)   (UNAUDITED)   (UNAUDITED)
                                             (IN THOUSANDS, EXCEPT PER SHARE AMOUNTS)
STATEMENT OF OPERATIONS
 DATA
Oil and gas sales..........   $10,138      $ 5,381     $ 24,019     $  24,655      $11,034       $ 4,657
                              -------      -------     --------     ---------      -------       -------
Operating expenses.........    11,002        4,605       40,855(2)    139,497(3)    10,126         5,841
                              -------      -------     --------     ---------      -------       -------
Net income (loss) from
 operations................      (864)         776      (16,836)     (114,842)         908        (1,184)
                              -------      -------     --------     ---------      -------       -------
Interest expense...........     1,106          615        5,562        13,759           19           447
Reorganization costs.......     7,771        1,026        7,345            --           --            --
Net income (loss) before
 income taxes and
 extraordinary item........    (9,615)        (815)     (29,387)     (128,175)       4,266        (1,322)
Extraordinary item.........    88,723           --           --            --           --            --
Net income (loss) before
 dividends on preferred
 stock.....................    79,108         (815)     (29,387)     (128,175)       4,230        (1,322)
Dividends on preferred
 stock(4)..................    (1,510)        (712)      (2,846)       (2,846)      (2,846)         (591)
Net income (loss)
 attributable to common
 stock.....................    77,598       (1,527)     (32,233)     (131,021)       1,384        (1,913)
Earnings (loss) per common
 and common equivalent
 share(5)..................       N/A          N/A          N/A           N/A          N/A           N/A
Average common and common
 equivalent shares
 outstanding...............     9,539        9,539        9,539         9,466        7,792         4,154
Capital expenditures.......   $ 2,562      $   250     $  4,823     $ 116,730      $40,087       $14,325

                                                       GULFPORT
                                                -----------------------

                                                JUNE 30,   DECEMBER 31,
                                                  1998         1997
                                                --------   ------------
                                                    (IN THOUSANDS)
BALANCE SHEET DATA
Working capital (deficit).....................  $(4,949)     $  (719)
Property, plant and equipment, net............   62,341       81,501
Total assets..................................   72,191       92,346
Total long-term debt..........................   10,660       13,528
Shareholders' equity (deficit)................   50,000       70,280

                                                                       OLD WRT
                                                -----------------------------------------------------
                                                                          DECEMBER 31,
                                                JULY 10,    -----------------------------------------
                                                  1997        1996        1995       1994      1993
                                                ---------   ---------   ---------   -------   -------
                                                                   (IN THOUSANDS)
BALANCE SHEET DATA
Working capital (deficit).....................  $(148,231)  $(148,932)  $(131,601)  $ 6,301   $24,270
Property, plant and equipment, net............     55,698      56,899      63,913    59,042    18,586
Total assets..................................     67,706      68,076      79,247    81,857    48,233
Total long-term debt..........................         --          --          --     6,260       205
Shareholders' equity (deficit)................    (91,366)    (90,551)    (61,869)   63,538    43,394

---------------


(1) Operating expense for the six months ended June 30, 1998 include a non-cash charge of $16,200,000 related to a ceiling test write-down. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(2) Operating expenses for 1996 include a non-cash charge of $3,900,000 related to impairment of long-lived assets pursuant to SFAS No. 121, non-cash charges of $5,600,000 related to a minimum production guarantee obligation, and a $5,200,000 provision for doubtful accounts. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(3) Operating expenses for 1995 include a non-cash charge of $103,000,000 related to impairment of long-lived assets pursuant to SFAS No. 121, non-cash charges of $3,600,000 related to a minimum production guarantee obligation, a $2,000,000 provision for doubtful accounts, and a $1,400,000 charge related to restructuring costs incurred. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."



(4) Reflects accrued but undeclared dividends during 1996 and during the six months and ten days ended July 10, 1997.


(5) Earnings per share data not comparable to the Reorganization Case.

                    MANAGEMENT'S DISCUSSION AND ANALYSIS OF
                 FINANCIAL CONDITION AND RESULTS OF OPERATIONS

     As a result of the Reorganization Case and Plan, which was consummated and became effective on July 11, 1997, the Company was required to present its financial statements pursuant to fresh start reporting standards. Accordingly, the financial statements of Gulfport are not comparable to the financial statements of Old WRT. However, in the case of the statement of operations, the Company believes that comments comparing calendar years provide a more meaningful understanding of the Company's operations.

     The following discussion and analysis of the Company's financial condition and results of operations is based in part on and should be read in conjunction with the consolidated financial statements and the notes thereto included elsewhere in this Prospectus.

OVERVIEW

     The Company owns and operates mature oil and gas properties in the Louisiana Gulf Coast. The Company seeks to achieve reserve growth and increase its cash flow by entering into strategic alliances with companies possessing Gulf Coast exploration experience and by undertaking lower risk development projects. The Company was organized under the laws of Delaware in July 1997 and merged with Old WRT on July 11, 1997 upon the consummation of Old WRT's bankruptcy reorganization.

     On February 14, 1996, Old WRT filed a petition with the Bankruptcy Court for protection under Chapter 11 of the Bankruptcy Code. Upon filing of the voluntary petition for relief, Old WRT, as debtor-in-possession, was authorized to operate its business for the benefit of claim holders and interest holders, and continued to do so, without objection or request for appointment of a trustee. All debts of Old WRT as of the Petition Date were stayed by the bankruptcy petition and were subject to compromise pursuant to such proceedings. Old WRT operated its business and managed its assets in the ordinary course as debtor-in-possession, and obtained court approval for transactions outside the ordinary course of business. Based on these actions, all liabilities of the Company outstanding at February 14, 1996 were reclassified to estimated pre-petition liabilities.

     By order dated May 5, 1997, the Bankruptcy Court confirmed the Plan of Old WRT and co-proponents DLB and Wexford Management. The Plan was consummated and became effective on July 11, 1997. On the Effective Date, Old WRT was merged with and into Gulfport. On the Effective Date, Gulfport allocated the actual reorganization value to the entity's assets as defined by Statement of Position Number 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

     The markets for oil and gas have been volatile and are likely to remain so in the future. Prices for oil and gas are subject to wide fluctuations in response to relatively minor changes in the supply and demand for oil and gas, market uncertainty and a variety of additional factors that are beyond the control of the Company. In the future, lower oil and gas prices may reduce (i) the attractiveness or viability of exploration prospects and the amount of oil and gas reserves that may be produced economically, (ii) the Company's cash flow from operations, (iii) the amount available for borrowing under the Company's credit facilities and (iv) the Company's net income and capital expenditures.

     The Company uses the full cost method of accounting for its investment in oil and gas properties. Under the full cost method of accounting, all costs of acquisition, exploration and development of oil and gas reserves are capitalized into a "full cost pool" as incurred, and properties in the pool are depleted and charged to operations using the units-of-production method based on the ratio of current production to total proved oil and gas reserves. To the extent that such capitalized costs, net of depletion and amortization, exceed the present value of estimated future net revenues, discounted at 10%, from proved oil and gas reserves, after income tax effects, such excess costs are charged to operations. Once incurred, a write down of oil and gas properties is not reversible at a later date, even if oil or gas prices increase. As a result of a ceiling test performed at June 30, 1998, the Company was required to write down the value of its oil and gas properties by $16.0 million.

     The discussion in this section includes statements that are not purely historical and are "forward-looking statements" within the meaning of Section 27A of the Securities Act and Section 21E of the Exchange Act, including statements regarding the Company's expectations, hopes, beliefs, intentions and strategies regarding the future. The Company's actual results could differ materially from its expectations discussed herein. Certain important factors that could cause actual results to differ materially from the Company's expectations are disclosed elsewhere in this Prospectus. See "Disclosure Regarding Forward-Looking Statements."

BANKRUPTCY OF OLD WRT

     For a discussion of events related to Old WRT's operations and subsequent filing for protection under Chapter 11 of the Bankruptcy Code, see
"Business -- Events Leading to the Reorganization Case."

ACCOUNTING CHANGES

     Before July 11, 1997, the Company used the successful efforts method for reporting oil and gas operations. Under the successful efforts method, costs of productive wells, development dry holes and productive leases are capitalized and amortized on a unit-of-production basis over the life of the remaining proved reserves as estimated by the Company's independent engineers. Commencing on the Effective Date, the Company converted to the full cost pool method of accounting for its oil and gas operations.

     Due to the restating of property values to comply with fresh start accounting and the conversion from the successful efforts method to the full cost pool method for reporting oil and gas operations on the Effective Date, comparison of depreciation, depletion, and amortization expense for the year ended December 31, 1997 with prior years will not be meaningful.

RESULTS OF OPERATIONS

     Set forth in the table below are the average prices received by the Company and production volumes during the periods indicated.

                                                                                 SIX MONTHS
                                                    YEAR ENDED DECEMBER 31,    ENDED JUNE 30,
                                                    ------------------------   ---------------
                                                     1997     1996     1995     1998     1997
                                                    ------   ------   ------   ------   ------
Production Volumes
  Oil (MBbls).....................................     566      615      778      284      246
  Gas (MMcf)......................................   2,818    3,629    7,403    1,243    1,712
  Oil equivalents (MBoe)..........................   1,036    1,220    2,012      491      531
Average Prices
  Oil (per Bbl)...................................  $20.93   $22.17   $16.59   $13.64   $20.98
  Gas (per Mcf)...................................  $ 2.86   $ 2.86   $ 1.59   $ 2.29   $ 2.63
  Oil equivalents (per MBoe)......................  $19.20   $19.68   $12.27   $13.68   $18.17
Average production costs (per Boe)................  $ 9.05   $10.90   $ 4.74   $ 9.37   $ 8.67
Average production taxes (per Boe)................  $ 1.48   $ 1.47   $ 1.08   $ 1.15   $ 1.19

COMPARISON OF SIX MONTHS ENDED JUNE 30, 1998 AND 1997

     During the six months ended June 30, 1998, the Company reported a net loss of $20.3 million, a 276% increase from net loss before undeclared dividends on preferred stock of $5.4 million for the corresponding period in 1997. The increase in net loss was due primarily to the following factors:

     Oil and Gas Revenues. During the six months ended June 30, 1998, the Company reported oil and gas revenues of $6.7 million, a 45% decrease from oil and gas revenues of $9.7 million for the comparable period in 1997. This decrease was primarily attributable to a significant reduction in gas production and the average price received for oil during 1998.

     Other Income. Other income increased $0.2 million, or 200%, from $0.1 million for the six months ended June 30, 1997 to $0.3 million for the comparable period in 1998. This increase resulted from the

Company's increased cash holdings in accounts bearing interest and an increase in overhead income, during the first quarter of 1998.

     Production Costs. Production costs, including lease operating costs and gross production taxes, remained constant at $5.2 million for the six months ended June 30, 1998 and the same period in 1997. Although there was consistency for comparison purposes, there was a decrease in operating costs in the 1998 period primarily as the result of a reduction of field related services performed by third party contractors that was offset by an increase to operating costs in the West Cote Blanche Bay ("WCBB") field as a result of the Company's acquisition, on the Effective Date, of an additional 50% working interest in depths above the Rob "C" marker, of which the Company is the operator.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization increased $17.0 million, or 548%, from $3.1 million for the six months ended June 30, 1997 to $20.1 million for the comparable period in 1998. As a result of fresh start accounting prescribed for companies exiting bankruptcy, a new cost basis in assets was recognized based upon fair market value of the assets. In addition, the Company converted from the successful efforts method to the full cost pool method for reporting oil and gas properties on the Effective Date. As prescribed by the full cost pool method of reporting oil and gas properties, ceiling tests are performed to determine if the carrying value of oil and gas assets exceeds the sum of the discounted estimated future cash flows. As a result of a ceiling test performed at June 30, 1998, the Company was required to write down the value of its oil and gas properties by $16.0 million. Due to the restating of property values to comply with fresh start accounting and the conversion from the successful efforts method to the full cost pool method of reporting oil and gas properties, comparisons of the 1998 and 1997 periods are not meaningful.

     General and Administrative Expenses. General and administrative expenses decreased $0.7 million, or 54%, from $2.0 million for the six months ended June 30, 1997 to $1.3 million for the comparable period in 1998. This decrease was due primarily to the Company's change in strategy resulting in a reduction in personnel and general and administrative costs.

     Provision for Doubtful Accounts. Provision for doubtful decreased to zero for the six months ended June 30, 1998 from $0.1 million for the comparable period in 1997.

     Interest Expense. Interest expense decreased $0.2 million, or 25%, from $1.0 million for the six months ended June 30, 1997 to $0.8 million for the same period in 1998. This decreased was due to (i) a reduction in outstanding debt and (ii) an 0.8125% reduction in interest rate set forth in the Credit Agreement.

     Reorganization Costs. Reorganization costs decreased $2.7 million, or 100%, from $2.7 million for the six months ended June 30, 1997 to zero for the comparable period in 1998. On the Effective Date, the Company recorded a $1.0 million accrual for estimated future costs to be incurred in connection with the reorganization. As a result, any reorganization costs incurred since the Effective Date have no effect on the income statement of the Company.

COMPARISON OF YEARS ENDED DECEMBER 31, 1997 AND 1996

     The Company reported net income attributable to Common Stock of $75,885,000 for the year ended December 31, 1997, as compared with net loss attributable to Common Stock of $32,233,000, for the year ended December 31, 1996. The change in earnings attributable to Common Stock of $109,628,000 was due primarily to the following factors:

     Oil and Gas Revenues. During 1997, the Company reported oil and gas revenues of $19.9 million, a 17% decrease from revenues of $24.0 million for 1996. The decreased revenues are attributable to a decrease in production volumes of 184 MBoe along with a decrease of $0.48 per Boe in average sales price for the year. The production declines were due primarily to normal production declines and the loss of production from two large oil wells on the Deer Island lease during 1997, offset in part by the acquisition of the remaining 50% interest in the WCBB properties on the Effective Date.

     Production Costs. Production costs decreased $3.9 million, or 29%, to $9.4 million in 1997 from $13.3 million in 1996. Production costs per Boe decreased 14% from $10.92 in 1996 to $9.41 per Boe in 1997. This decrease in production costs per Boe was due primarily to the inclusion in 1996 of the following as additional production costs: (i) disputed claims adjustments totaling approximately $3,986,000; and (ii) the Lac Blanc purchase price adjustment in the amount of $479,000. Production costs per Boe excluding the previously mentioned items increased by $0.81 in 1997 as compared with 1996, due primarily to increased workover activities.


     Gross Production Taxes. Production taxes decreased by $258,000, or 14%, from $1,791,000 in 1996 to $1,533,000 in 1997. This decrease was partially attributable to the fact that in Louisiana gross production taxes on gas sales are computed on a volumetric basis rather than on the sales price, and gas volumes decreased by 811 Mmcf, and partially due to a decrease of $1,792,000 in oil sales in 1997 as compared with 1996.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense was $7,856,000 in 1997. Due to the restating of property values to comply with fresh start accounting and the conversion from the successful efforts method to the full cost pool method for reporting oil and gas operations on the Effective Date, comparisons of 1997 depreciation, depletion, and amortization expense with prior years are not meaningful.

     General and Administrative Expense. General and administrative expenses increased by 13% from $3,210,000 in 1996 to $3,642,000 in 1997 due primarily to a $616,000 reduction in the amount of administrative costs charged to operations. Also contributing to this increase was a substantial increase in audit fees and contract labor incurred in connection with implementing the Plan. These increases were partially offset by lower salary expense and other cost savings implemented by management.

     Provision for Doubtful Accounts. Provision for doubtful accounts decreased $5,087,000 from $5,158,000 in 1996 to $71,000 in 1997. The provision for doubtful accounts for 1996 consisted primarily of an allowance of a receivable in the amount of $4,278,000 relating to the Tri-Deck legal proceeding arising from Tri-Deck's failure to pay for several months of gas production. See
"-- Commitments and Contingencies" and "Business -- Legal Proceedings." On January 20, 1998, the Company assigned its claims against Tri-Deck to the Litigation Entity (an independent entity formed pursuant to the Plan to pursue specified claims of Old WRT) in consideration for the right to receive a percentage of the net proceeds from the resolution of these claims. The percentages, which were arrived at through arms-length negotiations, are either 50% or 85% depending on the nature of the claim. In addition, during 1996 the Company charged an additional $880,000 to bad debts expense related to receivables deemed uncollectible as a result of the Reorganization Case.

     Restructuring Charges and Reorganization Costs. During 1997, the Company incurred $7,771,000 in reorganization costs, consisting of $3,000,000 contributed to the Litigation Entity, as called for in the Plan, $1,515,000 reimbursed to DLB for restructuring costs it incurred on the Company's behalf, professional fees totaling $2,213,000 and an accrual of $1,043,000 for estimated future costs to be incurred in connection with the reorganization. See
"Business -- Events Leading to the Reorganization Case."

     During 1996, the Company incurred reorganization costs of $7,345,000, consisting primarily of professional fees totaling $2,594,000, and the write-off of previously capitalized debt issuance costs on the Senior Notes (as defined herein) in the amount of $3,834,000. See "Business -- Events Leading to the Reorganization Case."

     Minimum Production Guarantee Obligation. By a Joint Venture Agreement, dated October 18, 1991 (the "Tricore Joint Venture Agreement"), the Company entered into a joint venture (the "Tricore JV") to develop certain oil and gas properties with Tricore Energy Venture, L.P., a Texas limited partnership ("Tricore") and Stag Energy Corporation ("Stag"). Pursuant to the Tricore Joint Venture Agreement, the Company provided Tricore with a limited production guarantee based on a specified minimum production schedule. As collateral for the Company's obligations under the production guarantee, Tricore held a partial assignment of an interest in the WCBB field. This 4.68% working interest (3.72% net revenue interest) assignment was made subject to the terms and provisions of the Tricore Joint Venture Agreement. Upon satisfaction of the production guarantee, Tricore was required to execute and deliver a release of the partial assignment. The Company accrued $5,555,000 in 1996 and $3,591,000 in 1995 related to its anticipated minimum production guarantee obligation to Tricore. The additional accrual in 1996 was due in part to the disallowance of the nonconventional fuels tax credit provided for under Section 29 of the Internal Revenue Code. Based on a certification by the Department of Natural Resources (the "DNR"), a significant amount of the production attributable to the Tricore JV qualified under the Natural Gas Policy Act (the "NGPA") as gas produced from geopressured brine. As required under the NGPA, the DNR's determination was reviewed by the Federal Energy Regulatory Commission (the "FERC") which ultimately rejected such determination. The FERC's position was subsequently upheld on appeal to the United States Court of Appeals. The additional accrual in 1996 was also due in part to downward revisions of the reserve estimates associated with the properties collateralizing the production payment obligations.

     No additional liability was accrued in 1997 in connection with this production payment guarantee. On December 9, 1997, the Tricore claim was settled by the Bankruptcy Court as an Allowed General Unsecured Claim in the amount of $6,800,000 for which Tricore received 524,000 shares of Common Stock and 524,000 Litigation Entity interests. As a part of this settlement, Tricore transferred its interest in the Tricore JV, including the 4.68% working interest in the WCBB field, to the Company with the stipulation that if the Company sells any of Tricore JV's properties within one year, the Company will pay to Tricore 100% of the net proceeds from the sale.

     Impairment of Long-Lived Assets. During 1996, the Company recognized an impairment loss related to its oil and gas properties and long-lived assets in the amount of $3,864,000. The 1996 impairment loss was due primarily to further declines in the Company's estimated oil and gas reserves and the write down of certain other equipment to its appraised value.

     Based primarily on an analysis of the independent engineers reserve report, dated January 1, 1998, management has determined that there was no impairment of long-lived assets during 1997.

     Interest Expense. Interest expense decreased $3,729,000, or 67%, from $5,562,000 in 1996 to $1,833,000 in 1997, primarily due to the termination of the interest accrual on the $100,000,000 in Senior Notes as of February 14, 1996 (the filing date of the Chapter 11 proceedings). See "Business -- Events Leading to the Reorganization Case."

     Extraordinary Gain. During 1997, the Company recognized an extraordinary gain of $88,723,000 related to the forgiveness of debt recognized in connection with implementing the Plan.

COMPARISON OF YEARS ENDED DECEMBER 31, 1996 AND 1995

     The Company reported a net loss attributable to common stock of $32,233,000 ($3.38) per share, for the year ended December 31, 1996, as compared with a net loss attributable to common stock of $131,021,000 ($13.84) per share for 1995. The reduction in net losses attributable to common stock of $98,788,000 was due primarily to the following factors:

     Oil and Gas Revenues. During 1996, the Company reported oil and gas revenues of $24,019,000, a 3% decrease from revenues of $24,655,000 for 1995. The decreased revenues were attributable to a decrease in production volumes of 792 MBoe offset by an increase of $5.58 per MBoe in average sales price for the year. The production declines were due primarily to the mechanical failure of the Exxon Fee No. 23 located in the Lac Blanc Field and normal production declines.

     Production Costs. Production costs increased $3,770,000, or 40%, from $9,534,000 in 1995 to $13,304,000 in 1996. Production costs per MBoe increased 130% from $4.74 in 1995 to $10.92 in 1996. This increase in production costs per MBoe was due primarily to the inclusion in 1996 of the following as additional production costs: (i) disputed claims adjustments totaling approximately $3,986,000; and (ii) the Lac Blanc purchase price adjustment in the amount of $479,000. Production costs on the properties excluding the previously mentioned items decreased by 7% while the oil sales volume decreased by 21% and the gas sales volume decreased by 51%, resulting in significantly increased production costs per MBoe.

     Gross Production Taxes. Production taxes decreased $348,000, or 16%, from $2,139,000 in 1995 to $1,791,000 in 1996. This decrease was attributable to the fact that in Louisiana gross production taxes on gas sales are computed on a volumetric basis rather than on the sales price, and gas volumes decreased by 51% in 1996. This decrease in production taxes was partially offset by a $5.58 per barrel increase in the average price received for oil in 1996, which increased gross production taxes attributable to oil production.

     Depreciation, Depletion and Amortization. Depreciation, depletion and amortization expense decreased 37% from $12,645,000 in 1995 to $7,973,000 in 1996. This decrease was due primarily to a 21% decrease in oil production combined with a 51% decrease in gas production. On an MBoe basis, depreciation, depletion and amortization expense increased 4% from $6.30 per MBoe in 1995 to $6.54 per MBoe in 1996.

     General and Administrative Expense. General and administrative expenses decreased by 34% from $4,882,000 in 1995 to $3,210,000 in 1996 as a result of the Company's change in strategy resulting in a substantial reduction in personnel and third-party geological and engineering costs.

     Provision for Doubtful Accounts. Provision for doubtful accounts increased $3,151,000 from $2,007,000 at December 31, 1995 to $5,158,000 at December 31,
1996. The provision for doubtful accounts for 1996 consisted primarily of an allowance of a receivable in the amount of $4,278,000 relating to the Tri-Deck legal proceeding. See "-- Commitments and Contingencies" and "Business -- Legal Proceedings." In addition, during 1996 the Company charged an additional $880,000 to bad debts expense related to receivables deemed uncollectible as a result of the Reorganization Case.

     Restructuring Charges and Reorganization Costs. During 1996, the Company incurred reorganization costs of $7,345,000, consisting primarily of professional fees totaling $2,594,000 and the write-off of previously capitalized debt issuance costs on the Senior Notes in the amount of $3,834,000. See "Business -- Events Leading to the Reorganization Case."

     During 1995, the Company incurred $1,433,000 in restructuring charges consisting primarily of the write-off of approximately $1,000,000 in leasehold improvements related to the relocation of the Company's operations from The Woodlands, Texas, approximately $305,000 in severance costs related to staff reductions and changes in senior management, and $145,000 in legal and other costs directly related to the Reorganization Case.

     Minimum Production Guarantee Obligation. Pursuant to the Tricore Joint Venture Agreement, the Company provided Tricore with a limited production guarantee based on the minimum production schedule attached thereto. The Company accrued $5,555,000 in 1996 and $3,591,000 in 1995 related to its anticipated minimum production guarantee obligation to Tricore. The additional accrual in 1996 was due in part to the disallowance of the Section 29 Energy Credit by FERC and the subsequent ruling in FERC's favor by the United States Court of Appeals, and in part due to downward revisions of the reserve estimates associated with the properties collateralizing the production payment obligations.

     Impairment of Long-Lived Assets. Effective December 31, 1995, the Company adopted SFAS No. 121 resulting in the recognition of an impairment loss related to the Company's oil and gas properties and other long-lived assets in the amount of $103,266,000. This impairment was due primarily to a significant downward revision of the Company's oil and gas reserves as a result of (i) differences in professional opinions between the Company's current and former independent engineering firms, (ii) field development activities including unsuccessful well projects in the Company's East Hackberry and Bayou Penchant fields and the mechanical failure of the Lac Blanc No. 23 well, and (iii) production during the year. During 1996, the Company recognized an additional impairment loss related to its oil and gas properties and long-lived assets in the amount of $3,864,000. The 1996 impairment loss was due primarily to further declines in the Company's estimated oil and gas reserves and the write down of certain other equipment to its appraised value.

     Interest Expense. Interest expense decreased $8,197,000 from $13,759,000 in 1995 to $5,562,000 in 1996, primarily due to the termination of the interest accrual on the $100,000,000 in Senior Notes as of February 14, 1996 (the filing date of the Chapter 11 proceedings).

LIQUIDITY AND CAPITAL RESOURCES

     Net cash flow provided by operating activities for the six months ended June 30, 1998 was $1.9 million, as compared to net cash flow provided by operating activities of $0.5 million for the comparable period in 1997. This increase was due primarily to a $1.5 million reduction in accounts payable and accrued liabilities during the six months ended June 30, 1998 as compared to the same period in 1997.

     Net cash flow used by operating activities for the year ended December 31, 1997 was $1,446,000 as compared to net cash flow used by operating activities of $20,610,000 for the year ended December 31, 1996. The reduction in the cash flow was due primarily to an increase in payables in 1996 of approximately $16,920,000. The increase in payables in 1996 was due to the stay provided by the Bankruptcy Court from the payment of any pre-petition payables and interest on the Company's then existing credit facility.

     On the Effective Date and pursuant to the Plan, the Company received gross proceeds of $13,300,000 from the exercise of rights to purchase 3,800,000 shares of Common Stock at $3.50 per share (the "1997 Rights Offering"), of which $3,248,000 was used to pay the interest and loan fees in connection with an outstanding loan (the "Prior Credit Facility") from International Nederlanden (U.S.) Capital Corporation ("INCC"), $3,000,000 was used to fund the Litigation Entity called for in the Plan, $2,963,000 was used to pay pre-petition claims, and $2,492,000 was used to pay administrative claims. The balance of $1,597,000 was used for additional working capital for the Company. In addition, on the Effective Date, the Company exchanged $123,845,000 in unsecured debt for 10,000,000 shares of Common Stock and DLBW and Dublin Acquisitions, a related party to DLBW, exchanged $9,293,000 of secured debt for 2,655,000 shares of Common Stock.


     Also on the Effective Date, the Company entered into a $15,000,000 credit agreement (the "Credit Agreement") with ING (U.S.) Capital Corporation ("ING") that was secured by substantially all of the Company's assets. The terms of the Credit Agreement required the payoff of a portion of the $18,081,590 in principal and interest outstanding under the Prior Credit Facility with INCC, a predecessor to ING, with proceeds under the Credit Agreement. As of June 30, 1998, the outstanding principal balance under the Credit Agreement was approximately $13,229,000. Pursuant to the terms of the Credit Agreement, the Company may elect to be charged at the bank's fluctuating reference rate plus 1.25% or the rate plus 3.0% at which Eurodollar deposits for one, two, three or six months are offered to the bank in the Interbank Eurodollar. The interest rate was 8.69% at October 7, 1998. The Credit Agreement provided for principal payments of $1,000,000 each in September 1998, December 1998, and March 1999, with the remaining principal balance due at maturity on July 10, 1999.


     The Credit Agreement contains restrictive covenants which impose limitations on the Company with respect to, among other things: (i) the maintenance of current assets equal to at least 110% of current liabilities (excluding any current portion of the Credit Agreement); (ii) the incurrence of debt outside the ordinary course of business; (iii) dividends and similar payments; (iv) the creation of additional liens on, or the sale of, the Company's oil and gas properties and other assets; (v) the Company's ability to enter into forward, future, swap or hedging contracts; (vi) mergers or consolidations; (vii) the issuance of securities other than Common Stock and options or warrants granting the right to purchase Common Stock; (viii) the sale, transfer, lease, exchange, alienation or disposal of Company properties or assets; (ix) investments outside the ordinary course of business; (x) transactions with affiliates; (xi) general and administrative expenditures in excess of $1 million during any fiscal quarter or in excess of $3 million during each fiscal year; and (xii) the maintenance of a 1.2 to 1 coverage ratio.


     On August 18, 1998, the Company amended the Credit Agreement (as so amended, the "Amended Credit Agreement") to, among other things: (i) delete the coverage ratio set forth in the Credit Agreement; and (ii) require interest payments to be made by the Company on a monthly basis. The interest rate set forth in the Credit Agreement was unchanged in the Amended Credit Agreement. In connection with the execution and delivery of the Amended Credit Agreement, ING waived certain provisions of the Credit Agreement to permit (i) the Rights Offering and the use of proceeds as specified herein, (ii) the Company to enter into the contractual agreements discussed below under "-- Recent Developments and Plans" and (iii) the Company to undertake certain other actions. In consideration for ING entering into the Amended Credit Agreement and granting the waivers, the Company (a) prepaid $2.0 million of principal otherwise due in September and December 1998 with borrowings made under the Stockholder Credit Facility, (b) agreed to pay a $250,000 amendment fee to ING on July 11, 1999, provided that such amendment fee will be waived if the amounts owed to ING under the Amended Credit Agreement have been paid in full by July 10, 1999; and (c) issued warrants to ING, which warrants will permit ING to purchase 2% of the outstanding shares of Common Stock on a fully diluted basis after giving effect to the Rights Offering. The exercise price for the warrants will equal the average of the closing sale prices for the Common Stock for the 30 trading days following consummation of the Rights Offering. If, however, the Rights Offering is not consummated within 30 days after the date of this Prospectus, then the exercise price shall be $0.25. The warrants expire five years after the date the exercise price is established.


     Pursuant to the Amended Credit Agreement, an Event of Default (as defined therein) shall be deemed to have occurred if the Registration Statement of which this Prospectus is a part has not been declared effective on or before October 31, 1998 and the Rights Offering is not completed with 30 days of such effective date; provided, however, that if the Registration Statement is not declared effective on or before October 31, 1998, but the Company completes a $7.5 million private placement of Common Stock on or before November 30, 1998, no Event of Default shall be deemed to have occurred.

     On August 18, 1998, the Company entered into the Stockholder Credit Facility, a $3.0 million revolving credit facility with the Affiliated Eligible Stockholders. Borrowings under the Stockholder Credit Facility are due on August 17, 1999 and bear interest at LIBOR plus 3% (8.69% at October 7, 1998). Pursuant to the Stockholder Credit Facility, the Affiliated Eligible Stockholders have the right to convert any borrowings made under such facility into shares of Common Stock at a conversion price of $0.20 per share only if the Rights Offering is not completed. As of October 7, 1998, $3.0 million was outstanding under the Stockholder Credit Facility. The Company repaid $2.0 million of principal under the Amended Credit Facility with borrowings under the Stockholder Credit Facility. The remaining $1.0 million was used for working capital and general corporate purposes. Each Affiliated Eligible Stockholders will pay the Subscription Price for Shares and Excess Shares if any, purchased in the Rights Offering through the forgiveness of an equal amount owed to such Affiliated Eligible Stockholder under the Stockholder Credit Facility and the Administrative Services Agreement receivable. Any amounts that remain outstanding after such application will be repaid by the Company with a portion of the cash proceeds from the Rights Offering to the extent such funds are available. If such funds are not sufficient, any outstanding amounts will be repaid from other funds as they become available. See "Use of Proceeds" and "Certain Transactions -- Stockholder Credit Facility."

     During 1997, the Company invested $21,931,000 in property acquisition and development, as compared to $4,282,000 during 1996. Included in such 1997 property additions was the acquisition of the 50% interest in certain WCBB properties not owned by the Company in exchange for 5,616,000 shares of Common Stock, 616,000 shares of which were issued for additional capital expenditures on these properties paid by DLB. See "Business -- Events Leading to the Reorganization Case." This 50% interest in such WCBB properties was valued at $15,144,000 for financial reporting purposes. During 1997, the Company received approximately $2,100,000 from the sale of substantially all of its well servicing equipment.

     Net cash provided in financing activities for 1997 was $5,137,000 as compared to $29,611,000 during 1996. The 1996 cash flows from financing activities occurred as a result of the deferral of pre-petition claims in connection with the Company's bankruptcy filing in February 1996.

     On the Effective Date, the Company commenced a program to increase production rates, lengthen the productive life of wells and increase total proved reserves primarily through sidetracks out of and recompletions of shut-in wells. During the period extending from the Effective Date through December 31, 1997, the Company spent approximately $4.4 million for these purposes. However, these expenditures did not generate the anticipated cash flow on the projected schedule. At the same time, the Company's revenues were adversely affected by declining oil and gas prices. As a result, cash flow from operations has not been sufficient to meet the Company's capital requirements.

     In an effort to reduce the Company's capital requirements while at the same time developing its properties as quickly as possible, the Company is implementing its business strategy of utilizing farmout arrangements, in which investors pay the development costs in exchange for a working interest in the project, and selling nonstrategic properties. See "-- Recent Developments and Plans" below for a discussion of recent farmouts and sales of properties. The Company also intends to continue to undertake internally financed, low risk projects to the extent permitted by its financial position.


     The ability of the Company to satisfy its capital requirements and implement its business strategy is dependent upon the success of the Rights Offering. The Rights are non-transferable and the Company is not a party to any standby commitment or other agreement pursuant to which Eligible Stockholders have agreed to exercise any minimum number of Rights. The Company believes that it will need to raise at least $7.5 million from the Rights Offering, including any amounts forgiven by the Affiliated Eligible Stockholders as payment of their Subscription Price, to pay outstanding obligations consisting primarily of overdue trade payables and to meet the Company's immediate and near-term capital requirements. At that level, assuming that the full $4.6 million owed to the Affiliated Eligible Stockholders is forgiven as payment for the Subscription Price for Shares, the Company would receive gross cash proceeds of $2.9 million. Of this amount, approximately $1.5 million would first be used to pay outstanding obligations consisting primarily of overdue trade payables. The balance of any cash proceeds from the Rights Offering would be used to meet the Company's immediate and near-term capital requirements consisting primarily of operating and general and administrative expenses and, to the extent possible, relatively low risk projects, such as workovers and recompletions, intended to generate positive cash flow. If the Affiliated Eligible Stockholders do not forgive the full amount owed to them by the Company in exercise of the Subscription Price, the balance of any cash proceeds may also be used to repay amounts owed to Affiliated Eligible Stockholders. At the $7.5 million level, the Company believes that the balance of the cash proceeds from the Rights Offering, together with cash flow from operations, will be sufficient to meet the Company's capital requirements until the Company's recent farmouts start generating sufficient cash flow. There can be no assurance, however, that such funds will be sufficient to meet the Company's needs.


     The failure of the Company to raise at least $7.5 million through the Rights Offering or a private placement of Common Stock on or before November 30, 1998 will constitute an event of default under the Amended Credit Agreement. If such funds are not raised, the Company believes that it will be forced to seek protection from its creditors under applicable bankruptcy laws. In such an event, the Company believes that holders of the Common Stock may lose their entire investment in the Company. The Company currently has no financing plan to raise such capital other than the Rights Offering.

     The independent auditor's report on the financial statements of the Company is modified and it states that there are conditions which raise substantial doubt about the ability of the Company to continue as a going concern. Specifically, the auditor's report states that revenues from the Company's producing properties will not be sufficient to finance the estimated future capital expenditures necessary to fully develop the existing proved reserves, nor recover the carrying value of the Company's oil and natural gas properties. The financial statements do not include any adjustments that might result from this uncertainty. The financial statements included in this Prospectus have been prepared assuming the Company will continue as a going concern.

RECENT DEVELOPMENTS AND PLANS

  West Cote Blanche Bay

     The Company has developed a threefold plan to convert undeveloped and non-producing reserves in the WCBB field into cash flow by (i) farming out new drilling opportunities, (ii) farming out recompletion and reworking opportunities and (iii) undertaking its own development program.

     Farmout of New Drilling Opportunities. On March 27, 1998, the Company and Tri-C Resources, Inc. ("Tri-C") executed an agreement to farmout drilling rights at WCBB. During the course of the three phase program contemplated by the agreement, Tri-C has agreed either to drill 22 wells to an average drilling depth of 6,500 feet or drill 12 wells to the same depth and shoot 3-D seismic surveys covering the field. The Company will be carried to the tanks for a 30% to 50% working interest in each well. If Tri-C successfully completes all three phases of the program, it will earn a 50% interest in the WCBB field. The effectiveness of the Tri-C agreement is subject to the prior consent of Texaco Exploration and Production, Inc. ("TEPI"). There can be no assurance that such consent will be obtained.

     Farmout of Recompletion and Rework Opportunities. On October 6, 1998, the Company and Plymouth Resources 1998, LLC ("Plymouth") executed a wellbore farmout on West Cote Blanche Bay in which Plymouth agreed to rework 15 wells in the first year of the farmout. Each year thereafter, Plymouth agreed to rework at least 22 wells a year. The Company will receive a 50% reversionary interest calculated on a well by well basis. Once Plymouth has spent $4.0 million in the field, Gulfport's reversionary interest will decrease to 45%. Additionally, Plymouth assumed 50% of the plugging liability for the farmout wells. The effectiveness of such agreement is subject to the prior consent of TEPI. There can be no assurance that such consent will be obtained.

     Capital Expenditures. During the next 12 months, the Company plans to spend approximately $1,000,000 in the WCBB field on a shallow drilling program and/or recompletions. The program consists of three new drills with objective depths lying between approximately 2,000 and 4,000 feet. The Company is also in the process of examining recompletion projects.

  East Hackberry

     Within the Hackberry field, the Company has proven non-producing and undeveloped net reserves of 1.53 MMBO and 2.0 Bcf of gas. The Company is actively seeking partners to accomplish the following goals in this field: (i) begin 3-D seismic data acquisition by the fourth quarter of 1998 to enable the Company to explore the field more effectively and at a lower risk, (ii) begin the processing of such data by the first quarter of 1999 and (iii) begin the interpretation of this data by the second quarter of 1999 at an estimated cost of $1,820,000. Beginning in the third quarter of 1999 and continuing through the second quarter of 2000, the Company intends to (a) recomplete or rework five existing wells for a net expenditure of approximately $600,000, (b) drill three to five development wells in the 4,000 to 6,000 foot range at a net cost of between $750,000 and $1,500,000 and (c) drill two to five development and/or exploratory wells in the 9,000 to 13,000 foot range for a net cost of between $1,000,000 and $3,500,000.

  Napoleonville

     Pursuant to a Purchase and Sale Agreement (the "Napoleonville Agreement") with Plymouth Resource Group 1998, L.L.C. ("Plymouth"), the Company sold, effective as of July 1, 1998, its interest in the Napoleonville field for $1.1 million and a 2.5% overriding royalty interest in such field. In connection with the sale, Plymouth agreed to establish a plugging and abandoning escrow account in accordance with and pursuant to the provisions of LSA-R.S. 30:88, et. seq. The establishment of this escrow account is intended to protect the Company from future liability associated with the plugging and abandoning of the field and associated environmental liabilities.

  Other Agreements

     On August 12, 1998, the Company entered into a Contract Operating Agreement (the "Castex Agreement") with Castex Energy, Inc. ("Castex"), pursuant to which the Company designated Castex as the contract operator on the Bayou Penchant field, the Bayou Pigeon field, the Deer Island field, the Golden Meadow field and the Lac Blanc field (collectively, the "Castex Operated Properties"). As a contract operator for the Castex Operator Properties, Castex is authorized to conduct all management, administration and operations for such properties as if Castex were named as the operator thereof. The Castex Agreement continues, on a month-to-month basis, until either party terminates upon 30 days notice or until the Company conveys any portion or all of the Castex Operated Properties to Castex or a third party. In exchange for its services, the Company will pay Castex $10,000 per month plus all compensation that is due to the operator of the respective Castex Operated Properties.

     In September 1998, the Company and an affiliate of Castex entered into an agreement in which it agreed to purchase the Castex Operated Properties from the Company (the "Castex Sale") for approximately

$7.8 million plus overriding royalties and reversionary interests in the properties. However, the transaction is expected to close in November. However, the transaction is subject to certain conditions, including the consent of ING. In addition, in September 1998, LLOG obtained a consent order prohibiting any sale of the Castex Operated Properties pending a preliminary injunction hearing which is set for November 9, 1998. Accordingly, there can be no assurance that the transaction will close. Net cash proceeds from the Castex Sale would be used to reduce borrowings under the Amended Credit Facility.


COMMITMENTS AND CONTINGENCIES

  Lac Blanc Escrow Account

     In connection with its purchase of a 91% working interest in the Lac Blanc Field, the Company deposited $170,000 in a segregated trust account and agreed to make additional deposits of $20,000 per month until the accumulated balance of the trust account reaches $1,700,000. These funds are held in a segregated account for the benefit of the State of Louisiana to insure that the wells in the Lac Blanc Field are properly plugged upon cessation of production. In return for this financial commitment, the State of Louisiana has granted the sellers an unconditional release from their contingent liability to the state to plug and abandon the wells. When all existing wells in the Lac Blanc Field have been properly plugged and abandoned, the funds in the trust account, should any remain, will revert to the Company. Due to the filing of the Reorganization Case in February 1996, the Company ceased making contributions to the segregated account. Under the Plan, commencing July 1997, the Company was obligated to fund the unfunded portion of the trust account and maintain future funding requirements. To date, the Company has not made any additional contributions to such trust account. At March 31, 1998, the balance in this trust account was $871,000.

  Plugging and Abandonment Funds


     In connection with the purchase of the Initial LLOG Property and the Remaining LLOG Properties in 1994, the Company agreed to establish plugging and abandonment funds as allowed by Louisiana's Orphaned Well Act. Upon completion of an independent study to be commissioned by the Company, the State of Louisiana will establish the amount of and terms of payment into each fund. As of October 1, 1998, the independent study had not been commenced. Accordingly, the Company is unable to determine the amount and payment towards the future obligation related to these commitments. See "Business -- Regulation -- Orphaned Well Act."


     In connection with the acquisition of the remaining 50% interest in certain WCBB properties, Gulfport assumed the obligation to contribute approximately $18,000 per month through March of 2004 to a plugging and abandonment trust and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. TEPI retained a security interest in production from these properties and the plugging and abandonment trust until such time the Company's plugging and abandonment obligations to TEPI have been fulfilled. Once the plugging and abandonment trust is fully funded, the Company can access it for use in plugging and abandonment charges associated with the property. The Company is current in these plugging and abandonment obligations.

  Texaco Global Settlement


     Pursuant to the terms of the Global Settlement Agreement, dated February 22, 1994, between Texaco, Inc. ("Texaco") and the State of Louisiana (the "Global Settlement Agreement"), which agreement includes the State Lease No. 50 portion of the Company's East Hackberry field, the Company was obligated to commence a well or other qualifying development operation on certain non-producing acreage in the field prior to March 1998. On January 8, 1998, the Company applied for and was granted a permit to conduct seismic operations on the East Hackberry field as well as other Company properties. Because the Company had financial constraints during this time period, the Company believes it was commercially impracticable to shoot seismic and commence drilling operations on such property. As a result, the Company surrendered approximately 440 non-producing acres in this field.

     On May 13, 1998, under the terms of the Global Settlement Agreement, the Louisiana State Mineral Board re-classified approximately 1,500 acres of State Lease 340 (West Cote Blanche Bay field) as non-producing acreage. To extend the term of the acreage, the Company has proposed the drilling of the Gulfport Energy Corporation S.L. 340 Well No. 847. In light of this fact, the Company has agreed to drill with a 1,900 foot test well bottom hole objective at some time prior to December 31, 1998 under the recently re-classified acreage. The drilling of such well will allow the Company an additional six months to submit a plan to the Louisiana State Mineral Board for additional development of non-producing acreage. The cost of this well is estimated to be approximately $250,000.


  Reimbursement of Employee Expenses & Contributions to 401(k) Plan

     The Company sponsors a 401(k) savings plan under which eligible employees may choose to save up to 15% of salary income on a pre-tax basis, subject to certain Internal Revenue Service ("IRS") limits. The Company currently matches up to 6% of each employee's contributions with 25% cash contributions. During the period commencing July 11, 1997 and ending on December 31, 1997, the period commencing January 1, 1997 and ending on July 10, 1997, and the years ended December 31, 1996 and 1995, the Company funded $13,000, $23,000, $32,000, and
$22,000, respectively, in matching contributions expense associated with this plan.

  Tri-Deck/Perry Gas Litigation

     During 1995, the Company entered into a marketing agreement with Tri-Deck Oil and Gas Company ("Tri-Deck") pursuant to which Tri-Deck would market all of the Company's oil and gas production. Subsequent to the agreement, Tri-Deck's principal, and the Company's Director of Marketing, James Florence, assigned to Plains Marketing and Transportation ("Plains Marketing") Tri-Deck's right to market the Company's oil production and assigned to Perry Oil & Gas ("Perry Gas") its right to market the Company's gas production. During early 1996, Tri-Deck failed to make payments to the Company attributable to several months of its gas production.


     On January 20, 1998, the Company and the Litigation Entity entered into a Clarification Agreement whereby the rights to pursue Old WRT's claims against Tri-Deck were assigned to the Litigation Entity. In connection with this agreement, the Litigation Entity agreed to reimburse the Company $100,000 for legal fees the Company had incurred in connection with these claims. As additional consideration for the contribution of this claim to the Litigation Entity, the Company is entitled to 85% of the recovery of all monies held in the court registry and 50% of the recovery from all other Tri-Deck litigation pursued by the Litigation Entity.


  Title to Oil and Gas Properties

     During 1996, Old WRT received notice from Wildwing Investments, Inc. ("Wildwing") claiming that the Company's title had failed as to approximately 43 acres in the Bayou Pigeon Field. Revenue attributable to mineral production from the acreage in dispute has been held in suspense by Plains Resource & Transportation, Inc. and Wickford Energy Marketing, Inc. (the "Stakeholders") since the time the notice of possible title failure was received by the Company. On February 28, 1998, the Company entered into a settlement agreement with Wildwing. The settlement provides that the Company direct the Stakeholders to deliver to Wildwing, in full and final compromise of the Wildwing claims, the sum of $269,500, and Wildwing would convey, assign, transfer, sell, setover and deliver to the Company, all of Wildwing's right, title and interest in the leases subject to dispute. Additional revenue attributable to mineral production from this acreage, held in suspense by the Stakeholders, was or will be distributed to the lessors of the property with the balance of approximately $370,000 distributed to the Company.

     On July 20, 1998, Sanchez Oil & Gas Corporation ("Sanchez") initiated litigation against the Company in the Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana. In its petition, Sanchez alleges, among other things, that the Company was obligated, by virtue of the terms of a letter dated June 26, 1997, between Sanchez and the Company (the "Sanchez Letter"), to grant a sublease to Sanchez for an undivided 50% interest in two of the Company's oil, gas and mineral leases covering lands located in the North Bayou Penchant area of Terrebonne Parish, Louisiana. Pursuant to this lawsuit, Sanchez is seeking specific performance by the Company of the contractual obligation that Sanchez alleges to be present in the Sanchez Letter and monetary damages. The litigation is in its earliest stages and discovery has not yet begun. In addition, the Company is currently reviewing the claims set forth in the lawsuit to determine the appropriate response thereto.

  Year 2000 Compliance

     Many currently installed computer systems and software products are coded to accept only two digit entries in the data code field. These data code fields will need to accept four digit entries to distinguish the 21st century dates from 20th century dates. As a result, computer systems and software used by many companies may need to be upgraded to comply with such "Year 2000" requirements.

     The Company is currently in the process of evaluating its information technology infrastructure for the Year 2000 compliance. To date, the Company has not incurred significant costs related to Year 2000 compliance and does not expect that the cost to modify and replace its information technology infrastructure to be Year 2000 compliant will be material to its financial condition or results of operations. The Company does not anticipate any material disruption in its operations as a result of any failure by the Company to be in compliance. The costs of these projects and the date on which the Company plans to complete modifications and replacements are based on management's best estimates, which were derived utilizing numerous assumptions of future events including the continued availability of certain resources, third party modification plans and other factors. However, there can be no guarantee that these estimates will be achieved and actual results could differ materially from those plans.

     The Company does not currently have any information concerning the Year 2000 compliance status of its suppliers and customers. The Company intends to initiate communications with significant suppliers and customers to evaluate the risk of their failure to be Year 2000 compliant and the extent to which the Company may be vulnerable to such failure. In the event that any of the Company's significant suppliers or customers do not successfully and timely achieve Year 2000 compliance, the Company's business or operations could be adversely affected.

                                    BUSINESS

     The Company owns and operates mature oil and gas properties in the Louisiana Gulf Coast area. The Company's business strategy is to increase its reserves, production and cash flow primarily through exploration and development activities. The Company plans to implement this strategy by: (i) creating strategic alliances with Gulf Coast explorationists with excess capital and who specialize in utilizing advanced technology to explore and develop new oil and gas reserves; and (ii) selectively employing the Company's capital in relatively low risk development activities.

STRATEGIC ALLIANCES

     The Company is actively pursuing strategic alliances with companies possessing Gulf Coast expertise and advanced technology to fully develop the existing properties through exploration and production. In selecting potential partners, the Company seeks partners who, through experience, have proven their ability to negotiate the geological complexities found in South Louisiana structures, possess adequate capital to conduct aggressive exploration programs on the properties and maintain a reputation in the oil and gas sector as successful performers. Through the use of multiple alliances, the Company expects to expedite the rate of exploration and development on the existing properties.

CONTROLLED DRILLING OPPORTUNITIES

     The Company plans to conduct a controlled drilling program on certain of its properties. Currently, the Company is planning a series of behind pipe and sidetracking operations. By completing these projects without third party participation, the Company will be able to retain all the profits that may be derived from these relatively low risk plays.

BACKGROUND

     On February 14, 1996, Gulfport's predecessor, Old WRT, filed a petition with the Bankruptcy Court for protection under Chapter 11 of the Bankruptcy Code. Upon filing of the voluntary petition for relief, Old WRT, as debtor-in-possession, was authorized to operate its business for the benefit of claim holders and interest holders, and continued to do so, without objection or request for appointment of a trustee. All debts of Old WRT as of the Petition Date were stayed by the bankruptcy petition and were subject to compromise pursuant to such proceedings. Old WRT operated its business and managed its assets in the ordinary course as debtor-in-possession, and obtained court approval for transactions outside the ordinary course of business. Based on these actions, all liabilities of the Company outstanding at February 14, 1996 were reclassified to estimated pre-petition liabilities.

     By order dated May 5, 1997, the Bankruptcy Court confirmed the Plan. The Plan was consummated and became effective on July 11, 1997. On the Effective Date, Old WRT was merged with and into Gulfport.

EVENTS LEADING TO THE REORGANIZATION CASE

     Entering 1995, the Company's strategic focus was the acquisition and development of operated working interests in large, mature oil and gas fields in south Louisiana. To help finance its acquisition and development program, the Company utilized borrowings under the Prior Credit Facility with INCC which was secured by substantially all of the Company's assets. In addition, in February 1995, the Company offered 100,000 Units consisting of $100,000,000 aggregate principal amount of 13 7/8% Senior Notes Due 2002 (the "Senior Notes") and warrants (the "Warrants") to purchase an aggregate of 800,000 shares of the Old WRT's common stock (the "1995 Offering"). The net proceeds from the 1995 Offering were used to acquire working interests in certain oil and gas properties, to repay substantially all borrowings under the Prior Credit Facility and other indebtedness and for general corporate purposes.

     During the remainder of 1995, the Company borrowed additional funds under the Prior Credit Facility, bringing the outstanding borrowings to $15,000,000, the maximum amount of borrowings available under the

Prior Credit Facility. On December 31, 1995, the Prior Credit Facility converted to a term loan whereby quarterly principal payments of one-sixteenth of the outstanding indebtedness were due and payable.

     Following the completion of the acquisition of working interests in certain oil and gas properties, the Company initiated a significant capital expenditure program to increase oil and gas production levels in each of its fields. This program consisted of approximately 70 workover, side track and recompletion projects and ten new development wells. Funding was provided from operating cash flow, remaining proceeds from the 1995 Offering and borrowings under the Prior Credit Facility. The Company's production levels increased on a gas equivalent
(Mcfe) basis from March 1995, when the oil and gas property acquisitions were completed, to September 1995; however, the production increases were realized at a slower pace than expected at the time of acquisition.

     The lower than expected level of production resulted from various factors including a combination of ordinary production declines, unexpected losses of production from several key wells, mechanical difficulties in the Lac Blanc Field and significant production declines in the predominantly oil producing WCBB field, which was not then operated by the Company. Contributing significantly to the shortfall in anticipated production rates were three major well projects which proved to be unsuccessful in September 1995, for which the Company expended a total of approximately $3,600,000. Also, contributing to lower than expected net revenues and operating cash flow was a significant decline in oil and gas prices during the third and early fourth quarters of 1995 compared to the corresponding quarters of the previous year. These lower than expected production rates, together with decreased oil and gas prices during the third quarter of 1995, had a significant negative effect on the Company's liquidity and cash flow from operations.

     Based on operating results for the quarter ended September 30, 1995, the Company had not yet realized the oil and gas production levels required at then current prices and costs to support the Company's capital requirements and fund existing debt service on the Senior Notes and pay dividends on its 9% Convertible Preferred Stock ("Convertible Preferred Stock"). In early October 1995, the Company had fully utilized the $15,000,000 borrowing base available under the Prior Credit Facility; and, in response to liquidity and cash flow concerns, the Company changed its focus from acquisition and development of non-producing reserves to conservation of cash resources and maintenance of existing producing properties. The Company curtailed its activities to the minimum level of maintenance necessary to operate prudently its producing oil and gas wells. All other activities, including prospect acquisitions, new drilling and development of the Company's proved non-producing and undeveloped reserves, ceased.


     In connection with this strategy, the Company made certain changes to its corporate structure and organization aimed at reducing costs and improving operations. On November 10, 1995, Steven S. McGuire resigned as a director, Chairman of the Board and Chief Executive Officer of the Company. Samuel C. Guy, the Company's Executive Vice President, also resigned as a director. Mr. Guy's employment contract, which expired on February 29, 1996, was not renewed by the Company. The Board of Directors appointed Raymond P. Landry, previously President and Chief Operating Officer of the Company, to the position of Chairman of the Board and Chief Executive Officer.


     The Company also implemented plans to reduce general and administrative expenses in Houston, Texas as well as move the corporate offices from The Woodlands, Texas, and reduce its workforce from 76 in October 1995 to 28 in June 1997. The workforce reductions, primarily from the Company's research and development activities and wireline/logging operations, were consistent with the Company's focus on conservation of cash and maintenance of existing producing properties.

     The Company experienced further decreases in oil and gas production and related cash flows in late 1995 and early 1996, which further deteriorated the Company's already weakened financial condition. At December 31, 1995, the Company was in default under certain financial covenants of the Prior Credit Facility. As a result of the declines in oil and gas production and related cash flows, the Company was not generating, and did not expect to generate in the near term, sufficient cash flow to meet its existing obligations, including: the $6,900,000 interest payment on the Senior Notes due March 1, 1996, trade payable obligations remaining from the Company's 1995 capital expenditure program, quarterly principal and interest due on the Prior Credit Facility, dividends on the Convertible Preferred Stock and ongoing field operating and general and administrative expenses. As liquidity problems became more severe, the Company concluded that a comprehensive financial restructuring would provide the best result to the various stakeholders in the Company.

     On February 14, 1996, the Company commenced a voluntary reorganization case under Chapter 11 of the Bankruptcy Code by filing a voluntary petition for bankruptcy relief with the Bankruptcy Court (Case No. 96BK-50212). Upon the filing of the voluntary petition for relief, the Company, as debtor-in-possession, was authorized to operate its business for the benefit of claim holders and interest holders, and continued to do so without objection or request for appointment of a trustee. All debts of the Company as of the Petition Date were stayed by the bankruptcy petition and were subject to compromise pursuant to such proceedings. The Company did not make the March 1, 1996 interest payment on the Senior Notes and pursuant to an order of the Bankruptcy Court did not make the scheduled interest payment of $381,000 to INCC on February 28, 1996, nor did it make any interest payments from that date on the Prior Credit Facility through July of 1997. In addition, the Company did not make the first scheduled payment of $938,000 due on the Prior Credit Facility on March 31, 1996, nor did it make any principal payments from that date through July of 1997. On July 11, 1997, the Prior Credit Facility was paid in full, pursuant to the Plan. During the pendency of the bankruptcy proceedings, the Company was required to obtain court approval for transactions outside the ordinary course of business.

     On October 22, 1996, the Company accepted and signed the proposal ("DLBW Proposal") submitted by DLB and Wexford Management, on behalf of its affiliated investment funds, providing the terms of a proposed capital investment in a plan of reorganization for the Company. The Company subsequently obtained Bankruptcy Court approval of the expense reimbursement provisions of the DLBW Proposal.

     Subsequent to the Company's execution of the DLBW Proposal, DLB commenced negotiations with TEPI regarding, (i) the claim asserted by TEPI against the Company and its affiliates ("Texaco Claim"), (ii) the purchase of certain interests owned by TEPI in the WCBB field ("WCBB Assets") and (iii) the Contract Area Operating Agreement related to the WCBB Assets and various other agreements relating thereto. As a result of the negotiations, on March 11, 1997, TEPI and DLB entered into, among other agreements, the Purchase, Sale and Cooperation Agreement ("PS&C Agreement") pursuant to which DLB (i) agreed to purchase the Texaco Claim, (ii) agreed to purchase the WCBB Assets from TEPI and (iii) agreed to guarantee ("P&A Guarantee") the performance of all plugging and abandonment obligations related to both the WCBB Assets and the Company's interests in the WCBB field and, in order to implement the P&A Guarantee, the Company paid into a trust ("P&A Trust") established for the benefit of the State of Louisiana, $1,000,000 on the Effective Date of the Plan.

     Pursuant to the PS&C Agreement, on the Effective Date of the Plan, DLB, among other things, assigned its rights associated with the WCBB Assets to Gulfport, and as a result, Gulfport assumed, jointly and severally with DLB, the liabilities with respect to the WCBB Assets.

     By order dated May 5, 1997, the Bankruptcy Court approved the Plan. The Plan involved (i) the issuance to Old WRT's unsecured creditors, on account of their allowed claims, an aggregate of 10,000,000 shares of Common Stock, (ii) the issuance to Old WRT's unsecured creditors, on account of their allowed claims, the right to purchase an additional 3,800,000 shares of Common Stock at a purchase price of $3.50 per share (the "1997 Rights Offering"), (iii) the issuance to DLBW and affiliates of the number of shares of Common Stock obtained by dividing DLBW's Allowed Secured Claim ("Secured Claim") amount by a conversion price of $3.50 per share, (iv) the purchase by DLBW of all shares of Common Stock not otherwise purchased pursuant to the 1997 Rights Offering, (v) the transfer by DLB of the WCBB Assets to Gulfport along with the associated P&A Trust and associated funding obligation in exchange for 5,000,000 shares of Common Stock, (vi) the funding by WRT of $3,000,000 to an entity (the "Litigation Entity") to be controlled by an independent party for the benefit of most of the Company's existing unsecured creditors and the transferring to the Litigation Entity of any and all causes of action, claims, rights of actions, suits or proceedings which have been or could be asserted by Old WRT except for
(a) the action to recover unpaid production proceeds payable to Old WRT by Tri-Deck and (b) the foreclosure action to recover title to certain assets, and
(vii) the distribution of warrants to purchase Common Stock at an exercise price of $10.00 per share to holders of certain securities litigation claims against Old WRT and to holders of Old WRT's common stock and preferred stock. The Plan also provided for the cancellation of Old WRT's common stock and preferred stock. Pursuant to the Plan, Gulfport owns a 12% economic interest in the Litigation Entity and the remainder of the economic interests in the Litigation Entity were allocated to unsecured creditors based on their ownership percentage of the 13,800,000 shares of Common Stock distributed and issued as described in (i) and (ii) above. The Plan became effective on July 11, 1997.

     Upon the Effective Date of the Plan, Gulfport became the owner of one hundred percent (100%) of the working interest in the shallow contract area at WCBB. The proceeds from the 1997 Rights Offering were utilized to provide the cash necessary to satisfy Administrative and Priority Claims ("APC"), fund the Litigation Entity with $3,000,000 and provide Gulfport with working capital.

PRINCIPAL OIL AND GAS PROPERTIES

     Gulfport owns interests in a number of producing oil and gas properties located along the Louisiana Gulf Coast. The Company serves as the operator of all properties in which it holds an interest. However, effective as of September 1, 1998, the Company retained Castex to serve as a contract operator of the Castex Operated Properties pursuant to the Castex Agreement. See "Management's Discussion and Analysis of Financial Conditions and Results of
Operations -- Recent Developments and Plans -- Other Agreements." The following table presents certain information as of July 1, 1998, reflecting the Company's net interest in its producing oil and gas properties, including those held through joint ventures.


                               PRODUCING        SHUT-IN
                                 WELLS           WELLS           ACREAGE          PROVED RESERVES(2)
                              ------------   -------------   ---------------   -------------------------
                                                                                GAS      OIL      TOTAL
        PROPERTY(1)           GROSS   NET    GROSS    NET    GROSS     NET     (MBOE)   (MBOE)     MBOE
        -----------           -----   ----   -----   -----   ------   ------   ------   ------    ------
Abbeville Field(3)..........     0     0.0      2      1.4       61       43      10        2         12
Atchafalaya Bay Field.......     0     0.0      2      2.0      403      403     135      426        561
Bayou Penchant Field(4).....    10    10.0      4      4.0    1,360    1,360     803       23        826
Bayou Pigeon Field(4).......     9     8.0      6      4.0    1,490    1,490      21      267        288
Deer Island Field(4)........     2     2.0      3      3.0      412      412     423      144        567
East Hackberry Field........    14     6.8     62     32.3    3,142    1,573     326    1,588      1,914
Golden Meadow Field(4)......     1     1.0      0      0.0      171      171     153       23        176
Lac Blanc Field(4)..........     2     2.0      7      6.0    4,755    4,755       6        0          6
West Hackberry Field........     5     5.0      6      6.0      592      592       0       96         96
West Cote Blanche Bay.......    56    54.1    336    336.0    4,590    4,590      55    23,058    23,113
Other Wells.................     1     0.3      8      4.3    1,559      522       0        0          0
                               ---    ----    ---    -----   ------   ------   -----    ------    ------
         Total..............   100    89.2    436    399.0   18,535   15,911   1,932    25,627    27,559
                               ===    ====    ===    =====   ======   ======   =====    ======    ======


---------------

(1) Substantially all properties are located in south Louisiana.

(2) Represents proved reserves attributable to properties as estimated by independent petroleum engineers as of January 1, 1998. See "-- Reserves" and
    Note 20 to Notes to Consolidated Financial Statements.


(3) The Company's lease for this field has expired due to lack of production.



(4) Operated by Castex as of September 1, 1998 and a property included in the Castex Sale. See "Management's Discussion and Analysis of Financial Condition and results of Operations -- Recent Developments and Plans."


  Bayou Penchant

     The Bayou Penchant Field, purchased in January 1995, consists of approximately 1,360 gross acres and includes eight producing wells, four shut-in wells and one salt water disposal well in Terrebonne Parish, Louisiana. The Company's working interest is 100% (approximately 86% average NRI) in all but one well, the CL&F No. 7 well in which the Company's working interest is approximately 70% (59% NRI). The Bayou Penchant Field is located in a marshy area with existing dredged canals and produces primarily gas from multiple productive zones, ranging in depth from 2,400 to 10,400 feet. During 1997, there were three successful and two unsuccessful recompletion attempts. In July 1998, Sanchez filed a lawsuit claiming an interest in the North Bayou Penchant Field. See
"-- Legal Proceedings."

  Bayou Pigeon Field

     The Bayou Pigeon Field, purchased in March 1995, consists of approximately 1,490 gross acres located in the marshy coastal waters on both sides of Little Bayou Pigeon in Iberia Parish, Louisiana. The Company has a 100% working interest in 15 wells (nine producing and six shut in wells, approximately 80% average NRI).

     Production from the Bayou Pigeon Field is predominately oil from multiple productive zones at depths ranging from 6,900 to 12,000 feet. During 1996, one well was successfully recompleted. During 1997, one recompletion was marginally successful.

  Deer Island Field

     The Deer Island Field, purchased in March 1995, is located in marshy inland waters in Terrebonne Parish, Louisiana and is accessed by workboat through dredged canals. The Company acquired a 100% working interest (approximately 73% NRI before payout and 66% thereafter) in approximately 412 acres comprised of two non-contiguous lease blocks in the Deer Island Field. Current production from the two active wells in the southern lease block is primarily gas from multiple producing zones at depths ranging from 8,200 to 10,200 feet. The two wells in the northern lease block produce from an oil sand at a depth of approximately 10,350 feet. The interests in both tracts were originally acquired through two separate subleases from Exxon. In the southern lease block, the interest is composed of three tracts with varying depth limitations, with the greatest depth being approximately 10,500 feet. Exxon retained the rights below 10,500 feet and Exxon or other producers own the rights to the other outstanding depths. In the northern lease block, the interest is limited to depths between the surface and 10,720 feet. During 1997, two significant oil and gas wells sanded up and ceased production. Although there was no recompletion activity in 1997, two workover projects are scheduled for the third quarter of 1998 to rework the two wells sanded up in 1997.

  East Hackberry Field

     In February 1994, the Company purchased a 100% working interest (approximately 82% average NRI) in certain producing oil and gas properties situated in the East Hackberry Field in Cameron Parish, Louisiana. The purchase included two separate lease blocks, the Erwin Heirs Block, originally developed by Gulf Oil Company, and the Texaco State Lease 50 Block, originally developed by Texaco. The East Hackberry Field is located along the western shore of Lake Calcasieu in Cameron Parish, Louisiana approximately 80 miles west of Lafayette and 15 miles inland from the Gulf of Mexico. The properties cover approximately 3,142 acres of oil and gas leases, together with 13 productive wells and 63 shut-in wells that were originally drilled by Gulf Oil Company and Texaco.

     In September 1994, the Company sold an overriding royalty interest in certain producing oil and gas wells situated in the East Hackberry Field to Milam Royalty Corporation ("Milam"). On an aggregate basis, the overriding royalty interests provide for payment to Milam of 62.5% of 80% (equal to 50% on a 100% working interest basis) of the net profits attributable to the wells covered by the arrangement until Milam recovers 150% of its cash investment and 46.875% of 80% thereafter (equal to 37.5% on a 100% working interest basis). Related agreements further provide that for an additional royalty purchase price based on the then effective percentage described in the two preceding sentences of the Company's future cost of drilling new wells or recompleting existing wells in new reservoirs (and subject to certain limitations stated in such agreements), Milam may elect to retain an identical royalty interest in the new wells. The Company retains operational control over the East Hackberry Field. During 1997, there was one marginally successful recompletion, one unsuccessful recompletion attempt and one well was plugged and abandoned. Because the Company had financial constraints during this time period, the Company believes it was commercially impractical to shoot seismic and commence drilling operations on such property. As a result, the Company surrendered approximately 440 non-producing acres in this field.

  Golden Meadow Field

     The Golden Meadow Field, purchased in March 1995, is located in marshy, inland waters in Lafourche Parish, Louisiana and was discovered by Texaco in 1961. The portion of the Golden Meadow Field in which the Company owns a 100% working interest (approximately 79% average NRI) covers approximately 171 acres. The Golden Meadow Field is presently producing from one well drilled to a gas bearing sand at a depth of approximately 12,500 feet. Although there was no downhole activity in 1997, modifications to the surface equipment resulted in improved well performance and a slight increase in proved reserves.

  Lac Blanc Field

     The Lac Blanc Field, purchased in July 1993, consists of 4,755 gross acres and underlies a marsh and shoreline near the community of Pecan Island in Vermilion Parish, Louisiana and was first discovered in 1975. The Company purchased a 91% average working interest (55% average NRI) in acreage within the Lac Blanc Field from an affiliate of Freeport-McMoRan, Inc. The sellers retained a 20% back-in working interest in any new wells drilled in previously undeveloped fault blocks. The field has produced approximately 150 Bcf of gas and 1.1 MMBbls of oil since its discovery, but in recent years it has experienced substantial production declines, which were accompanied by substantial increases in water production rates. Three unsuccessful attempts were made during 1995 to restore production to this field and compensate for the reduced gas volumes caused by the unexpected onset of water production. Two workover attempts were made in the Exxon Fee No. 23 well. A split in the casing ultimately resulted in the loss of future utility in the well. In early 1997, an Amine unit was installed and the wells were returned to production.

     In connection with the purchase of the Lac Blanc Field, the Company established a plugging and abandonment escrow arrangement. See "Management's Discussion and Analysis of Financial Condition and Results of
Operations -- Commitments and Contingencies."

  West Hackberry Field

     In November 1992, the Company purchased a 100% working interest (approximately 80% average NRI, subsequently increased to approximately 87.5%
NRI) in 529 acres within the West Hackberry Field in Cameron Parish, Louisiana with five producing wells. The field was discovered in 1928 and was developed by Superior Oil Company (now Mobil Corporation) between 1938 and 1988. During 1997, a rod pump was installed in one of the producing wells, resulting in an initial stabilized rate of 45 bopd.

  West Cote Blanche Bay Field

     TEPI, the operator of the WCBB field prior to March 1997, discovered the WCBB field in 1938. This field lies approximately five miles off the coast of Louisiana primarily in St. Mary Parish in a shallow bay, with water depths averaging seven to eight feet, and overlies one of the largest salt dome structures on the Gulf Coast. The Company acquired from TEPI a 6.25% working interest in the WCBB field in July 1988. In April 1995, the Company completed the purchase of an additional 43.75% working interest in the WCBB field from an affiliate of Benton Oil and Gas Company and two affiliates of Tenneco, Inc. The sellers retained their interests in all depths below approximately 10,500 feet. Pursuant to the Plan, at the Effective Date, the Company acquired the remaining 50% working interest in the WCBB field in depths above the Rob "C" marker located at approximately 10,500 feet and became the operator of the field. During 1995, ten successful oil and three successful gas recompletions were made with two additional attempts being unsuccessful. Additionally, five new development oil wells and one new development gas well were drilled. One development well was unsuccessful. These success ratios are consistent with the Company's past experience in the WCBB field. During 1997, there were five successful recompletions (including two TEPI wells), three unsuccessful recompletion attempts, five successful workovers and two successful new wells. During the first quarter of 1998, there were two successful and one marginally successful recompletion attempts. The Company is currently pursuing certain strategic alliances with respect to the WCBB field. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments and Plans."

ACREAGE

     The following table sets forth the Company's developed acreage at December 31, 1997. The Company did not own any undeveloped acreage at December 31, 1997.

                                                                 DEVELOPED
                                                               ACREAGE(1)(2)
                                                              ----------------
                                                              GROSS      NET
                                                              ------    ------
Louisiana Onshore and State Waters..........................  15,975    14,135
                                                              ------    ------
          Total.............................................  15,975    14,135
                                                              ======    ======

---------------

(1) Developed acreage is acreage assigned to producing wells for the spacing unit of the producing formation. Developed acreage in certain of the Company's properties that include multiple formations with different well spacing requirements may be considered undeveloped for certain formations but have only been included as developed acreage in the presentation above. Certain acreage is subject to depth limitations.


(2) Includes 279 gross and net acres attributable to the Napoleonville field and 61 gross (43 net) acres attributable to the Abbeville field. Effective July 1, 1998, the Company's interests in the Napoleonville field were sold to Plymouth pursuant to the Napoleonville Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of
    Operations -- Recent Developments and Plans -- Napoleonville." The Company's lease for the Abbeville field expired due to lack of production. Excludes 8,188 gross and net acres attributable to the Castex Operated Properties which are the subject of the Castex Sale. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments and Plans." Also excludes 43 gross (36.7 net) acres in the Bayon Pigeon field that had been the subject of a dispute with Wildwing. That dispute has now been settled. See "-- Legal Proceedings."


     The oil and gas leases in which the Company has an interest are for varying primary terms and may require the payment of delay rentals to continue the primary terms. The operator may surrender the leases at any time by notice to the lessors, by the cessation of production or by failure to make timely payment of delay rentals. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Commitments and Contingencies -- Texaco Global Settlement."

DRILLING AND RECOMPLETION ACTIVITIES

     The following table contains data with respect to certain of the Company's field operations during the years ended December 31, 1997, 1996 and 1995. The Company drilled no exploratory wells during the periods presented.

                                                           1997           1996           1995
                                                       ------------   ------------   ------------
                                                       GROSS   NET    GROSS   NET    GROSS   NET
                                                       -----   ----   -----   ----   -----   ----
Recompletions, Side-Tracks and Deepenings
  Oil................................................    8      7.0    12      5.7    35     19.5
  Gas................................................    6      4.5     5      3.2    17     12.7
  Non-Productive.....................................    8      7.5     7      4.7    18     13.2
                                                        --     ----    --     ----    --     ----
          Total......................................   22     19.0    24     13.6    70     45.4
                                                        ==     ====    ==     ====    ==     ====
Development Wells
  Oil................................................    1        1     0        0     6      3.5
  Gas................................................    0        0     0        0     2      1.1
  Non-Productive.....................................    0        0     1      0.5     2      1.1
                                                        --     ----    --     ----    --     ----
          Total......................................    1        1     1      0.5    10      5.7
                                                        ==     ====    ==     ====    ==     ====

TITLE TO OIL AND GAS PROPERTIES

     It is customary in the oil and gas industry to make only a cursory review of title to undeveloped oil and gas leases at the time they are acquired and to obtain more extensive title examinations when acquiring producing properties. However, with respect to future undeveloped leasehold and producing property acquisitions, if any, the Company will conduct title examinations on material portions of such properties in a manner generally consistent with industry practice. Certain of the Company's oil and gas properties may be subject to title defects, encumbrances, easements, servitude's or other restrictions, none of which, except as noted under the caption "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Commitments and Contingencies -- Title to Oil and Gas Properties," in management's opinion, will in the aggregate materially restrict the Company's operations.

RESERVES

     The following table sets forth estimates of the proved oil and gas reserves of the Company at January 1, 1998, as estimated by the Company's independent petroleum engineers, Netherland, Sewell & Associates, Inc. ("NSAI"), reduced for the proved reserves attributable to approximately 43 acres in the Bayou Pigeon Field that had been the subject of a dispute with Wildwing that is now settled. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Commitments and Contingencies -- Title to Oil and Gas Properties."

                                                                     JANUARY 1, 1998
                                                       -------------------------------------------
                 PROVED RESERVES(1)                    DEVELOPED(1)   UNDEVELOPED(1)      TOTAL
                 ------------------                    ------------   --------------   -----------
Oil (MBbls)(2).......................................        7,220          18,597          25,817
Gas (MMcf)...........................................        8,259           3,317          11,576
MBoe(2)..............................................        8,596          19,150          27,746
Year-end present value of estimated future net
  revenues...........................................  $16,075,000     $60,355,000     $76,430,000

---------------

(1) See "Glossary" for the definition of "proved reserves," "proved developed reserves" and "proved undeveloped reserves."


(2) Includes 1,860 MBoe of oil and gas attributable to the properties that are the subject of the Castex Sale, 189 MBoe of oil attributable to the Napoleonville field and 12 MBoe attributable to the Abbeville field. The Castex Sale is expected to close in November 1998; however the transaction is subject to certain conditions and there can be no assurance that it will be completed. Effective July 1, 1998, the Company's interests in the Napoleonville field were sold to Plymouth pursuant to the Napoleonville Agreement. See "Management's Discussion and Analysis of Financial Condition and Results of Operations -- Recent Developments and Plans." The Company's lease for the Abbeville field expired due to lack of production.



     Total proved reserves increased to approximately 27,746,000 Boe at January 1, 1998, from approximately 16,443,000 Boe at December 31, 1996. The 1997 year-end estimates increased from amounts previously reported due to the addition of 11,666,000 Boe associated with the acquisition of the remaining 50% interest in certain WCBB properties and the upward revisions to the reserves estimates of 947,000 Boe, offset in part by 1997 production.


     The estimated future net revenues set forth above were determined by using reserve quantities of proved reserves and the periods in which they are expected to be developed and produced based on economic conditions prevailing at January 1, 1998. The estimated future production is priced at January 1, 1998, without escalation using $17.91 per Bbl and $2.62 per Mcf. Additional information concerning the Company's oil and gas reserves and disclosure of the Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves (Unaudited) is set forth in Note 20 to the Company's Consolidated Financial Statements. As a result of a ceiling test performed at June 30, 1998, the Company was required to write down the value of its oil and gas properties by $16.0 million. See "Management's Discussion and Analysis of Financial Condition and Results of Operations."

     In compliance with federal law, the Company files annual reports with the Energy Information Agency of the U.S. Department of Energy with respect to its production of oil and gas during each calendar year and its estimated oil and gas reserves at the end of each year. The reserve values set forth above and in the Company's consolidated financial statements attached hereto may vary within five percent from the estimates previously provided to the Department of Energy by the Company due to the Company's practice of including in its report to the Department of Energy all oil and gas production and reserves attributable to wells for which the Company serves as operator.

     The oil and gas reserve information set forth above represents only estimates. Reserve engineering is a subjective process of estimating volumes of economically recoverable oil and gas that cannot be measured in an exact manner. The accuracy of any reserve estimate is a function of the quality of available data and of engineering and geological interpretation. As a result, the estimates of different engineers often vary. In addition, the results of drilling, testing and production may justify revisions of such estimates. Accordingly, reserve estimates often differ from the quantities of oil and gas that are ultimately recovered. Estimates of economically recoverable oil and gas and of future net revenues are based on a number of variables and assumptions, all of which may vary from actual results, including geologic interpretation, prices and future production rates and costs.

PRODUCTION, PRICES AND COSTS

     The Company sells its oil and gas at the wellhead and does not refine petroleum products. Other than normal production facilities, the Company does not own an interest in any bulk storage facilities or pipelines. As is customary in the industry, the Company sells its production in any one area to relatively few purchasers, including transmission companies that have pipelines near the Company's producing wells. Gas purchase contracts are generally on a short-term "spot market" basis and usually contain provisions by which the prices and delivery quantities for future deliveries will be determined. The majority of the Company's crude oil production is sold on 30-day "evergreen" contracts with prices based on postings plus a premium. The following table contains certain historical data respecting the average sales prices received and the average production costs incurred by the Company during the years ended December 31, 1997, 1996 and 1995.

                                                              YEAR ENDED DECEMBER 31,
                                                              ------------------------
                                                               1997     1996     1995
                                                              ------   ------   ------
Production Volumes
  Oil (MBbls)...............................................     566      615      778
  Gas (MMcf)................................................   2,818    3,629    7,403
  Oil equivalents (MBoe)....................................   1,036    1,220    2,012
Average Prices
  Oil (per Bbl).............................................  $20.93   $22.17   $16.59
  Gas (per Mcf).............................................  $ 2.86   $ 2.86   $ 1.59
  Oil equivalents (per MBoe)................................  $19.20   $19.68   $12.27
Average production costs (per Boe)..........................  $ 9.05   $10.90   $ 4.74
Average production taxes (per Boe)..........................  $ 1.48   $ 1.47   $ 1.08

CUSTOMERS

     During 1997, sales to Prior Energy Corporation, Wickford Energy Marketing and Gathering and Energy Marketing Co. accounted for 43%, 29% and 22%, respectively, of the Company's oil and gas revenues. The Company had no other purchasers that accounted for greater than 10% of its oil and gas revenues in the year ended December 31, 1997.

FACILITIES

     The Company owns an industrial building located in Lafayette, Louisiana with approximately 12,500 square feet of office, warehouse and shop space.

COMPETITION AND MARKETS

  Availability of Markets

     The availability of a ready market for any oil and/or gas produced by the Company depends on numerous factors beyond the control of management, including but not limited to, the extent of domestic production and imports of oil, the proximity and capacity of gas pipelines, the availability of skilled labor, materials and equipment, the effect of state and federal regulation of oil and gas production and federal regulation of gas sold in interstate commerce. Gas produced by the Company in Louisiana is sold to various purchasers who service the areas where the Gulfport's wells are located. The Company's wells are not subject to any agreements that would prevent it from either selling its gas production on the spot market or committing such gas to a long-term contract; however, there can be no assurance that the Company will continue to have ready access to suitable markets for its future oil and gas production.

  Impact of Energy Price Changes

     Oil and gas prices can be extremely volatile and are subject to substantial seasonal, political and other fluctuations. The prices at which oil and gas produced by the Company may be sold is uncertain and it is possible that under some market conditions the production and sale of oil and gas from some or all of its properties may not be economical. The availability of a ready market for oil and gas, and the prices obtained for such oil and gas, depend upon numerous factors beyond the control of the Company, including competition from other oil and gas suppliers and national and international economic and political developments. Because of all of the factors influencing the price of oil and gas, it is impossible to accurately predict future prices.

REGULATION

  Orphaned Well Act


     In June 1993, the Louisiana legislature passed the Louisiana Oilfield Site Restoration Law (the "Orphaned Well Act") which provides that if an oil field site is transferred from one party to another, the parties to the transfer may elect to establish a trust account for such site to provide a source of funds for future site restoration. A primary advantage of this law is that once the site-specific trust account has been approved by the Secretary of the Louisiana Department of Natural Resources (the "DNR"), the party transferring the oil field site is relieved of liability by the state for any site restoration costs or actions associated with the site. Management believes that this makes the Company and others who are willing to use this law more competitive as purchasers of oil and gas properties. If the parties to a transfer elect to be covered under the Orphaned Well Act, the Secretary of the DNR will require that a site assessment be performed by a contractor approved by the special state commission created under the statute and will require the parties to the transaction to provide a proposed funding schedule for the trust account. The site assessment must specifically identify site restoration costs needed to restore the oil field site based on conditions existing at the time of the transfer. Generally, some contribution to the trust account will be required at the time of the transfer and additional funding will be required quarterly thereafter until the account is fully funded. The trust account is monitored by the DNR and the funds in the trust accounts remain the property of the DNR. The purchaser of the oil field site is liable for site restoration at the end of its useful life. If the purchaser restores the site, the purchaser will be entitled to recover the balance of the trust account. Compliance with such law does not, however, relieve the parties to the transaction from liability to private parties.


     In December 1994, the Company entered into a definitive agreement with LLOG Exploration Company ("LLOG") for the purchase of LLOG's working interest in the Bayou Penchant Field (the "Initial LLOG Property"). This sale was completed in January 1995. In March 1995, the Company completed its acquisition of additional oil and gas properties owned by LLOG in four South Louisiana fields (the "Remaining LLOG Properties"). In connection with these purchases, the Company agreed to establish plugging and abandonment escrow funds as allowed by the Orphaned Well Act. In connection with the Reorganization Case, LLOG filed a claim asserting that Old WRT was required, notwithstanding the bankruptcy case, to fulfill its contractual commitment to establish plugging and abandonment funds (the "Asserted LLOG P&A Trusts"), and that LLOG had a vendor's lien on the Initial LLOG Property and Remaining LLOG Properties securing

Old WRT's performance of the contractual commitment. Old WRT's disputed LLOG's claim and its asserted vendor's lien, and filed an objection seeking a disallowance of LLOG's claim and a determination that any claim asserted by LLOG with respect to the Asserted LLOG P&A Trusts was unsecured. On July 8, 1997, the Bankruptcy Court ruled that LLOG's claim with respect to the Asserted LLOG P&A Trusts was secured by a valid vendor's lien on the Initial LLOG Property and Remaining LLOG Properties, but did not determine the amount of such claim. Old WRT filed a motion requesting that the Bankruptcy Court reconsider its ruling. On January 15, 1998, the Bankruptcy Court denied Gulfport's motion to reconsider its ruling. Therefore, Gulfport will be required to establish plugging and abandonment funds. The amount and terms of payment into each fund will be established by the State of Louisiana upon completion of an independent study to be commissioned by the Company. As of October 1, 1998, the independent study had not yet been commenced. Accordingly, Gulfport is unable to determine the amount and payment towards the future obligation related to these commitments. In September 1998, LLOG obtained a consent order prohibiting any sale of the LLOG Properties (which are the subject of the Castex Sale) pending a preliminary injunction hearing, which is set for November 9, 1998. LLOG is claiming that it has a continuing security interest in certain real property and equipment to secure the claim for plugging and abandonment obligations. The Company is currently negotiating with LLOG to settle the matter.


  Environmental Regulation


     Operations of the Company are subject to numerous federal, state, and local laws and regulations governing the discharge of materials into the environment or otherwise relating to environmental protection. These laws and regulations may require the acquisition of a permit before drilling commences, restrict or prohibit the types, quantities and concentration of substances that can be released into the environment in connection with drilling and production activities, prohibit drilling activities on certain lands lying within wetlands or other protected areas and impose substantial liabilities for pollution resulting from drilling and production operations. Moreover, state and federal environmental laws and regulations may become more stringent. These environmental laws and regulations may affect the Company's operations and costs as a result of their effect on oil and gas development, exploration, and production operations. On August 8, 1998, the Environmental Protection Agency ("EPA") added four petroleum refining wastes to the list of Resource Conservation and Recovery Act ("RCRA") hazardous wastes. While the full impact of this new rule has yet to be determined, the rule may, as of February 1999, impose increased expenditures and operating expenses on the Company, which may take on additional obligations relating to the treatment, storage, transportation and disposal of certain petroleum refining wastes that were not previously regulated as hazardous waste. It is not anticipated that Gulfport will be required in the near future to expend amounts that are material in relation to its total capital expenditures program by reason of environmental laws and regulations, but inasmuch as such laws and regulations are frequently changed, Gulfport is unable to predict the ultimate cost of compliance. Certain environmental laws including, but not limited to, the Comprehensive Environmental Response. Compensation and Liability Act ("CERCLA") and analogous state statutes, provide for joint and several strict liability for remediation of releases of hazardous substances, rendering an owner or operator liable for environmental damage without regard to negligence or fault. In addition, the Company may be subject to claims alleging personal injury or property damage as a result of exposure to hazardous substances. Such laws and regulations may expose the Company to liability arising out of the conduct of operations or conditions caused by others, or for the acts of the Company which were in compliance with all applicable laws at the time such acts were performed.


     The Oil Pollution Act of 1990 (the "OPA") and regulations thereunder impose a variety of regulations on "responsible parties" related to the prevention of oil spills and liability for damages resulting from such spills in United States waters. A "responsible party" includes the owner or operator of a facility or vessel, or the lessee or permittee of the area in which an offshore facility is located. The OPA assigns liability to each responsible party for oil removal costs and a variety of public and private damages. While liability limits apply in some circumstances, a party cannot take advantage of liability limits if the spill was caused by gross negligence or willful misconduct or resulted from violation of a federal safety, construction or operating regulation. If the party fails to report a spill or to cooperate fully in the cleanup, liability limits do not apply. Few defenses exist to the liability imposed by the OPA. The OPA also imposes ongoing requirements on a responsible party, including proof by owners and operators of offshore oil and gas facilities of establishment of $150,000,000 in financial responsibility. Financial responsibility could be established by various means including insurance, guarantee, surety bond, letter of credit or qualification as a self-insurer. There is substantial uncertainty as to whether insurance companies or underwriters will be willing to provide coverage under the OPA. The financial tests or other criteria that will be used to judge self-insurance are also uncertain. The Company cannot predict the final resolution of these financial responsibility issues but such requirements have the potential to result in the imposition of substantial additional annual costs on it or otherwise materially adversely affect it. The impact of the rule should not be any more adverse to the Company than it will be to the other similarly situated or less well capitalized owners or operators. See "-- Operational Hazards and Insurance".


     Pursuant to the federal Clean Water Act ("CWA") and Louisiana Department of Environmental Quality ("LDEQ") regulations, oil and gas production facilities for which produced water is a natural byproduct must either discharge the produced water or inject it into an injection well approved by the Louisiana Department of Natural Resources ("LDNR"). Those LDEQ permits and LDEQ Emergency Rules that provided for continued discharges of produced water have expired, except in very limited situations. On November 4, 1997, EPA Region 6 issued a National Pollutant Discharge Elimination System ("NPDES") General Permit for the Oil and Gas Extraction Point Source Category, in the Territorial Seas of Louisiana. Among other things, the NPDES General Permit governs the discharge of produced water to the Territorial Seas of Louisiana from Offshore Subcategory facilities located in the Outer Continental Shelf ("OCS") water off Louisiana, unless such produced water discharges are otherwise prohibited by LDEQ regulations. Louisiana Administrative Code 33.IX.708. In June 1995, the Company began underground injection at its East Hackberry facility and discontinued overboard discharge of produced water. In addition, the Company has filed for and obtained a NPDES General Permit for coverage of the applicable Company facilities.


  Radioactive Materials Licensing

     The Company is licensed, regulated and subject to inspection by the LDEQ with respect to the ownership and operation of its radioactive well logging tools. Failure to comply with such licensing and regulatory requirements could cause the Company to lose its rights to operate its well logging tools. The Company's radioactive well logging tools required the use of radioactive materials and explosives which may result in substantial losses or liabilities to third parties, including claims for bodily injuries, reservoir damage, loss of reserves, environmental damage and other damages to persons or property. In December 1997, the Company sold all of its radioactive well logging tools. See "-- Operational Hazards and Insurance."

  Federal and State Regulation

     Complex regulations concerning all phases of energy development at the local, state and federal levels apply to the Company's operations and often require interpretation by the Company's professional staff or outside advisors. The federal government and various state governments have adopted numerous laws and regulations respecting the production, transportation, marketing and sale of oil and gas. Regulation by state and local governments usually covers matters such as the spacing of wells, allowable production rates, pooling and unitization, environmental protection, pollution control, pricing, taxation and other related matters. In Louisiana, the Commissioner of the Office of Conservation is empowered to create geographic or geological units for drilling and producing wells which units contain, in the Commissioner's sole judgment, the production acreage likely to be efficiently and economically drained by such well. These units are created only after notice to interested parties and a hearing at which time the Commissioner will accept geological and engineering testimony from the interested parties. The creation of these units could have the result of combining the Company's leasehold interest with lease acreage held by competing producers and could have the effect of reducing the Company's interest in a drilling or producing well below the leasehold interest to which it would otherwise be entitled. Unitization of the Company's properties may force the Company to share production from its wells and leases with others and can occur after development or acquisition costs have been incurred by the Company. If the Company's leases are subjected to unitization, the Company may ultimately be entitled to a lesser share of production from its wells than it expected. Any federal leases acquired by the Company will be subject to various federal statutes and the rules and regulations of federal administrative agencies. Moreover, future changes in local, state or federal laws and regulations could adversely affect the operations of the Company.

     Legislation affecting the oil and gas industry is under constant review for amendment or expansion, frequently increasing the regulatory burden. Numerous departments and agencies, both federal and state are also authorized by statute to issue, and have issued, rules and regulations binding the oil and gas industry that often are costly to comply with and that carry substantial penalties for non-compliance. In addition, production operations are affected by changing tax and other laws relating to the petroleum industry, by constantly changing administrative regulations and possible interruption or termination by government authorities.

     The FERC regulates the transportation and sale for resale of natural gas in interstate commerce pursuant to the Natural Gas Act of 1938 (the "NGA") and the Natural Gas Policy Act of 1978 (the "NGPA"). In the past, the federal government has regulated the prices at which oil and gas could be sold. Currently, sales by producers of natural gas, and all sales of crude oil, condensate and natural gas liquids can be made at uncontrolled market prices, but Congress could reenact price controls at any time.

     The Company's natural gas gathering operations may be or become subject to safety and operational regulations relating to the design, installation, testing, construction, operation, replacement, and management of facilities. Pipeline safety issues have recently become the subject of increasing focus in various political and administrative arenas at both the state and federal levels. The Company cannot predict what effect, if any, the adoption of additional pipeline safety legislation might have on its operations, but does not believe that any adverse effect would be material.

     Proposals and proceedings that might affect the oil and gas industry are routinely pending before the Congress, the FERC, and the courts. The Company cannot predict when or whether any such proposals may become effective. In the past, the natural gas industry has been very heavily regulated. There is no assurance that the current regulatory approach pursued by the FERC will continue indefinitely into the future.

     Notwithstanding the foregoing, it is not anticipated that compliance with existing federal, state and local laws, rules and regulations will have a material adverse effect upon the capital expenditures, earnings or competitive position of the Company.

OPERATIONAL HAZARDS AND INSURANCE

     The Company's operations are subject to all of the risks normally incident to the production of oil and gas, including blowouts, cratering, pipe failure, casing collapse, oil spills and fires, each of which could result in severe damage to or destruction of oil and gas wells, production facilities or other property, or injury to persons. The energy business is also subject to environmental hazards, such as oil spills, gas leaks, and ruptures and discharge of toxic substances or gases that could expose the Company to substantial liability due to pollution and other environmental damage. Although the Company maintains insurance coverage considered to be customary in the industry, it is not fully insured against certain of these risks, either because such insurance is not available or because of high premium costs. The occurrence of a significant event that is not fully insured against could have a material adverse effect on the Company's financial position.

EMPLOYEES

     At October 1, 1998, the Company employed 12 persons exclusive of the Company's executive officers whose services are provided pursuant to the Administrative Services Agreement. See "Certain Transactions." None of the Company's employees are represented by labor unions or covered by any collective bargaining arrangement. The Company considers its relations with its employees to be satisfactory.

LEGAL PROCEEDINGS

     In 1997, Wildwing initiated litigation against the Company in the Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana. In its petition, Wildwing alleged that Old WRT's title had failed as to approximately 43 acres in the Bayou Pigeon Field. Revenue attributable to mineral production from the acreage in dispute has been held in suspense by Plains Resource & Transportation, Inc. and Wickford Energy Marketing, Inc. (the "Stakeholders") since the time the notice of possible title failure was received by the Company. On February 28, 1998, the Company entered into a settlement agreement with Wildwing. The settlement provides that the Company direct the Stakeholders to deliver to Wildwing in full and final compromise of the Wildwing claims, the sum of $269,500, and Wildwing would convey, assign, transfer, sell, setover and deliver to the Company, all of Wildwing's right, title and interest in the leases subject to dispute. Additional revenue attributable to mineral production from this acreage, held in suspense by the Stakeholders, was or will be distributed to the lessors of the property with the balance of approximately $370,000 to be distributed to the Company.

     During 1995, the Company entered into a marketing agreement with Tri-Deck pursuant to which Tri-Deck would market all of the Company's oil and gas production. Subsequent to the agreement, James Florence, who served as both Tri-Deck's principal and WRT's Director of Marketing, assigned Tri-Deck's right to market the Company's oil production to Plains Marketing and assigned Tri-Deck's right to market the Company's gas production to Perry Gas. During early 1996, Tri-Deck failed to make payments to the Company attributable to several months of the Company's gas production. Consequently, on May 20, 1996, the Company filed with the Bankruptcy Court a Motion to Reject the Tri-Deck Marketing Agreement, and on May 29, 1996, the Company initiated an adversarial proceeding against Tri-Deck and Perry Gas. Perry Gas was the party which ultimately purchased the Company's gas production for the months in question.

     On January 20, 1998, Gulfport and the Litigation Entity entered into a Clarification Agreement to clarify provisions of the Plan regarding the rights of the Company and the Litigation Entity to prosecute certain causes of action arising from the Tri-Deck matter. As a part of the Clarification Agreement, the Litigation Entity will intervene or be substituted as the actual party in interest in the Tri-Deck case and will reimburse the Company $100,000 for legal fees incurred by the Company. As additional consideration for the contribution of this claim to the Litigation Entity, the Company is entitled to receive 85% of the recovery of all monies held in the court registry and 50% of the recovery from all other Tri-Deck litigation pursued by the Litigation Entity.

     On July 20, 1998, Sanchez initiated litigation against the Company in the Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana. In its petition, Sanchez alleged, among other things, that the Company was obligated, by virtue of the terms of the Sanchez Letter, to grant a sublease to Sanchez for an undivided 50% interest in two of the Company's oil, gas and mineral leases covering lands located in the North Bayou Penchant area of Terrebonne Parish, Louisiana. Pursuant to this lawsuit, Sanchez is seeking specific performance by the Company of the contractual obligation that Sanchez alleges to be present in the Sanchez Letter and monetary damages. The litigation is in its earliest stages and discovery has not yet begun. In addition, the Company is currently reviewing the claims set forth in the lawsuit to determine the appropriate response thereto.

     On June 30, 1998, Production Management Corporation ("PMC") initiated litigation against the Company in the United States District Court of the Western District of Louisiana, Lafayette-Opelousas Division, alleging breach of contract and the failure of the Company to pay certain invoices related to services allegedly provided to the Company. The complaint sought monetary damages in the amount of $388,131.76 plus interest, certain legal costs and 10% in attorney's fees. This matter was settled by the parties on September 10, 1998 with the Company paying $364,000.

     For information concerning pending litigation relating to the purchase of the Initial LLOG Property and the Remaining LLOG Properties, see
"-- Regulation -- Orphaned Well Act."

                                   MANAGEMENT

DIRECTORS AND EXECUTIVE OFFICERS

     The officers and directors of the Company are as follows:

                 NAME                   AGE                  POSITION
                 ----                   ---                  --------
Mark Liddell..........................  43    President and Director
Mike Liddell..........................  44    Chairman of the Board, Chief Executive
                                              Officer and Director
Charles E. Davidson...................  44    Director
Robert E. Brooks......................  50    Director
David L. Houston......................  45    Director

     Mark Liddell has served as a director of Gulfport since July 11, 1997 and as its President since April 28, 1998. Until April 28, 1998, Mr. Liddell held the position of President of DLB, a position he held since October 1994. Mr. Liddell was Vice President of DLB from 1991 to 1994. From 1985 to 1991, he was Vice President of DLB Energy. Since November 1997, Mr. Liddell has served as a director of Bayard Drilling Technologies, Inc., a publicly held drilling company, from 1991 to May 1995, Mr. Liddell served as a director of TGX Corporation, a publicly held oil and gas company, and from 1989 to 1990, he served as a director of Kaneb Services, Inc., a publicly held industrial services and pipeline transportation company. He received a B.S. degree in education and a J.D. degree from the University of Oklahoma.

     Mike Liddell has served as a director of Gulfport since July 11, 1997, as Chief Executive Officer since April 28, 1998 and as Chairman of the Board since July 28, 1998. In addition, Mr. Liddell has served as Chief Executive Officer of DLB since October 1994, and as a director of DLB since 1991. From 1991 to 1994, Mr. Liddell was President of DLB. From 1979 to 1991, he was President and Chief Executive Officer of DLB Energy. He received a B.S. degree in education from Oklahoma State University. He is the brother of Mark Liddell.

     Charles E. Davidson has served as a director of Gulfport since July 11, 1997. From July 15, 1995 until April 28, 1998, Mr. Davidson also held the position of Chairman of the Board of Directors of DLB. Since 1994, he has also served as managing partner of Wexford Capital Corporation, a private investment firm. From 1984 to 1994, he was a partner in Steinhardt Partners, L.P., a private investment firm. From 1977 to 1984, Mr. Davidson was employed by Goldman, Sachs & Co., last serving as Vice President of corporate bond trading. Mr. Davidson is Chairman of the Board of Resurgence Properties, Inc. and is also a director of Presido Capital, Inc., both of which are publicly held real estate companies. He holds a B.A. degree and an M.B.A. degree from the University of California at Los Angeles.

     Robert E. Brooks has served as a director of Gulfport since July 11, 1997. Mr. Brooks is currently a partner with Brooks Greenblatt, a commercial finance company located in Baton Rouge, Louisiana that was formed by Mr. Brooks in July 1997. Mr. Brooks is a Certified Public Accountant and was Senior Vice President in charge of Asset Finance and Managed Assets for Bank One, Louisiana between 1993 and July 1997. He received his B.S. degree from Purdue University in mechanical engineering in 1969. He obtained graduate degrees in finance and accounting from the Graduate School of Business at the University of Chicago in 1974.

     David Houston has served as a director of Gulfport since July 1998. Since 1991, Mr. Houston has been the principal of Houston & Associates, a firm that offers life and disability insurance, compensation and benefits plans and estate planning. Prior to 1991, he was President and Chief Executive Officer of Equity Bank for Savings, F.A., a $600 million, Oklahoma-based savings bank. He currently serves on the board of directors and executive committee of Deaconess Hospital, Oklahoma City, Oklahoma, and is the former chair of the Oklahoma State Ethics Commission and the Oklahoma League of Savings Institutions. He received a

BS degree in business from Oklahoma State University and a graduate degree in banking from Louisiana State University.

EXECUTIVE COMPENSATION

     The following table provides certain summary information concerning compensation paid or accrued during the three fiscal years December 31, 1997, 1996, and 1995 to the Company's Chief Executive Officer and each of the four most highly compensated executive officers of the Company, determined as of the end of the last fiscal year, whose annual compensation exceeded $100,000.

                                                                          LONG TERM
                                                         ANNUAL          COMPENSATION
                                                   COMPENSATION(1)(2)       AWARDS       ALL OTHER
NAME AND                                          --------------------   ------------   COMPENSATION
PRINCIPAL POSITION                         YEAR   SALARY($)   BONUS($)    OPTIONS(#)       ($)(2)
------------------                         ----   ---------   --------   ------------   ------------
Gary C. Hanna,...........................  1997     31,250         --           --           --
  President(3)
Raymond P. Landry,.......................  1997    156,000     78,000       60,000           --
  Executive Vice President(4)              1996    161,962     25,000           --           --
                                           1995     90,558         --           --           --
Wayne A. Beninger(5).....................  1997     95,506     65,500                        --
  Vice President -- Strategic Planning     1996    116,804         --                        --
                                           1995     59,154         --                        --
Thomas C. Stewart(6).....................  1997     83,359     53,000                        --
  Vice President of Operations             1996    108,808         --                        --
                                           1995     27,500         --                        --

---------------

(1) Amounts shown include cash and non-cash compensation earned and received by the named executives as well as amounts earned but deferred at their election.

(2) The Company provides various perquisites to certain employees, including the named executives. In each case, the aggregate value of the perquisites provided to the named executives did not exceed 10% of such named executives' annual salary and bonus.

(3) Mr. Hanna became President of the Company on July 11, 1997 and resigned on April 28, 1998. During such period, Mr. Hanna was not paid a salary or other compensation by Gulfport. His services were provided pursuant to the Administrative Service Agreement and the compensation amount reflects the portion of his compensation from DLB that was allocated to the Company under such agreement. Effective as of April 28, 1998, Mr. Mark Liddell was named President of the Company. Effective July 28, 1998, Mr. Mike Liddell was named Chief Executive Officer of the Company. Messrs. Liddell will not be paid a salary or other compensation by Gulfport. Their services will be provided pursuant to the Administrative Services Agreement. See "Certain Transactions."

(4) Mr. Landry received a $25,000 sign-on bonus, per the terms of his employment contract, payment of which was deferred to 1996. Mr. Landry received $78,000 in compensation during 1997 as a participant of the employee stay bonus program. Mr. Landry ceased to be an Executive Vice President on May 5, 1998, but continues to serve as an employee of the Company.

(5) Mr. Beninger resigned as Vice President of Strategic Planning on August 31, 1997. During 1997, Mr. Beninger received $65,500 in compensation as a participant of the employee stay bonus program.

(6) Mr. Stewart resigned as Vice President of Operations on July 11, 1997. During 1997, Mr. Stewart received $53,000 in compensation as a participant of the employee stay bonus program.

STOCK OPTIONS GRANTED IN 1997

     The following table sets forth information concerning the grant of stock options during 1997 to the named executives.

                                INDIVIDUAL GRANTS                                     POTENTIAL REALIZABLE
                             -----------------------                                  VALUE ASSUMED ANNUAL
                             NUMBER OF    # OF TOTAL                                 RATES AT OF STOCK PRICE
                             SECURITIES    OPTIONS                                   APPRECIATION FOR OPTION
                             UNDERLYING    GRANTED                                          TERMS(1)
                              OPTIONS     EMPLOYERS    EXERCISE PRICE   EXPIRATION   -----------------------
NAME                         GRANTED(#)    IN 1997      PRICE($/SH)      DATE(2)       5%($)        10%($)
----                         ----------   ----------   --------------   ----------   ----------   ----------
Raymond P. Landry..........    60,000        100%          $3.50            --        $132,068     $334,686

---------------

(1) The assumed annual rates of increase are based on an annually compounded increase of the exercise price of $3.50 per share through a presumed ten year option term.

(2) Mr. Landry's options were granted under an employment agreement that was part of the Plan, which was confirmed on July 11, 1997. No expiration term was specified under the agreement.

STOCK OPTION HOLDINGS

     The following table sets forth the number of unexercised options held by named executives as of December 31, 1997. No options were exercised in 1997 and no options were in-the-money as of December 31, 1997.

                                                                 NUMBER OF UNEXERCISED
                                                                 OPTIONS AT FY-END(1)
                                                              ---------------------------
NAME                                                          EXERCISABLE   UNEXERCISABLE
----                                                          -----------   -------------
Raymond P. Landry...........................................      --           60,000

---------------

(1) These options are exercisable at $3.50 per share.

DIRECTOR COMPENSATION

     Up to the Effective Date, each director who was not a salaried employee of the Company received $500 for his attendance at each meeting of the Board of Directors and was reimbursed for expenses incurred in connection with attending each such meeting. Currently, each outside director receives compensation in the amount of $1,000 per month, $500 for attendance at each meeting of the Board of Directors and reimbursement for expenses incurred in connection with attending such meetings.

EMPLOYMENT AGREEMENTS

     Pursuant to the Plan, Mr. Landry entered into a two-year employment agreement with Gulfport commencing on the Effective Date. This employment agreement provides for a salary of $156,000 per year and stock options to purchase 60,000 shares of Common Stock at $3.50 per share pursuant to a stock option agreement to be established by Gulfport. In addition, Gulfport assumed the rights and obligations of existing employment contracts with Wayne A. Beninger and Thomas C. Stewart, both of which expired on August 31, 1997, and called for annual salaries of $125,000 and $100,000, respectively.

COMPENSATION COMMITTEE INTERLOCKS AND INSIDER TRADING

     No member of the Committee is a former or current officer or employee of the Company and no employee of the Company serves or has served on the compensation committee (or board of directors of a corporation lacking a compensation committee) of a corporation employing a member of this Committee.

                             PRINCIPAL STOCKHOLDERS

     The following table sets forth certain information concerning the beneficial ownership of the Common Stock as of October 1, 1998, by (1) each director, (2) the named executive officers, (3) each stockholder known by the Company to own beneficially five percent or more of the outstanding shares of the Common Stock and (4) all executive officers and directors of the Company as a group.

                                                                BENEFICIARY OWNERSHIP
                                                              --------------------------
          NAME AND ADDRESS OF BENEFICIARY OWNER(1)              SHARES     PERCENTAGE(2)
          ----------------------------------------            ----------   -------------
Charles E. Davidson(3)......................................   8,538,629       38.7%
411 West Putnam Avenue
Greenwich, Connecticut 06830
CD Holding Company LLC(4)...................................   6,226,937       28.2%
411 West Putnam Avenue
Greenwich, Connecticut 06830
Wexford Management, LLC(5)..................................   2,311,692       10.5%
411 West Putnam Avenue
Greenwich, Connecticut 06830
Mark Liddell(6).............................................   1,062,618        4.8%
6307 Waterford Blvd., Suite 100
Oklahoma City, Oklahoma 73112
Mike Liddell(7).............................................   1,076,647        4.9%
6307 Waterford Blvd., Suite 100
Oklahoma City, Oklahoma 73112
The Equitable Companies Incorporated........................   2,212,077        9.8%
1290 Avenue of the Americas
New York, New York 10104
Robert E. Brooks............................................           *          *
David L. Houston............................................           *          *
All directors and executive officers as a group (6
  individuals)..............................................  10,677,894       48.4%

---------------

* Less than one percent.

(1) Unless otherwise indicated, each person or group has sole voting and investment power with respect to all listed shares.

(2) Each listed person's percentage ownership is determined by assuming that options, warrants and other convertible securities that one held for such person and that are exercisable or convertible within 60 days have been exercised.

(3) Includes 2,311,692 shares of Common Stock held of record by the Wexford Entities (as defined below) and 6,226,937 shares of Common Stock of record by CD Holding Company LLC ("CD Holding"). Mr. Davidson is the Chairman and controlling member of Wexford Management, LLC ("Wexford Management") and the President and sole shareholder of CD Holding. Mr. Davidson disclaims beneficial ownership of the 2,311,692 Shares owned by the Wexford Entities.

(4) Charles E. Davidson is the President and sole stockholder of CD Holding.

(5) Includes shares of Common Stock held of record by the following seven investment funds (the "Wexford Entities") that are affiliated with Wexford
    Management: Wexford Special Situations 1996, L.P.; Wexford Special Situations 1996 Institutional, L.P.; Wexford Special Situations 1996, Limited; Wexford-Euris Special Situations 1996, L.P.; Wexford Spectrum Investors LLC; Wexford Capital Partners II, L.P.; and Wexford Overseas Partners I, L.P. Mr. Davidson is the managing partner of Wexford Capital Corporation, which manages Wexford Management.

(6) Comprised of the shares of Common Stock held of record by Liddell Holdings, LLC. Mr. Liddell is the sole member of Liddell Holdings, LLC.

(7) Comprised of the shares of Common Stock held of record by Liddell Investments, LLC. Mr. Liddell is the sole member of Liddell Investments, LLC.

                              CERTAIN TRANSACTIONS

REORGANIZATION OF THE COMPANY

     By order dated May 2, 1997, the Bankruptcy Court confirmed the Plan of Old WRT and co-proponents DLB and Wexford Management. On July 11, 1997, DLB and Wexford Management received, pursuant to the Plan, an aggregate of 13.2 million shares of Common Stock for various claims, assets and cash as detailed below:

Unsecured debt of $34.3 million.............................   2.88 million shares
Contribution of DLB's interest in certain WCBB properties...   5.62 million shares
Cash of $5.0 million........................................   1.43 million shares
Contribution of $11.5 million of secured and asserted
  secured claims............................................   3.27 million shares
                                                              --------------------
          Total shares issued to DLB and Wexford
           Management.......................................  13.20 million shares

     For additional information concerning the Company's bankruptcy reorganization, see "Business -- Events Leading to the Reorganization Case."

ADMINISTRATIVE SERVICES AGREEMENT


     Pursuant to the terms and conditions of the Administrative Services Agreement, DLB agreed to make available to the Company personnel, services, facilities, supplies, and equipment as the Company may need, including executive and managerial, accounting, auditing and tax, engineering, geological and geophysical, legal, land, and administrative and clerical services. The initial term was one year beginning on the date of the Administrative Services Agreement. The Administrative Services Agreement continues for successive one-year periods unless terminated by either party by written notice no less than 60 days prior to the anniversary date of the Administrative Services Agreement. During the year ended December 31, 1997, the services of Gary C. Hanna and Ronald D. Youtsey, the Company's then-President and Secretary, respectively, were provided under this agreement. On April 28, 1998, in connection with the acquisition of DLB by Chesapeake Energy Corporation, the obligations of DLB under the Administrative Services Agreement were assigned to DLB Equities, LLC. Currently, the services of Mike Liddell, Chief Executive Officer, and Mark Liddell, President, are provided under the Administrative Services Agreement. DLB Equities, LLC is owned equally by Mike and Mark Liddell.


     In return for the services rendered under the Administrative Services Agreement, the Company pays a monthly service charge based on the pro rata proportion of the Company's use of services, personnel, facilities, supplies and equipment provided by DLB Equities, LLC as determined by DLB Equities, LLC in a good-faith, reasonable manner. The service charge was calculated as the sum of
(i) DLB Equities, LLC's fully allocated internal costs of providing personnel and/or performing services, (ii) the actual costs to DLB Equities, LLC of any third-party services required, (iii) the equipment, occupancy, rental, usage, or depreciation and interest charges, and (iv) the actual cost to DLB Equities, LLC of supplies. The fees provided for in the Administrative Services Agreement were approved by the Bankruptcy Court as part of the Plan and the Company believes that such fees are comparable to those that would be charged by an independent third party.

     At December 31, 1997, Gulfport owed DLB approximately $1.6 million for services rendered pursuant to the Administrative Services Agreement. In March 1998, in order to facilitate the acquisition of DLB by Chesapeake Energy Corp., Mike Liddell, Mark Liddell and Charles Davidson purchased the receivable from DLB for its then outstanding amount of approximately $1.6 million. Each of Messrs. Mike and Mark Liddell and Mr. Davidson subsequently transferred his portion of the receivable to Liddell Investments, LLC, Liddell Holdings, LLC and CD Holding, respectively. The receivable accrues interest at the rate of LIBOR plus 3% per annum. To the extent that Liddell Investments, LLC, Liddell Holdings, LLC and CD Holding purchase Shares and Excess Shares they will do so through the forgiveness of an equal amount owed to them by the Company under the Stockholder Credit Facility and the Administrative Services Agreement. To the extent all such amounts are not forgiven through the purchase of Shares and Excess Shares, the Company will pay the outstanding amount in cash with a portion of the proceeds from the Rights Offering to the extent such funds are available. If such funds are not sufficient, any outstanding amounts will be repaid from other funds as they become available. See "Use of Proceeds."


STOCKHOLDER CREDIT FACILITY

     On August 18, 1998, the Company entered into the Stockholder Credit Facility, a $3.0 million revolving credit facility with the Affiliated Eligible Stockholders. Borrowings under the Stockholder Credit Facility are due on August 17, 1999 and bear interest at LIBOR plus 3% (8.69% at October 7, 1998). Pursuant to the Stockholder Credit Facility, the Affiliated Eligible Stockholders have the right to convert any borrowings made under such facility into shares of Common Stock at a conversion price of $0.20 per share only if the Rights Offering is not completed. As of October 7, 1998, $3.0 million was outstanding under the Stockholder Credit Facility. Pursuant to the Stockholder Credit Facility, the Company agreed to pay to the Affiliated Eligible Stockholders an aggregate commitment fee equal to $60,000. The Company repaid $2.0 million of principal under the Amended Credit Facility with borrowings under the Stockholder Credit Facility. The remaining $1.0 million was used for working capital and general corporate purposes. The Affiliated Eligible Stockholders will pay the Subscription Price for Shares and Excess Shares, if any, purchased in the Rights Offering through the forgiveness of an equal amount owed to them under the Stockholder Credit Facility and the Administrative Services Agreement. Any amounts that remain outstanding after such application will be repaid with a portion of the cash proceeds from the Rights Offering to the extent such funds are available. If such funds are not sufficient, any outstanding amounts will be repaid from other funds as they become available. See "Use of Proceeds."

                           DESCRIPTION OF SECURITIES

     The following summary description of the Company's capital stock is qualified in its entirety by reference to the Company's Certificate of Incorporation and Bylaws, each of which is filed as an exhibit to the Registration Statement.

COMMON STOCK

     The Company is currently authorized to issue up to 50,000,000 shares of Common Stock, par value $.01 per share, of which there were 22,076,315 shares outstanding held by 319 stockholders of record as of October 6, 1998. The Company's Board of Directors has approved, and stockholders owning more than 50% of the Company's outstanding Common Stock have executed written consents approving an amendment to the Company's Certificate of Incorporation to increase the number of authorized shares of Common Stock to 250,000,000. It is expected that such amendment will be filed with the State of Delaware by mid-November 1998. The closing of the Rights Offering on the terms described herein is subject to the effectiveness of such amendment. Holders of Common Stock are entitled to cast one vote for each share held of record on each matter submitted to a vote of stockholders. There is no cumulative voting for election of directors. Subject to the prior rights of any series of preferred stock which may from time to time be outstanding, if any, holders of Common Stock are entitled to receive ratably dividends when, as, and if declared by the Board of Directors out of funds legally available therefor and, upon the liquidation, dissolution or winding up of the Company, are entitled to share ratably in all assets remaining after payment of liabilities and payment of accrued dividends and liquidation preferences on the preferred stock, if any. There are no redemption or sinking fund provisions that are applicable to the Common Stock. Subject only to the requirements of the DGCL, the Board of Directors may issue shares of Common Stock without stockholder approval, at any time and from time to time, to such persons and for such consideration as the Board of Directors deems appropriate. Holders of Common Stock have no preemptive rights and have no rights to convert their Common Stock into any other securities. The outstanding Common Stock is validly authorized and issued, fully paid, and nonassessable.

PREFERRED STOCK

     The Company is authorized to issue up to 1,000,000 shares of Preferred Stock, par value $.01 per share, of which no shares are outstanding as of the date hereof. Shares of Preferred Stock may be issued from time to time in one or more series as the Board of Directors, by resolution or resolutions, may from time to time determine, each of said series to be distinctively designated. The voting powers, preferences and relative, participating, optional and other special rights, and the qualifications, limitations or restrictions thereof, if any, of each such series of Preferred Stock may differ from those of any and all other series of Preferred Stock at any time outstanding, and, subject to certain limitations of the Certificate of Incorporation and the DGCL, the Board of Directors may fix or alter, by resolution or resolutions, the designation, number, voting powers, preferences and relative, participating, optional and other special rights, and qualifications, limitations and restrictions thereof, of each such series of Preferred Stock.

     The issuance of any such Preferred Stock could adversely affect the rights of the holders of Common Stock and therefore, reduce the value of the Common Stock. The ability of the Board of Directors to issue Preferred Stock could discourage, delay, or prevent a takeover of the Company. See "Risk Factors -- Preferred Stock; Possible Anti-Takeover Effects."

TRANSFER AGENT AND REGISTRAR

     The Transfer Agent and Registrar for the Common Stock is American Stock Transfer and Trust Company.

                   MATERIAL FEDERAL INCOME TAX CONSIDERATIONS

GENERAL

     This discussion is based on the provisions of the Code, the Treasury Regulations promulgated thereunder, and administrative and judicial interpretations thereof, all as in effect as of the date hereof and all of which are subject to change (possibly on a retroactive basis). This discussion does not purport to deal with all aspects of federal income taxation that may be relevant to a particular holder of Rights in light of such holder's personal investment circumstances (including the tax consequences of the receipt of Rights by a holder of Common Stock in connection with compensation) nor does this discussion address special tax implications which may be applicable to certain types of holders of Rights subject to special treatment under the Code (including, without limitation, financial institutions, broker-dealers, regulated investment companies, life insurance companies, tax-exempt organizations, foreign corporations and non-resident aliens). Moreover, the discussion is limited to those who will hold the Rights and any Common Stock acquired upon the exercise of Rights, as capital assets (generally, property held for investment) within the meaning of Section 1221 of the Code. No consideration of any aspects of state, local or foreign taxation is included herein. The Company has not sought, nor does it intend to seek, any rulings from the IRS relating to the tax issues addressed herein, and such issues may be subject to substantial uncertainty resulting from the lack of definitive judicial or administrative authority and interpretations applicable thereto. It is the opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P., counsel to the Company, that the following discussion reflects the material tax considerations of the Rights Offering to a U.S. holder of Rights. Such opinion does not include any conclusions regarding the tax consequences to the Company resulting from the Rights Offering regarding the use of tax benefits or loss thereof with respect to the NOLs of the Company.


     EACH EXISTING HOLDER OF COMMON STOCK IS URGED TO CONSULT SUCH PERSON'S OWN TAX ADVISOR AS TO THE SPECIFIC TAX CONSEQUENCES OF THE RIGHTS OFFERING WITH RESPECT TO SUCH PERSON'S OWN PARTICULAR TAX SITUATION, INCLUDING THE APPLICATION AND EFFECT OF THE CODE, AS WELL AS STATE, LOCAL AND FOREIGN INCOME AND OTHER TAX LAWS.

TAX CONSEQUENCES TO HOLDERS AND RIGHTS

  Issuance of Rights to Existing Stockholders

     Existing law is not clear as to whether the distribution of Rights to holders of Common Stock ("Existing Stockholders") would be characterized as a distribution under Section 305(a) of the Code ("Section 305(a) Distribution") or, alternatively, as a distribution under Sections 301 and 305(b) of the Code ("Section 301 Distribution"). The Company believes that the Rights distribution is properly characterized as a Section 305(a) Distribution. Assuming that the Rights distribution is properly characterized as a Section 305(a) Distribution, the distribution would be nontaxable without regard to the Company's earnings and profits. If the Rights distribution were treated as a Section 301 Distribution, and provided that the Company does not have positive net earnings during the taxable year in which the Rights Offering occurs, the value of the Rights distributed would be treated as a nontaxable reduction in the Existing Stockholder's basis in his Common Stock, and the balance (if any) in excess of such adjusted basis would be taxed as a capital gain. In this regard, based on current projections, the Company believes that it is highly unlikely that it will have positive net earnings during the taxable year in which the Rights Offering occurs.

  Basis of Rights

     If, as expected, the Rights distribution is properly characterized as a
Section 305(a) Distribution, then, except as provided in the following sentence, the tax basis of Rights received by an Existing Stockholder in the Rights distribution would be zero. If, however, (i) the Rights distribution constitutes a Section 305(a) Distribution and (ii) either the Rights have a value (on the date of distribution of the Rights) equal to or greater than 15% of the value of the shares of Common Stock with respect to which the Rights are distributed or the Existing Stockholder elects to apply the rule described in this sentence, then upon exercise (but not upon lapse) of the Rights, the Existing Stockholder would reallocate his tax basis in his Common Stock between the Rights and the Common Stock based on the relative fair market values of each on the date of distribution of the Rights. If the Rights distribution were treated as a Section 301 Distribution, an Existing Stockholder would have a tax basis in the Rights equal to (and, assuming that the Company does not have positive net earnings during fiscal 1998, the Existing Stockholder's basis in his Common Stock would be reduced, but not below zero, by) an amount equal to the fair market value of the Rights on the date of the Rights distribution.

  Holding Period of Rights

     If, as expected, the Rights distribution is treated as a Section 305(a) Distribution, an Existing Stockholder will have a holding period in the Rights that includes the holding period of the shares of Common Stock to which the Rights distribution relates. If the Rights distribution were treated as a
Section 301 Distribution, the Existing Stockholder would have a holding period in the Rights that begins on the date of distribution of the Rights.

  Exercise of Rights

     A holder of Rights will not be taxed upon exercise of the Rights. The holder's tax basis in the shares of Common Stock received upon exercise will equal (i) his basis in the Rights, plus (ii) the exercise price paid for the Common Stock. The holder's holding period in the Common Stock will begin on the date of exercise of the Rights.

  Lapse of Rights


     A holder of Rights who allows Rights to lapse would have a capital loss equal to his basis (determined as described in "-- Basis of Rights"), if any, in the Rights that lapsed. If the Rights distribution is treated as a Section 305(a) Distribution, an Existing Stockholder who allows a Right to lapse will have no basis in the Right and, thus, would realize no capital loss.

  Dividends on Common Stock

     The amount of cash received by a holder as a dividend on shares of Common Stock will be treated as ordinary dividend income (which, in the case of holders that are qualifying corporations, would generally be eligible for the 70% dividends received deduction), but only to the extent of the Company's current year or accumulated earnings and profits that are allocable to such Common Stock. Any remaining amount of such dividend will reduce the holder's tax basis in its shares of Common stock until such basis is reduced to zero, and any excess will be treated as capital gain income.

  Sale of Common Stock


     Upon a sale of shares of Common Stock, an Existing Stockholder will generally recognize capital gain or loss in an amount equal to the difference between the amount received in the sale and such holder's tax basis (determined as described in "-- Exercise of Rights") in the shares sold.


                                 LEGAL MATTERS

     The validity of the Shares will be passed upon for the Company by Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                                    EXPERTS

INDEPENDENT ACCOUNTANTS

     The audited Consolidated Financial Statements of the Company included in this Prospectus and elsewhere in the Registration Statement have been audited by Hogan & Slovacek, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

OIL AND GAS CONSULTANTS

     The information with respect to the reserve reports prepared by Netherland, Sewell & Associates, Inc. has been included herein in reliance upon the authority of said firm as experts in petroleum engineering.

                             AVAILABLE INFORMATION

     The Company has filed with the Securities and Exchange Commission (the "Commission") a registration statement under the Securities Act on Form S-1 (herein, together with all amendments and exhibits, referred to as the "Registration Statement") with respect to the shares of Common Stock being offered in the Rights Offering. This Prospectus does not contain all of the information set forth in the Registration Statement and the exhibits and schedules thereto, certain parts of which have been omitted in accordance with the rules and regulations of the Commission. For further information with respect to the Company and the Common Stock, reference is made to the Registration Statement and the exhibits and schedules thereto. Statements contained in this Prospectus regarding the contents of any contract or other document are not necessarily complete and in each instance reference is hereby made to the copy of such contract or document filed as an exhibit to the Registration Statement. Copies of the Registration Statement may be inspected at the public reference facilities maintained by the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549, as well as the New York Regional Office located at 7 World Trade Center, Suite 1300, New York, New York 10048, and the Chicago Regional office located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511, or obtained upon payment of prescribed rates from the Public Reference Section of the Commission at its principal office. Such documents may also be obtained through the web site maintained by the Commission at http:\\www.sec.gov.

     The Company is subject to the periodic reporting and other informational requirements of the Exchange Act. As long as the Company is subject to such periodic reporting and information requirements, it will file with the Commission all Commission reports, proxy statements and other information required thereby, which may be inspected at the public reference facilities maintained by the Commission at Room 1024, 450 Fifth Street, N.W., Washington, D.C. 20549 and at the Commission's regional offices located at Citicorp Center, 500 West Madison Street, Suite 1400, Chicago, Illinois 60661-2511 and 7 World Trade Center, Suite 1300, New York, New York 10048. Copies of such material may be obtained by mail from the Public Reference Section of the Commission at 450 Fifth Street, N.W., Washington, D.C. 20549 at prescribed rates.

                                    GLOSSARY

     The following are abbreviations and definitions of certain terms used in this Prospectus and the oil and gas industry. Unless otherwise indicated in this Prospectus, natural gas volumes are stated at the legal pressure base the state or area in which the reserves are located and at 60 (degree) Fahrenheit. Boes are determined using a ratio of six Mcf of natural gas to one Bbl of oil.


     Administrative Services Agreement. That certain agreement dated as of July 10, 1997, by and between the Company and DLB under which DLB agreed to make available to WRT personnel, services, facilities, supplies, and equipment as WRT may need including executive and managerial, accounting, auditing and tax, engineering, geological and geophysical, legal, land, administrative and clerical services, as assigned by DLB to DLB Investments, LLC as of April 28, 1998.


     Amended Credit Agreement. That certain $15,000,000 credit agreement entered into as of the Effective Date, by and between DLB and ING (U.S.) Corporation, that is secured by substantially all of the Company's assets, as amended on August 18, 1998.

     Bankruptcy Code. The United States Bankruptcy Code.

     Bbl. One stock tank barrel, or 42 U.S. gallons liquid volume, used herein in reference to oil or other liquid hydrocarbons.

     Bcf. One billion cubic feet.

     Bcfe. One billion cubic feet of natural gas equivalent. In reference to natural gas, natural gas equivalents are determined using the ratio of six Mcf of natural gas to one Bbl of oil, condensate of natural gas liquids.

     Boe. Barrels of oil equivalent.

     Common Stock. The common stock, par value $0.01 per share, of Gulfport Energy Corporation, a Delaware corporation formerly known as WRT Energy Corporation.

     Developed Acreage. The number of acres which are allocated or assignable to producing wells or wells capable of production.

     Development Well. A well drilled within the proved area of an oil or natural gas reservoir to the depth of a stratigraphic horizon known to be productive.

     DLBW. Refers to the co-proponents in the Reorganization Case, DLB and Wexford Management.

     Effective Date. Refers to July 11, 1997, the date on which the Plan was consummated and became effective.

     Excess Shares. All of the shares not initially subscribed for through the exercise of the Basic Subscription Privilege by the Eligible Stockholders.

     Exploratory Well. A well drilled to find and produce oil or natural gas in an unproved area, to find a new reservoir in a field previously found to be productive of oil or gas in another reservoir, or to extend a known reservoir.

     Finding and Development Costs. Capital costs incurred in the acquisition, exploration and development of proved oil and natural gas reserves divided by proved reserve additions.

     Gross. When used with respect to acres or wells, gross refers to the total acres or wells in which the Company has a working interest.


     Initial LLOG Property. That certain working interest in the Bayou Penchant Field purchased as of December 19, 1994 from LLOG Exploration Company.


     LDEQ. Refers to the Louisiana Department of Environmental Quality.

     Litigation Entity. An entity established pursuant to the Plan that is controlled by an independent party for the benefit of most of Old WRT's unsecured creditors and to which any and all causes of action, claims, rights of actions, suits or proceedings which have been or could be asserted by Old WRT (except for (a) the action to recover unpaid production proceeds payable to Old WRT by Tri-Deck and (b) the foreclosure action to recover title to certain assets) were transferred.


     MBbls. Thousands of barrels of oil.


     MBoe. One thousand barrels of oil equivalent.

     Mcf. One thousand cubic feet of natural gas.

     Mcfe. One thousand cubic feet of natural gas equivalent.

     MMBbls. Millions of barrels of oil.

     MMBoe. One million barrels of oil equivalent.

     MMcf. One million cubic feet of natural gas.

     MMcfe. One million cubic feet of natural gas equivalent.

     Net. When used with respect to acres or wells, "net" refers to gross acres of well multiplied, in each case, by the percentage working interest owned by the Company.

     Net Revenue Interest or NRI. The interest of each owner of an economic interest in production from a specified property. The revenue interest normally differs from the percentage working interest because of nonworking interest in each property.

     Oil. Crude oil or condensate.

     Old WRT. Refers to WRT Energy Corporation and its subsidiaries taken as a whole prior to the Effective Date.

     Operator. The individual or company responsible for the exploration, development, and production of an oil or gas well or lease.

     Plan. That certain Joint Plan of Reorganization of Old WRT confirmed by the Bankruptcy Court by Order dated May 5, 1997.

     Proved Developed Reserves. The oil and gas reserves that can be expected to be recovered through existing wells with existing equipment and operating methods (additional oil and gas reserves expected to be obtained through the application of fluid injection or other improved recovery techniques for supplementing the natural forces and mechanisms of primary recovery are included only after testing by a pilot project or after the operation of an installed program has confirmed through production response that increased recovery will be achieved).

     Proved Reserves. The estimated quantities of oil and gas which geological and engineering data demonstrate with reasonable certainty to be recoverable in future years from known reservoirs under existing economic and operating conditions, i.e., prices and costs as of the date the estimate is made. Prices included consideration of changes in existing prices provided only by contractual arrangements, but not on escalations based upon future conditions.

     Proved Undeveloped Reserves. The oil and gas reserves expected to be recovered from new wells on undrilled acreage, or from existing wells where relatively major expenditure is required for recompletion. Reserves on undrilled acreage shall be limited to those drilling units offsetting productive units that are reasonably certain of production when drilled. Proved reserves for other undrilled units can be claimed only where it can be demonstrated with certainty that there is continuity of production from the existing productive formation. Under no circumstances shall estimates for proved undeveloped reserves be attributable to any acreage for which an application of fluid injection or other improved recovery technique is contemplated, unless such techniques have been proved effective by actual tests in the area and in the same reservoir.

     Remaining LLOG Properties. Additional oil and gas properties purchased in March 1995 in four south Louisiana fields which had formerly been owned by LLOG Exploration Company.


     Royalty. An interest in an oil and gas lease that gives the owners of the interest the right to receive a portion of the production from the leased acreage (or of the proceeds of the sale thereof), but generally does not require the owner to pay any portion of the costs of drilling or operating the wells on the leased acreage. Royalties may be either landowner's royalties, which are reserved by the owner of the leased acreage at the time the lease is granted, or overriding royalties, which are usually reserved by an owner of the leasehold in connection with a transfer to a subsequent owner.

     Stockholder Credit Facility. A $3,000,000 revolving credit facility entered into on August 18, 1998, by and among the Company and the Affiliated Eligible Stockholders.

     Subscription Price. $0.05 per share.

     Tri-Deck. Refers to Tri-Deck Oil & Gas Co.

     Wexford Management. Refers to Wexford Management, LLC.

     Working Interest. An interest in an oil and gas lease that gives the owner of the interest the right to drill for and produce natural gas and oil on the leased acreage and requires the owner to pay a share of the costs of drilling and production operations.

     3-D Seismic. Seismic data that are acquired and processed to yield a three-dimensional picture of the subsurface.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

             CONSOLIDATED FINANCIAL STATEMENTS FOR THE YEARS ENDED
                           DECEMBER 31, 1997 AND 1996


Independent Auditors' Reports...............................   F-2
Balance Sheets, December 31, 1997 and 1996..................   F-4
Statements of Operations, Periods July 11, 1997 to December
  31, 1997, January 1, 1997 to July 10, 1997, and the Years
  Ended December 31, 1996 and 1995..........................   F-5
Statements of Shareholders' Equity, Periods July 11, 1997 to
  December 31, 1997, January 1, 1997 to July 10, 1997, and
  the Years Ended December 31, 1996 and 1995................   F-6
Statements of Cash Flows, Periods July 11, 1997 to December
  31, 1997, January 1, 1997 to July 10, 1997, and the Years
  Ended December 31, 1996 and 1995..........................   F-7
Notes to Financial Statements...............................   F-8
Consolidated Balance Sheets at June 30, 1998 (unaudited) and
  December 31, 1997.........................................  F-30
Consolidated Statement of Operations for the Six Months
  Ended June 30, 1998 and 1997 (unaudited)..................  F-31
Consolidated Statement of Cash Flows for the Six Months
  Ended June 30, 1998 and 1997 (unaudited)..................  F-32
Notes to Consolidated Financial Statements..................  F-33


All financial statement schedules are omitted, as the required information is inapplicable or the information is presented in the financial statements or related notes.

                          INDEPENDENT AUDITORS' REPORT

                PRE-EMERGENCE CONSOLIDATED FINANCIAL STATEMENTS

The Board of Directors and
Shareholders of Gulfport Energy Corporation:

     We have audited the accompanying consolidated balance sheet of Gulfport Energy Corporation (formerly WRT Energy Corporation a Texas corporation) (the "Company") as of December 31, 1996, and the related consolidated statements of operations, shareholders' equity, and cash flows for the year then ended, and the consolidated statements of operations, shareholders' equity, and cash flows the period from January 1, 1997 to July 10, 1997. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

     We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

     In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of the Company as of December 31, 1996, and the results of its operations, and cash flows for the year then ended and the period from January 1, 1997 to July 10, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the consolidated financial statements, on May 2, 1997 the Company's plan of reorganization (the "Plan") was confirmed by the bankruptcy court. The Plan was substantially consummated on July 11, 1997 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start reporting.


     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's independent reserve report which estimates proven reserves, prepared as of January 1, 1998, indicates that substantial future capital expenditures are necessary to fully develop its total proven reserves of which only 3.7% are currently producing. Revenues from these producing properties will not be sufficient to finance the estimated future capital expenditures necessary to fully develop the existing proved reserves, nor recover the carrying value of the Company's oil and natural gas properties. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding the financing of anticipated future development costs are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.


                                            HOGAN & SLOVACEK

Oklahoma City, OK
March 27, 1998

                          INDEPENDENT AUDITORS' REPORT

                      POST-EMERGENCE FINANCIAL STATEMENTS

The Board of Directors and
Shareholders of Gulfport Energy Corporation:

     We have audited the accompanying balance sheet of Gulfport Energy Corporation (a Delaware corporation) (formerly WRT Energy Corporation) (the "Company") as of December 31, 1997, and the related statements of operations, shareholders' equity, and cash flows for the period from July 11, 1997 to December 31, 1997. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audit.

     We conducted our audit in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audit provides a reasonable basis for our opinion.

     In our opinion, the financial statements referred to above present fairly, in all material respects, the financial position of Gulfport Energy Corporation as of December 31, 1997, and the results of its operations and its cash flows for the period from July 11, 1997 to December 31, 1997, in conformity with generally accepted accounting principles.

     As discussed in Note 1 to the financial statements, on May 2, 1997, the Company's plan of reorganization (the "Plan") was confirmed by the bankruptcy court. The Plan was substantially consummated on July 11, 1997 and the Company emerged from bankruptcy. In connection with its emergence from bankruptcy, the Company adopted fresh start reporting. As a result of the adoption of fresh start reporting, the post-emergence financial statements are not comparable to the pre-emergence consolidated financial statements.

     The accompanying financial statements have been prepared assuming that the Company will continue as a going concern. As discussed in Note 2 to the financial statements, the Company's independent reserve report which estimates proven reserves , prepared as of January 1, 1998, indicates that substantial future capital expenditures are necessary to fully develop its total proven reserves of which only 3.7% are currently producing. Revenues from these producing properties will not be sufficient to finance the estimated future capital expenditures necessary to fully develop the existing proved reserves, nor recover the carrying value of the Company's oil and natural gas properties. This raises substantial doubt about the Company's ability to continue as a going concern. Management's plans regarding the financing of anticipated future development costs are also discussed in Note 2. The financial statements do not include any adjustments that might result from the outcome of this uncertainty.

     As discussed in Note 1 to the financial statements, on July 11, 1997, the Company changed its method of accounting for oil and natural gas properties.

                                          HOGAN & SLOVACEK

Oklahoma City, OK
March 27, 1998

                          GULFPORT ENERGY CORPORATION

                                 BALANCE SHEETS

                                     ASSETS

                                                                      DECEMBER 31,
                                                              -----------------------------
                                                                  1997            1996
                                                              (REORGANIZED    (PREDECESSOR
                                                              COMPANY)(1)      COMPANY)(1)
                                                              ------------    -------------
Current assets:
  Cash and cash equivalents.................................  $ 1,203,000     $   5,679,000
  Cash, restricted..........................................    2,060,000                --
  Accounts receivable, net of allowance for doubtful
     accounts of $4,966,000 for 1997 and 1996...............    4,364,000         3,667,000
  Prepaid expenses and other................................      192,000           349,000
                                                              -----------     -------------
          Total current assets..............................    7,819,000         9,695,000
                                                              -----------     -------------
Property and equipment:
  Oil and natural gas properties(2).........................   84,466,000        77,541,000
  Other property and equipment..............................    1,577,000         5,118,000
  Accumulated depletion, depreciation and amortization......   (4,542,000)      (25,760,000)
                                                              -----------     -------------
     Property and equipment, net............................   81,501,000        56,899,000
                                                              -----------     -------------
Other assets................................................    3,026,000         1,482,000
                                                              -----------     -------------
          TOTAL ASSETS......................................  $92,346,000     $  68,076,000
                                                              ===========     =============
                      LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)
Current liabilities:
  Accounts payable and accrued liabilities..................  $ 6,346,000     $   5,529,000
  Current maturities of long-term debt......................    2,192,000                --
                                                              -----------     -------------
          Total current liabilities.........................    8,538,000         5,529,000
                                                              -----------     -------------
Prepetition current liabilities:
  Subject to compromise.....................................           --       136,346,000
  Not subject to compromise.................................           --        16,752,000
          Total pre-petition current liabilities............           --       153,098,000
Long-term debt..............................................   13,528,000                --
          Total liabilities.................................   22,066,000       158,627,000
Commitments and contingencies...............................           --                --
Shareholders' equity (deficit):
  Preferred stock -- $.01 par value, 2,000,000 authorized,
     1,265,000 issued and outstanding at December 31,
     1996...................................................           --        27,677,000
  Common stock -- $.01 par value, 50,000,000 authorized,
     22,076,315 and 9,539,207 issued and outstanding at
     December 31, 1997 and 1996, respectively...............      221,000            95,000
  Paid-in capital...........................................   71,772,000        39,571,000
  Accumulated deficit.......................................   (1,713,000)     (157,562,000)
  Treasury stock at cost (35,100 shares at December 31,
     1996)..................................................           --          (332,000)
                                                              -----------     -------------
          Total shareholders' equity (deficit)..............   70,280,000       (90,551,000)
                                                              -----------     -------------
TOTAL LIABILITIES AND SHAREHOLDERS' EQUITY (DEFICIT)........  $92,346,000     $  68,076,000
                                                              ===========     =============

---------------

(1) As used herein, "Predecessor Company" means the operations of the Company prior to July 11, effective date of the order regarding substantial consummation of the Amended Plan of Reorganization, and "Reorganized Company" means the operations of the Company subsequent to that date. (See
    Note 1)

(2) Effective July 11, 1997, the Company adopted the full cost method of accounting for oil and natural gas properties

                See accompanying notes to financial statements.

                          GULFPORT ENERGY CORPORATION

                            STATEMENTS OF OPERATIONS

                                         REORGANIZED              PREDECESSOR COMPANY
                                           COMPANY     ------------------------------------------
                                          JULY 11,     JANUARY 1,
                                           THROUGH       THROUGH       YEAR ENDED DECEMBER 31,
                                         DECEMBER 1,    JULY 10,     ----------------------------
                                            1997          1997           1996       1995 (NOTE 1)
                                         -----------   -----------   ------------   -------------
REVENUES:
  Gas Sales............................  $ 3,344,000   $ 4,706,000   $ 10,382,000   $  11,747,000
  Oil and condensate sales.............    6,412,000     5,432,000     13,637,000      12,908,000
  Other income, net....................      736,000       126,000        356,000         426,000
                                         -----------   -----------   ------------   -------------
                                          10,492,000    10,264,000     24,375,000      25,081,000
COSTS AND EXPENSES:
  Operating expenses including
     production taxes..................    5,397,000     5,514,000     15,095,000      11,673,000
  Depletion, depreciation and
     amortization......................    4,542,000     3,314,000      7,973,000      12,645,000
  General and administrative...........    1,539,000     2,103,000      3,210,000       4,882,000
  Interest.............................      727,000     1,106,000      5,562,000      13,759,000
  Provision for doubtful accounts......           --        71,000      5,158,000       2,007,000
  Restructuring charges................           --            --             --       1,433,000
  Minimum production guarantee
     obligation........................           --            --      5,555,000       3,591,000
  Impairment of long-lived assets......           --            --      3,864,000     103,266,000
                                         -----------   -----------   ------------   -------------
                                          12,205,000    12,108,000     46,417,000     153,256,000
LOSS BEFORE REORGANIZATION EXPENSES AND
  INCOME TAXES.........................   (1,713,000)   (1,844,000)   (22,042,000)   (128,175,000)
Reorganization expenses................           --     7,771,000      7,345,000              --
LOSS BEFORE INCOME TAXES...............   (1,713,000)   (9,615,000)   (29,387,000)   (128,175,000)
Income tax expense.....................           --            --             --              --
LOSS FROM OPERATIONS BEFORE
  EXTRAORDINARY ITEM --................   (1,713,000)   (9,615,000)   (29,387,000)   (128,175,000)
LOSS FROM EXTRAORDINARY ITEM -- GAIN ON
  DISCHARGE OF DEBT....................           --    88,723,000             --              --
NET INCOME (LOSS)......................   (1,713,000)   79,108,000    (29,387,000)   (128,175,000)
Preferred stock dividends, net.........           --    (1,510,000)    (2,846,000)     (2,846,000)
                                         -----------   -----------   ------------   -------------
NET INCOME (LOSS) APPLICABLE TO COMMON
  STOCK................................  $(1,713,000)  $77,598,000   $(32,233,000)  $ 131,021,000)
                                         ===========   ===========   ============   =============
PER SHARE OF COMMON STOCK AMOUNTS:
  Loss from continuing operations......  $     (0.08)          N/A            N/A             N/A
  Income from extraordinary item.......  $        --           N/A            N/A             N/A
                                         -----------   -----------   ------------   -------------
NET INCOME (LOSS)......................  $     (0.08)          N/A            N/A             N/A
                                         -----------   -----------   ------------   -------------
AVERAGE COMMON AND COMMON EQUIVALENT
  SHARES OUTSTANDING...................   22,076,000           N/A            N/A             N/A
                                         ===========   ===========   ============   =============

                See accompanying notes to financial statements.

                          GULFPORT ENERGY CORPORATION

                       STATEMENTS OF SHAREHOLDERS' EQUITY

                                                     COMMON STOCK        ADDITIONAL
                                  PREFERRED     ----------------------     PAID-IN      ACCUMULATED    TREASURY
                                    STOCK         SHARES       AMOUNT      CAPITAL        DEFICIT        STOCK
                                 ------------   -----------   --------   -----------   -------------   ---------
Balance, December 31, 1995.....  $ 27,677,000   $ 9,539,207   $ 95,000   $38,866,000   $(128,175,000)  $(332,000)
  Reversal of preferred stock
     dividends previously
     accrued...................            --            --         --       712,000              --          --
  Net loss before dividends on
     preferred stock...........            --            --         --            --     (29,387,000)         --
  Other........................            --            --         --        (7,000)             --          --
                                 ------------   -----------   --------   -----------   -------------   ---------
Balance, December 31, 1996.....    27,677,000     9,539,207     95,000    39,571,000    (157,562,000)   (332,000)
  Net income...................            --            --         --            --      79,108,000          --
  Effect of fresh start
     reporting.................   (27,677,000)   12,537,108    126,000    32,201,000      78,454,000     332,000
                                 ------------   -----------   --------   -----------   -------------   ---------
Balance, July 11, 1997.........            --    22,076,315    221,000    71,772,000              --          --
  Net loss.....................            --            --         --            --      (1,713,000)         --
                                 ------------   -----------   --------   -----------   -------------   ---------
Balance, December 31, 1997.....  $         --   $22,076,315   $221,000   $71,772,000   $  (1,713,000)  $      --
                                 ============   ===========   ========   ===========   =============   =========

                See accompanying notes to financial statements.

                          GULFPORT ENERGY CORPORATION

                            STATEMENTS OF CASH FLOWS

                                                            REORGANIZED                PREDECESSOR COMPANY
                                                              COMPANY      -------------------------------------------
                                                              JULY 11,      JANUARY 1,
                                                              THROUGH        THROUGH        YEAR ENDED DECEMBER 31,
                                                            DECEMBER 31,     JULY 10,     ----------------------------
                                                                1997           1997           1996       1995(NOTE 1)
                                                            ------------   ------------   ------------   -------------
Cash flows from operating activities:.....................  $(1,713,000)   $ 79,476,000   $(29,387,000)  $(128,175,000)
  Net income (loss)
  Adjustments to reconcile net income (loss) to net cash
    provided by operating activities:
    Extraordinary item -- gain on debt discharge..........           --     (88,723,000)            --              --
    Depletion, depreciation and amortization..............    4,633,000       3,314,000      8,882,000      13,674,000
    Provision for doubtful accounts and notes
      receivable..........................................           --          71,000      5,158,000       2,007,000
    Gain on sale of equipment.............................     (587,000)             --             --              --
    Write-off of debt issuance costs and Senior Notes
      discount............................................           --              --      5,263,000              --
    Impairment of long-lived assets.......................           --              --      3,864,000     103,266,000
    Write-off of leasehold improvements...................           --              --             --         946,000
    Gain on sale of oil and gas properties................           --              --         (5,000)         (3,000)
    Write-off of accounts receivable included in
      production
      costs...............................................           --              --     (1,172,000)             --
  Changes in operating assets and liabilities:
    (Increase) decrease in accounts receivable............   (1,077,000)        307,000       (515,000)     (2,249,000)
    (Increase) decrease in prepaid expenses...............     (117,000)       (331,000)       132,000        (349,000)
    Increase (decrease) in accounts payable and accrued
      liabilities.........................................      556,000         301,000     11,365,000      13,551,000
    Increase in minimum production guarantee obligation...           --              --      5,555,000       3,591,000
                                                            -----------    ------------   ------------   -------------
        Net cash provided by (used in) operating
          activities......................................    1,695,000      (5,585,000)     9,140,000       6,259,000
                                                            -----------    ------------   ------------   -------------
Cash flows from investing activities:
  Decrease in notes and other receivables.................           --              --             --          69,000
  Additions to cash held in escrow........................     (133,000)        (22,000)      (121,000)       (220,000)
  Capital expenditures....................................   (5,644,000)     (2,562,000)    (4,823,000)   (116,730,000)
  Proceeds from sale of oil and gas properties............       35,000              --          5,000         390,000
  Proceeds from sale of equipment.........................    2,081,000              --             --              --
  Decrease in other assets................................      138,000              --             --              --
                                                            -----------    ------------   ------------   -------------
        Net cash used in investing activities.............   (3,523,000)     (2,584,000)    (4,939,000)   (116,491,000)
                                                            -----------    ------------   ------------   -------------
Cash flows from financing activities:
  Proceeds from borrowings................................           --      15,000,000             --     126,141,000
  Payment of pre-petition liabilities and administrative
    claims................................................           --      (8,105,000)            --
  Proceeds from issuance of warrants......................           --      13,300,000             --       1,600,000
  Debt issuance costs.....................................           --              --             --      (5,722,000)
  Principle payments on borrowing.........................      (20,000)    (15,014,000)      (130,000)    (19,603,000)
  Payment of loan origination fees........................     (200,000)             --             --              --
  Purchase of treasury stock..............................           --              --             --         (17,000)
  Proceeds from option and warrant exercises..............           --              --             --       2,508,000
  Common stock filing fees................................           --              --             --        (120,000)
  Dividends on preferred stock............................           --              --             --      (2,135,000)
                                                            -----------    ------------   ------------   -------------
        Net cash provided by (used in) financing
          activities......................................     (218,003)      5,182,997       (128,004)    102,652,000
                                                            -----------    ------------   ------------   -------------
        Net increase (decrease) in cash and cash
          equivalents.....................................   (2,046,003)     (2,986,003)     4,072,996      (7,580,000)
        Cash and cash equivalents -- beginning of
          period..........................................    5,311,000       5,680,996      1,608,000       9,188,000
                                                            -----------    ------------   ------------   -------------
        Cash and cash equivalents -- end of period........  $ 3,264,997    $  2,694,993   $  5,680,996   $   1,608,000
                                                            ===========    ============   ============   =============
SUPPLEMENTAL DISCLOSURES OF CASH FLOW INFORMATION:
  Interest paid...........................................  $   505,000    $     28,000   $         --   $   8,232,000
  Income taxes paid.......................................           --              --             --          36,000
SUPPLEMENTAL INFORMATION OF NON-CASH INVESTING AND
  FINANCING ACTIVITIES:
  Common stock issued to purchase oil and gas
    properties............................................           --              --             --       1,617,000
  Note receivable from sale of property and equipment.....           --              --             --       3,400,000
  Reduction in drilling and workover rigs and marine
    equipment notes receivable and related deferred
    gain..................................................           --              --             --       1,763,000
  Accrued dividends on preferred stock....................           --      (1,510,000)      (712,000)        712,000

                See accompanying notes to financial statements.

                          GULFPORT ENERGY CORPORATION

                         NOTES TO FINANCIAL STATEMENTS
                        DECEMBER 31, 1997, 1996 AND 1995

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Reorganization Proceedings

     Gulfport Energy Corporation (the "Company"), formerly known as WRT Energy Corporation, is a domestic independent energy company engaged in the production of oil and natural gas. On July 11, 1997, the Company's subsidiaries were merged into the Company. On the effective date of the reorganization, the state of incorporation of the reorganized Company was changed from the State of Texas to the State of Delaware. Prior to July 11, 1997, the financial statements represented the consolidated financial statements of the Company and its subsidiaries.

     As discussed in Note 3, on February 14, 1996, (the "Petition Date"), the Company filed a voluntary petition with the Bankruptcy court for the Western District of Louisiana (the "Bankruptcy Court") for protection under Chapter 11 of the Bankruptcy Code. On May 5, 1997, the Bankruptcy Court confirmed an Amended Plan of Reorganization (the "Plan") for the Company and on the effective date an order of substantial consummation regarding the Plan became final and nonappealable. On the Effective Date, the Debtor was merged with and into a newly formed Delaware corporation named "WRT Energy Corporation" which on February 13, 1998, by action of its board of directors underwent a name change to "Gulfport Energy Corporation". Effective July 11, 1997 (the "Election Date"), the Company implemented fresh start reporting, as defined by the Accounting Standards Division of the American Institute of Certified Public Accountants Statement of Position Number 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7").

  Principles of Consolidation

     Until December 31, 1995, the Company owned 100% of the stock of two subsidiaries, Tesla Resources, Inc. ("Tesla") and Southern Petroleum, Inc. ("Southern Petroleum"). On that date, both Tesla and Southern Petroleum were merged into the Company with the Company emerging as the sole surviving corporation. In November 1995, the Company formed a wholly owned subsidiary, WRT Technologies, Inc., which was established to own and operate the Company's proprietary, radioactive, cased-hole logging technology. Prior to July 11, 1997, the financial statements were consolidated and include the accounts of the Company and its wholly owned subsidiary, WRT Technologies, Inc., which was merged into the Company on that date. All significant intercompany transactions were eliminated during the consolidation periods.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months or less to be cash equivalents for purposes of the statement of cash flows.

  Fair Value of Financial Instruments

     At December 31, 1997, the carrying amounts of all financial instruments approximate their fair market values.

  Oil and Natural Gas Properties

     Before July 11, 1997, the Company used the successful efforts method for reporting oil and gas operations. Commencing with the reorganization, the Company converted to the full cost pool method of accounting to be in conformity with the method used by its principal shareholder, DLB Oil & Gas, Inc. ("DLB").

                          GULFPORT ENERGY CORPORATION

  Commencing July 11, 1997

     In connection with the implementation of fresh start reporting, as described in Note 3, the Company implemented the full cost pool method of accounting for oil and gas operations. Accordingly, all costs including nonproductive costs and certain general and administrative costs associated with acquisition, exploration and development of oil and natural gas properties are capitalized. Net capitalized costs are limited to the estimated future net revenues, after income taxes, discounted at 10% per year, from proved oil and natural gas reserves and the cost of the properties not subject to amortization. Such capitalized costs, including the estimated future development costs and site remediation costs, if any, are depleted by an equivalent units-of-production method, converting natural gas to barrels at the ratio of six Mcf of natural gas to one barrel of oil. No gain or loss is recognized upon the disposal of oil and gas properties, unless such dispositions significantly alter the relationship between capitalized costs and proved oil and natural gas reserves.

     Included in costs capitalized to the full cost pool during the period commencing July 10, 1997 and ending December 31, 1997, is $417,000 in general and administrative costs. General and administrative costs capitalized to the full cost pool are those incurred directly related to exploration and development activities such as geological costs and other administrative costs associated with overseeing the exploration and development activities. All general and administrative costs not directly associated with exploration and development activities were charged to expense as they were incurred.

     Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and gas leases not held by production, and available funds for exploration and development.

  Prior to July 11, 1997

     Prior to July 11, 1997, the Company followed the successful efforts method of accounting for its oil and gas operations. Under the successful efforts method, costs of productive wells, development dry holes and productive leases are capitalized and amortized on a unit-of-production basis over the life of the remaining proved reserves as estimated by the Company's independent engineers. The Company's estimate of future dismantlement and abandonment costs was considered in computing the aforementioned amortization.

     Cost centers for amortization purposes were determined based on a reasonable aggregation of properties with common geological structures or stratigraphic conditions, such as a reservoir or field. The Company performed a review for impairment of proved oil and gas properties on a depletable unit basis when circumstances suggest the need for such a review. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit was recognized. Fair value, on a depletable unit basis, was estimated to be the present value of expected future net cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves.

     Exploration expenses, including geological, geophysical and costs of carrying and retaining undeveloped properties were charged to expense as incurred.

     Unproved properties were assessed periodically and a loss was recognized to the extent, if any, that the cost of the property had been impaired. If proved reserves were not discovered within one year after drilling was completed, costs were charged to expense.

                          GULFPORT ENERGY CORPORATION

  Other Property and Equipment

     Depreciation of other property and equipment is provided on a straight-line basis over estimated useful lives of the related assets, which range from 7 to 30 years.

  Implementation of Statement of Accounting Standards No. 121

     Effective December 31, 1995, the Company adopted the provisions of Financial Accounting Standards No 121 ("SFAS No. 121") which requires that an impairment loss be recognized whenever the carrying amount of a long-lived asset exceeds the sum of the estimated future cash flows (undiscounted) of the assets. As discussed above, impairment losses on oil and gas properties were determined on a discounted future cash flow basis. For each long-term asset determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the asset was recognized.

     During 1995, the Company recorded a non-cash charge of $103,266,000 in connection with the adoption of this new accounting standard of which approximately $95,000,000 related to the impairment of oil and gas properties, the result of significant downward revisions in the Company's proved oil and gas reserves. At December 31, 1996, the Company incurred an additional non-cash charge of $2,545,000 related to the further impairment of its oil and gas properties as well as the impairment of some of its field equipment. Principal fields suffering further impairment in value in 1996 were the Abbeville Field, the Lac Blanc Field, and the West Hackberry Field as a result of additional downward revisions in the proved oil and gas reserves at December 31, 1996.

     The Company also recorded non-cash charges related to certain rig, marine and field equipment owned or securing notes receivable. The Company expected this equipment would provide drilling field services in the Company's oil and gas development program. Due to liquidity problems and the reduced level of development activity, the Company did not expect to utilize these assets in the near term and, accordingly, recovery of the related carrying cost was deemed unlikely. As a result of the adoption of SFAS No. 121, the Company recorded an impairment of $7,900,000 related to this equipment in 1995. During 1996, the Company incurred an additional non-cash charge of $1,319,000 related to the further impairment of its office and field equipment. Of this balance, $815,000 relates primarily to a write down of the Company's office equipment and computer software to its appraised fair market value, and the balance of $504,000 relates to a write down of the wireline equipment to its appraised fair value.

  Earnings (Loss) per Share

     Earnings (loss) per share computations are calculated on the weighted-average of common shares and common share equivalents outstanding during the year. Common stock options and warrants are considered to be common share equivalents and are used to calculate earnings per common and common share equivalents except when they are anti-dilutive.

  Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income during the period the rate change is enacted. Deferred tax assets are recognized in income in the year in which realization becomes determinable.

                          GULFPORT ENERGY CORPORATION

  Revenue Recognition

     Natural gas revenues are recorded in the month produced using the entitlement method, whereby any production volumes received in excess of the Company's ownership percentage in the property are recorded as a liability. If less than the Company's entitlement is received, the underproduction is recorded as a receivable. Oil revenues are recognized in the month produced.

  Concentration of Credit Risk

     The Company operates in the oil and natural gas industry principally in the state of Louisiana with sales to refineries, re-sellers such as pipeline companies, and local distribution companies. While certain of these customers are affected by periodic downturns in the economy in general or in their specific segment of the natural gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been immaterial and will continue to be immaterial to the Company's results of operations in the long term. Unrelated to economic fluctuations, during 1996, the Company incurred a bad debt in the amount of $4,278,000 related to marketing of its oil and gas by Tri-Deck Oil & Gas Company ("Tri-Deck"). See Notes 5 and 15 for further discussion.

     The Company maintains cash balances at several banks. Accounts at each institution are insured by the Federal Deposit Insurance Corporation up to $100,000. At December 31, 1997 and 1996 the Company held cash in excess of insured limits in these banks totaling $803,000 and $5,262,000 respectively.

     During the year ended December 31, 1997, approximately 99%, of the Company's revenues from oil and natural gas sales were attributable to sales to five primary customers: Prior Energy, Wickford Energy Marketing, Gathering and Energy Marketing Corp., Texaco Trading and Transportation and Mobil Oil Corporation. During the years ended December 31, 1996 and 1995, approximately 89% and 79%, respectively, of the Company's revenues from oil and gas sales were attributable to sales to five primary customers: Tri-Deck, Plains Marketing and Transportation, Inc., Texas-Ohio Gas, Inc., Riverside Pipeline Company and Prior Energy.

     The Company maintains cash balances at several banks. Accounts at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash balances in excess of insured limits total $3,163,000 at December 31, 1997.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period. The financial statements are highly dependent on oil and gas reserve estimates, which are inherently imprecise. Actual results could differ materially from those estimates.

  Stock Options and Warrant Agreements

     Effective at the date of reorganization, all previously issued stock option plans of the Company were terminated and all outstanding options were cancelled. At that date a Warrant Agreement went into effect. These warrants are exercisable at $10 per share and will expire on July 11, 2002. The Plan authorized the issuance of up to 1,104,000 warrants. As of December 31, 1997, there were 221,000 warrants issued and outstanding.

                          GULFPORT ENERGY CORPORATION

  Commitments and Contingencies

     Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated.

  1995 Information not covered by Auditors Reports

     On December 10, 1997, the Company received notice from its former Certified Public Accountants that they had terminated their client-auditor relationship. The former independent certified public accountants annual report covering the fiscal years ended December 31, 1996 and 1995, did not include any adverse opinion or disclaimer of opinion, and was not qualified or modified as to uncertainty, audit scope or accounting principles. The opinion, however, did include an explanatory paragraph expressing, among other things, substantial doubts about the Company's ability to continue as a going concern.

     The former independent certified public accountants have, however, not given consent to the use of their report on the consolidated financial statements for the year 1995. Therefore, all reference to 1995 financial information should be treated as unaudited information.

  Reclassifications

     Certain Amounts from prior years have been reclassified to conform to the current year presentation.

2. GOING CONCERN CONSIDERATIONS

     The accompanying financial statements of the Company have been prepared on a going concern basis, which contemplates the realization of assets and the liquidation of liabilities in the ordinary course of business.

     As of January 1, 1998, based on the Company's independent reserve report, the Company had 27,746,000 barrel of oil equivalents ("Boe") in total proved reserves of which proved developed producing reserves were only 1,033,000 Boe. The Company's independent reserve report prepared as of that date anticipated future capital expenditures of $166,812,000 to fully develop its total proved reserves. As of December 31, 1997, based on the independent reserve report, the Company's proved developed producing reserves will not generate sufficient revenues to recover the carrying value of the Company's producing oil and gas properties. The future development of the Company's undeveloped proved reserves is dependent upon its ability to finance the development of these properties.

     Possible sources of financing for the development of these properties include cash flows generated from future operations, sale of additional common stock to current shareholders through a stock rights offering or to the public through a public offering, borrowings and through farm out type arrangements where third party investors pay the development costs in exchange for a working interest in the developed properties.

     The inability to obtain adequate financing of these projected future development costs would severely impair the value of the Company's oil and gas properties, its cash flows, and ultimately its continued existence. The uncertainty about the Company's ability to finance future development costs raises substantial doubt about the Company's ability to continue as a going concern. The financial statements do not include any adjustments relating to the impairment related to the recoverability and classification of recorded assets, or the amounts and classification of liabilities that might be necessary in the event the Company cannot continue as a going concern. Management is currently attempting to negotiate certain farm out agreements in which third party investors would pay certain development costs. It is not possible, however, to predict at this time the success of these negotiations.

                          GULFPORT ENERGY CORPORATION

3. REORGANIZATION PROCEEDING

     On February 14, 1996, the Company filed a voluntary petition in the United States Bankruptcy Court for the Western District of Louisiana (the "Bankruptcy Court") for reorganization pursuant to Chapter 11 of the Federal Bankruptcy Code (the "Reorganization Proceeding"). During the balance of 1996 and a portion of 1997, the Company operated as a debtor-in-possession, continuing in possession of its estate and the operation of its business and management of its property. On May 5, 1997, the Bankruptcy Court confirmed an Amended Plan of Reorganization (the "Plan") for the Company. On July 11, 1997, the Bankruptcy Court determined that the Plan had been substantially consummated, and the Bankruptcy Court's order of substantial consummation became final and nonappealable on July 11, 1997 (the "Effective Date").

     As a result of the consummation of the Plan and due to (1) the reallocation of the voting rights of equity interest owners and (2) the reorganization value of the Company's assets being less than the total of all post-petition liabilities and allowed claims, the effects of the Reorganization Proceeding were accounted for in accordance with fresh start reporting standards promulgated under SOP 90-7.

     In conjunction with implementing fresh start reporting, management determined a reorganized value of the Company's assets and liabilities in the following manner:

     To determine the value allocated to the reorganized Company's assets, the Company looked to the fair value of its equity securities. On the date of reorganization there were 22,100,000 shares outstanding to which a value of $71,993,000 or $3.26 per share was assigned. The Company believes that the 1997 Rights Offering of 3.8 million shares at $3.50 per share, in addition to approximately 2,655,000 shares issued to fully secured creditors in exchange for the conversion of their fully secured claims to equity at an exchange rate of $3.50 per share, help to support the $3.26 value per share used in the fresh start accounting. Once the value of the Company was established, the value allocated to assets complied with the procedures outlined in APB Opinion 16.

     DLB Oil & Gas, Inc. ("DLB") contributed certain interests previously owned by Texaco Exploration and Production. Inc. ("TEPI") in the West Cote Blanche Bay Field ("WCBB Assets") along with a $1,000,000 deposit to a plugging and abandonment trust for 5,616,300 shares of the reorganized Company's common stock. This transaction was recorded at DLB's net basis in the WCBB Assets of $15,144,000. In connection with this acquisition, the Reorganized Company assumed the obligation to contribute approximately $18,000 per month through March 2004 to this plugging and abandonment trust and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. TEPI retained a security interest in production from these properties and the plugging and abandonment trust until such time the Company's obligations for plugging and abandonment to TEPI have been fulfilled. Once the plugging and abandonment trust is fully funded, the Company can access it for use in plugging and abandonment charges associated with the property.

     In accordance with the Plan, $3,000,000 was set aside by the Company to form a Litigation Entity. The Company owns a 12% interest in this Litigation Entity. The entire $3,000,000 was included in reorganization expense on the financial statements for the six months and eleven day period ended July 10, 1997. No value was assigned to the Company's interest in the Litigation Entity on the reorganized balance sheet as management was not able to determine with any certainty the amount, if any, that the Company might recover from this investment.

     Current assets and liabilities were recorded at book value which approximates their fair market value. Long-term liabilities were recorded at present values of amounts to be paid and the pre-consummation stockholders' deficit was adjusted to reflect the par value of pre-consummation equity interests and the recognition of $88,723,000 in debt forgiveness income. On the effective date, the shareholders' deficit was closed into paid in capital and the Company started with no deficit or retained earnings.

                          GULFPORT ENERGY CORPORATION

     It should be noted that the reorganized value was determined by management on the basis of its best judgement of what it considers to be current fair market value of the Company's assets and liabilities after reviewing relevant facts concerning the price at which similar assets are being sold between willing buyers and sellers. However, there can be no assurances that the reorganized value and the fair market value are comparable and the difference between the Company's calculated reorganized value and the fair market value may, in fact, be material.

                          GULFPORT ENERGY CORPORATION

     As of July 11, 1997, the effect on the Company's balance sheet of consummating the Plan and implementing the fresh start reporting was:

                             JULY 11, 1997    FRESH START        STOCK      STOCK ISSUED      TEXACO       ACQUISITION
                               PRIOR TO       CONSUMMATION      RIGHTS      FOR SECURED     CLAIM PAID       OF WCBB
                             CONSUMMATION    ADJUSTMENTS(1)   OFFERING(2)     DEBT(3)      WITH STOCK(4)    ASSETS(5)
                             -------------   --------------   -----------   ------------   -------------   -----------
                                                        ASSETS

Current assets:
  Cash and cash
    equivalents............  $   3,714,000   $                $13,300,000   $               $              $
  Accounts receivable,
    net....................      3,287,000
  Prepaid expenses and
    other..................        870,000
                             -------------   -------------    -----------   -----------     -----------    -----------
        Total current
          assets...........      7,871,000                     13,300,000
                             -------------   -------------    -----------   -----------     -----------    -----------
Property and equipment:
  Properties subject to
    depletion..............     80,120,000     (20,187,000)                                                 15,144,000
  Properties not subject to
    depletion..............             --       5,000,000
  Other property, plant and
    equipment..............      5,300,000      (2,362,000)
                             -------------   -------------    -----------   -----------     -----------    -----------
                                85,420,000     (17,549,000)                                                 15,144,000
  Less accumulated
    depreciation, depletion
    and amortization.......    (29,274,000)     29,274,000
                             -------------   -------------    -----------   -----------     -----------    -----------
                                56,146,000      11,725,000                                                  15,144,000
                             -------------   -------------    -----------   -----------     -----------    -----------
Other assets...............      1,231,000        (285,000)
                             -------------   -------------    -----------   -----------     -----------    -----------
                             $  65,248,000   $  11,440,000    $13,300,000   $               $              $15,144,000
                             =============   =============    ===========   ===========     ===========    ===========

                                         LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and
    accrued liabilities....  $   9,545,000   $    (757,000)   $             $               $              $
  Pre-petition secured
    debt...................     16,915,000
                             -------------   -------------    -----------   -----------     -----------    -----------
        Total current
          liabilities......     26,460,000        (757,000)
                             -------------   -------------    -----------   -----------     -----------    -----------
Pre-petition current
  liabilities subject to
  compromise:
  Unsecured debt...........    136,818,000    (123,845,000)                  (3,332,000)     (5,962,000)
                             -------------   -------------    -----------   -----------     -----------    -----------
Long-term liabilities:
  Other non-current
    liabilities............                        757,000
  Notes payable............
                             -------------   -------------    -----------   -----------     -----------    -----------
                                                   757,000
                             -------------   -------------    -----------   -----------     -----------    -----------
Stockholders' equity
  (deficit):
  Common stock.............         95,000           5,000         38,000         9,000          17,000         57,000
  Preferred stock..........     27,677,000     (27,677,000)
  Additional paid in
    capital................     39,570,000      (5,415,000)    13,262,000     3,323,000       5,945,000     15,087,000
  Treasury stock...........       (333,000)        333,000
  Retained earnings........   (165,039,000)    168,039,000
                             -------------   -------------    -----------   -----------     -----------    -----------
                               (98,030,000)    135,285,000     13,300,000     3,332,000       5,962,000     15,144,000
                             -------------   -------------    -----------   -----------     -----------    -----------
                             $  65,248,000   $  11,440,000    $13,300,000   $               $              $15,144,000
                             =============   =============    ===========   ===========     ===========    ===========

                                             PAYMENT OF
                              REFINANCING    CLAIMS AND    REORGANIZED
                              OF SECURED     LITIGATION      BALANCE
                             DEBT - NOTE 9   TRUST(6&7)       SHEET
                             -------------   ----------    -----------
                                              ASSETS
Current assets:
  Cash and cash
    equivalents............   $(3,247,000)   $(8,455,000)  $ 5,312,000
  Accounts receivable,
    net....................                                  3,287,000
  Prepaid expenses and
    other..................                                    870,000
                              -----------    -----------   -----------
        Total current
          assets...........    (3,247,000)    (8,455,000)    9,469,000
                              -----------    -----------   -----------
Property and equipment:
  Properties subject to
    depletion..............                                 75,077,000
  Properties not subject to
    depletion..............                                  5,000,000
  Other property, plant and
    equipment..............                                  2,938,000
                              -----------    -----------   -----------
                                                            83,015,000
  Less accumulated
    depreciation, depletion
    and amortization.......                                         --
                              -----------    -----------   -----------
                                                            83,015,000
                              -----------    -----------   -----------
Other assets...............        94,000                    1,040,000
                              -----------    -----------   -----------
                              $(3,153,000)   $(8,455,000)  $93,524,000
                              ===========    ===========   ===========
                               LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and
    accrued liabilities....   $(1,238,000)   $(1,776,000)  $ 5,774,000
  Pre-petition secured
    debt...................   (16,915,000)
                              -----------    -----------   -----------
        Total current
          liabilities......   (18,153,000)    (1,776,000)    5,774,000
                              -----------    -----------   -----------
Pre-petition current
  liabilities subject to
  compromise:
  Unsecured debt...........                   (3,679,000)           --
                              -----------    -----------   -----------
Long-term liabilities:
  Other non-current
    liabilities............                                    757,000
  Notes payable............    15,000,000                   15,000,000
                              -----------    -----------   -----------
                               15,000,000                   15,757,000
                              -----------    -----------   -----------
Stockholders' equity
  (deficit):
  Common stock.............                                    221,000
  Preferred stock..........
  Additional paid in
    capital................                                 71,772,000
  Treasury stock...........                                         --
  Retained earnings........                   (3,000,000)           --
                              -----------    -----------   -----------
                                              (3,000,000)   71,993,000
                              -----------    -----------   -----------
                               (3,153,000)   $(8,455,000)  $93,524,000
                              ===========    ===========   ===========

                          GULFPORT ENERGY CORPORATION

---------------

     Substantial consummation adjustments are those involving cash transactions occurring on the Effective Date. Fresh Start Reporting adjustments are those involving non-cash transactions occurring on the Effective Date.

     In accordance with the provisions of the Plan, the Company:

(1) Issued to its unsecured creditors, on account of their allowed claims, an aggregate of 10 million shares of the Reorganized Company's common stock. At the effective date, 1,412,000 of the above-described shares were held in escrow to cover the settlement of disputed unsecured claims in the amount of $18,339,000. Through December 31, 1997, $10,413,000 of these claims have been settled for $7,045,000 resulting in the issuance from the escrow account, of 547,000 shares of the Reorganized Company's common stock.

(2) Issued 3,800,000 shares of the Reorganized Company's common stock for $13,300,000 in cash in connection with a stock rights offering to its unsecured creditors.

(3) Issued 952,000 shares of the Reorganized Company's common stock in payment of $3,332,000 in secured claims.

(4) Issued 1,703,000 shares of the Reorganized Company's common stock in payment of a $5,961,000 claim purchased by DLB from Texaco Exploration and Production, Inc. ("TEPI").

(5) Issued 5,616,000 shares of the Reorganized Company's common stock in exchange for the WCBB Assets acquired by DLB from TEPI along with the associated P&A trust fund and associated funding and plugging obligations. In connection with this transaction the Company transferred to TEPI certain assets and non-producing acreage.

(6) The Company paid $2,492,000 in administrative claims and $2,963,000 in secured and priority claims.

(7) The Company transferred $3,000,000 to a Litigation Trust along with the Company's rights to any and all causes of action, claims, rights of actions, suits or proceedings which have been or could be asserted by it except for
    (a) the action to recover unpaid production proceeds payable to the Company by Tri-Deck Oil & Gas Company and (b) the foreclosure action to recover title to certain assets (See Note 17 regarding the subsequent transfer of these claims to the Litigation Entity). This transfer was treated as a pre-reorganization expense on the financial statements for the six months and ten day period ended July 10, 1997. The Reorganized Company owns a 12% economic interest in the Litigation Entity and the remainder of the economic interests in the Litigation Entity was allocated to former unsecured creditors based on their ownership percentage of the 10 million shares as described above.

4. RELATED PARTY TRANSACTIONS

     Subsequent to the Effective Date of the Plan of Reorganization, substantially all of the Company's former unsecured creditors became shareholders. In the ordinary course of business, the Company still conducts business activities with a substantial number of these shareholders.

     DLB Oil & Gas, Inc. ("DLB") and Wexford Management LLC ("Wexford") were, along with the Company, co-proponents in the Plan of Reorganization. As of December 31, 1997, DLB and Wexford own approximately 49% and 8%, respectively, of the Company's outstanding common stock.

     DLB paid $1,515,000 in reorganization costs incurred on the Company's behalf, which was satisfied by the issuance of stock in connection with the Company's stock rights offering described above, and cash. These costs were included in reorganization cost incurred during the six months and 10 days ended July 10, 1997. In addition, DLB charged the Company $465,000 for management services provided to it during the period July 11, 1997 through December 31, 1997. During the period May 1, 1997 through July 10, 1997, DLB was the operator on the WCBB properties in which the Company had a 50% working interest at that time. Subsequent to that date, the WCBB properties were contributed to the Company for common stock, as

                          GULFPORT ENERGY CORPORATION
described above, and the Company became the operator of these properties. As of December 31, 1997, the Company owes DLB $1,728,000 which consists of unpaid management fees, capital expenditures, and operating expenses paid by DLB on the Company's behalf.

     During the period July 11, 1997 through December 31, 1997, the Company sold $4,335,000 in oil to a DLB subsidiary. These sales occurred at prices which the Company could be expected to obtain from an unrelated third party.

5. PROPERTY AND EQUIPMENT

     The major categories of property and equipment and related accumulated depreciation, depletion and amortization as of December 31, 1997 and 1996 are as follows:

                                                               1997           1996
                                                            -----------   ------------
Oil and gas properties....................................  $84,466,000   $ 77,541,000
Equipment.................................................           --      2,954,000
Office furniture and fixtures.............................    1,100,000      1,669,000
Building..................................................      217,000        235,000
Land......................................................      260,000        260,000
                                                            -----------   ------------
Total property and equipment..............................   86,043,000     82,659,000
Accumulated depreciation, depletion and amortization......   (4,542,000)   (25,760,000)
                                                            -----------   ------------
Property and equipment, net...............................  $81,501,000   $ 56,899,000
                                                            ===========   ============

     On the Effective Date, DLB transferred its interest in the WCBB Assets to the Reorganized Company in exchange for five million (5,000,000) shares of the Reorganized Company Common Stock and the assumption by the Company of certain plugging and abandonment obligations related to the West Cote Blanche Bay Field (see Note 3 for further details). This transaction was valued at $12,987,000, which included a $1,000,000 plugging and abandonment escrow account required by TEPI. In connection with this transaction, DLB paid an additional $2,157,000 in development costs on these properties for which it received an additional 616,000 shares of the Reorganized Company common stock.

     In December 1994, the Company sold four drilling and workover rigs, obtained in connection with certain oil and gas property acquisitions, to an oil field service contractor for a total consideration of $3,900,000. The purchaser gave a 6% secured promissory note in exchange. No gain or loss was recognized at the date of the sale. The $1,000,000 gain on the sale was deferred and was being realized over the life of the note. Concerns about the ability of the purchaser to perform pursuant to the terms of the contract resulted in the Company reversing the deferred gain in September 1995. At December 31, 1995, the related note receivable was canceled. The Company has hired counsel and currently is seeking to recover the collateral securing these notes.

     In December 1994 and May 1995, the Company sold to the same oil field service contractor marine and oil field service equipment for a total consideration of $5,200,000. The purchaser gave two 6% secured promissory notes in exchange. No gain or loss was recognized at the date of the sale. The $800,000 gain on the sale was deferred and was being realized over the life of the notes. Concerns about the ability of the purchaser to perform pursuant to the terms of the contracts resulted in the Company reversing in September 1995 the deferred gain. At December 31, 1995, the two related promissory notes were fully canceled. The Company has hired counsel and is currently seeking to recover the collateral securing these notes.

     No value has been assigned to any potential recoveries related to the above two transactions in the fresh start accounting.

                          GULFPORT ENERGY CORPORATION

     During December 1997, the Company sold substantially all of its field equipment for approximately $2,100,000 resulting in a net gain on the sale of $594,000.

6. PROVISION FOR DOUBTFUL RECEIVABLES

     The Company has recorded provisions for certain receivables in which collectibility is uncertain as follows:

     In April 1995, the Company allegedly entered into a marketing agreement with Tri-Deck pursuant to which Tri-Deck would market all of the Company's oil and natural gas production. Subsequent to the agreement, Tri-Deck's principal, James Florence, who was also serving as the Company's Director of Marketing, assigned to Plains Marketing its right to market the Company's oil production and entered into a contract with Perry Oil and Gas to market the Company's gas production. During the early stages of the Company's Reorganization Case, Tri-Deck failed to make payments to the Company attributable to several months of the Company's gas production. Due to the uncertainty of the amount that will be recovered from Tri-Deck, the Company has recorded an allowance for this receivable in the amount of $4,278,000. Of this amount, approximately $1,700,000 related to the receivable from Tri-Deck for the purchase of the Company's April and May, 1996 gas production and has been deposited into a depository account with the Bankruptcy Court's registry.

     The Company has a long-term receivable, recovery of which is made in the form of a production payment from the oil and gas revenues in certain Company operated oil and gas properties. The most significant well underlying the production payment ceased production during the third quarter of 1995 due to mechanical failure of the well bore. As a result, the ultimate recovery of the remaining receivable is uncertain. The Company wrote-off the remaining $472,000 receivable balance in 1995.

     During 1994, the Company made two personal loans of $62,500 and $300,000 to an executive officer of the Company on an unsecured basis payable on the last day of February and June 1995, respectively. The loan for $62,500 was repaid in March 1995 and the $300,000 loan maturity date was extended until December 31, 1995. The loan was not repaid when due on December 31, 1995 and the Company has recorded an allowance of $300,000 for this note. The executive resigned from the Company in January 1995. The executive officer filed for personal debt protection subsequent to December 1996.

     During the period ended July 10, 1997, the Company charged $71,000 to bad debts expense.

7. OTHER ASSETS

     Other assets as of December 31, 1997 and 1996, consist of the following:

                                                                   DECEMBER 31,
                                                              -----------------------
                                                                 1997         1996
                                                              ----------   ----------
Plugging and abandonment escrow account on the Lac Blanc
  properties -- See Note 15.................................  $  871,000   $  831,000
Plugging and abandonment escrow account on the WCBB
  properties -- See Note 15.................................   1,203,000           --
Prepaid loan fees, net of amortization......................     296,000      367,000
CD's securing Letter of credit..............................     400,000           --
Deposits....................................................     256,000      284,000
                                                              ----------   ----------
                                                              $3,026,000   $1,482,000
                                                              ==========   ==========

                          GULFPORT ENERGY CORPORATION

8. RESTRUCTURING CHARGES AND REORGANIZATION COSTS

     The Company incurred certain restructuring costs in connection with its change in strategy and corporate structure. During 1995, these costs consisted primarily of the write-off of approximately $1,000,000 in leasehold improvements related to the relocation of the Company's operations from The Woodlands, Texas, approximately $300,000 in severance costs related to staff reductions and changes in senior management and $100,000 in legal fees and other costs directly related to the Company's Reorganization Case.

     During 1996, the Company incurred $7,345,000 in reorganization costs, primarily consisting of professional fees totaling $2,594,000 and the write-off of previously capitalized debt issuance costs on the Senior Notes (herein defined) in the amount of $3,834,000.

     During 1997, the Company incurred $7,771,000 in reorganization costs, consisting of $3,000,000 contributed to the Litigation Trust (See Note 17 for further details), $1,515,000 in reimbursements to DLB for restructuring costs it incurred on the Company's behalf, professional fees totaling $2,213,000, and an accrual of $1,044,000 for estimated future costs to be incurred in connection with the reorganization.

9. LONG-TERM LIABILITIES

     As of December 31, 1997 and 1996, a break down of long term debt is as follows:

                                                               1997           1996
                                                            -----------   ------------
Long-term debt:
  Credit facility.........................................  $15,000,000   $         --
  Priority tax claims.....................................      527,000             --
  Building loan...........................................      193,000             --
                                                            -----------   ------------
                                                             15,720,000             --
  Less current portion....................................    2,192,000             --
                                                            -----------   ------------
                                                            $13,528,000   $         --
                                                            ===========   ============
Long-term debt in default treated as current liabilities:
  Credit facility.........................................  $        --   $ 15,000,000
  Senior Notes............................................           --     98,572,000
  Other...................................................           --        377,000
                                                            -----------   ------------
                                                            $        --   $113,949,000
                                                            ===========   ============

  Credit Facility

     In December 1994, the Company entered into a $40,000,000 credit facility with International Nederlanden (U.S.) Capital Corporation ("INCC") ("Credit Facility") that was secured by substantially all of the Company's assets. At December 31, 1996, the Company had borrowings outstanding of $15,000,000, the maximum amount of borrowings available under the Credit Facility. At December 31, 1995, the revolving loan borrowings were converted to a term loan whereby quarterly principal payments of one-sixteenth of the outstanding indebtedness were due and payable. Amounts outstanding under the Credit Facility bore interest at an annual rate selected by the Company of either (i) the London Inter-Bank offered rate ("LIBOR") plus 3%, or (ii) the Lender's prime lending rate plus 1.25%. The estimated fair value of the Company's indebtedness under its Credit Facility approximates the principal balance outstanding, as the facility bears interest at rates tied to market rates and is secured by substantially all of the Company's assets.

     At December 31, 1996, the Company was in default under certain financial covenants of the Credit Facility. Accordingly, the Company classified the debt as current at December 31, 1996. While in bankruptcy,

                          GULFPORT ENERGY CORPORATION

INCC was stayed from enforcing certain remedies provided for in the credit agreement and the indenture. On the Effective Date, this loan was repaid in full along with $3,154,000 in accrued interest and legal fees.


     On the Effective Date, ING (U.S.) Capital Corporation (successor to INCC) ("ING") entered into a new $15,000,000 loan agreement with the Company. Terms of this loan call for initial loan fees of $188,000 to be paid on or prior to closing with two additional loan fee payments of $100,000 each payable on or prior to December 31, 1997 and December 31, 1998. The loan matures on July 11, 1999, with interest to be paid quarterly and with three interim principal payments of $1,000,000 each to be made in September 1998, December 1998, and March 1999. This loan bears interest at the option of the Company at either (1) LIBOR plus 3% or (2) ING's fluctuating "reference rate" plus 1.25%. This loan is collateralized by substantial all of the Company's assets. At December 31, 1997 this rate was 8.8125%.


     At December 31, 1997, the Company held $2,060,000 in cash representing the proceeds from the sale of its field equipment as further described in Note 5 above. As of the date of this report, ING has not released these funds for general use by the Company.

  13 7/8% Senior Notes Offering

     In February 1995, the Company offered 100,000 Units consisting of $100,000,000 aggregate principal amount of 13 7/8% Senior Notes and Warrants ("Warrants") to purchase an aggregate of 800,000 shares of the Company's Common Stock ("Offering").

     The Senior Notes were unsecured obligations of the Company ranking senior in right of payment to any subordinated indebtedness of the Company.


     The Senior Notes were issued under an indenture. The Company was not in compliance with the provisions of the indenture at December 31, 1996; accordingly, the Company classified the debt as current at that date.



     The Company, pursuant to an order of the Bankruptcy Court, did not make the scheduled interest payment of $6,938,000 on March 1, 1996, nor has the Company made any interest payments since that date. In accordance with SOP 90-7, the Company has not recorded interest expense on the Senior Notes subsequent to the Petition Date. At December 31, 1996, interest accrued related to the Senior Notes was $6,359,000. Had the Company accrued interest on the Senior Notes for the period subsequent to the Petition Date through December 31, 1996, an additional $12,141,000 of interest expense would have been recorded as of December 31, 1996.



     On the effective date, the Senior Notes were canceled and the note holders received a pro rata share of 10,000,000 shares of common stock in the Reorganized Company along with all other unsecured creditors.


  Priority Tax Claims

     In accordance with the Plan of Reorganization, priority taxes totaling $703,000 are to be paid in four annual installments without interest. The first annual installment of $176,000 was made on the Effective Date.

  Building Loan

     During early 1996, the Company entered into a loan agreement with M C Bank and Trust Company to finance the acquisition of land and a building located in Lafayette, Louisiana. The original loan balance was $215,000 and called for monthly principal and interest payments totaling $3,000 per month through 2005 with the unpaid balance due at that time. The loan bears interest at 9.5% per annum and is collateralized by the land and building.

                          GULFPORT ENERGY CORPORATION

  Long Term Debt Maturities

     Following are the maturities of long-term liabilities for each of the next five years:

1998........................................................  $ 2,192,000
1999........................................................   13,193,000
2000........................................................      195,000
2001........................................................       21,000
2002........................................................       23,000
Thereafter..................................................       96,000
                                                              -----------
                                                              $15,720,000
                                                              ===========

10. PREFERRED STOCK OFFERING

  Public Offering of Preferred Stock

     On October 27, 1993, the Company completed its public offering of 1,265,000 shares of 9% Convertible Preferred Stock ("Preferred Stock") at a price of $25 per share. The offering resulted in cash proceeds to the Company of $27,700,000, net of underwriting fees, commissions and offering costs. The proceeds of the offering were used to purchase additional oil and gas properties, to conduct oil and gas property development, to develop and fabricate logging tools and for general purposes.

     The Preferred Stock had a liquidation preference of $25 per share and was convertible, at the option of the holder, into 2.083 shares of the Company's common stock. The Preferred Stock was not redeemable before October 20, 1995. Dividends on the Preferred Stock were to accrue and were cumulative from October 20, 1993, and were payable quarterly in arrears when declared by the Board of Directors. The Company was precluded under the terms of the Senior Note Indenture and Credit Facility from declaring any dividends during 1996. As a result of this and the bankruptcy proceedings, the Company did not accrue dividends payable on its Preferred Stock during 1996. In addition, accrued and unpaid Preferred Stock dividends at December 31, 1995 have been reversed in the 1996 financial statements. All outstanding Preferred Stock was cancelled effective July 11, 1997, and the former preferred shareholders were given Warrants exercisable at a price of $10 per share for a total of 221,000 shares in the Reorganized Company Common Stock.

11. COMMON STOCK OPTIONS AND WARRANTS

     All outstanding stock options and warrants issued prior to July 11, 1997, were cancelled in connection with the Plan of Reorganization.

     On July 10, 1997, the Company entered into an employment agreement with Mr. Ray Landry, the Company's former president, to perform certain services for the Company. In connection with this employment agreement, Mr. Landry was granted Incentive Stock Options to acquire 60,000 shares of the Company's common stock for $3.50 per share. The employment agreement does not specify the life of these options.

     In connection with the Plan of Reorganization, new warrants for 221,000 shares of the Reorganized Company common stock were issued to the former preferred shareholders. In addition, to the extent that any securities litigation claims based on preferred or common stock ownership are allowed as a "Class Proof of Claim", the Company has the obligation to issue this class an additional 221,000 in warrants to purchase common stock in the Reorganized Company. These warrants are each exercisable for one share of common stock at an exercise price of $10 per share. The warrants will expire on July 11, 2007. In accordance with the Plan of Reorganization, the Company has the right to issue up to 1,104,000 warrants.

                          GULFPORT ENERGY CORPORATION

12. INCOME TAXES

     A reconciliation of the statutory federal income tax amount to the recorded expense follows:

                               JULY 11, 1997   JANUARY 1, 1997
                                  THROUGH          THROUGH
                               DECEMBER 31,       JULY 10,
                                   1997             1997             1996           1995
                               -------------   ---------------   ------------   -------------
Income (loss) before Federal
  income taxes...............   $(1,713,000)    $ 79,108,000     $(29,387,000)  $(128,175,000)
                                -----------     ------------     ------------   -------------
Expected income tax (benefit)
  at statutory rate..........      (651,000)      30,061,000      (10,285,000)    (44,861,000)
Valuation allowance..........       651,000               --        9,358,000      44,977,000
Tax deduction in excess of
  book for stock options
  exercised..................            --               --               --        (144,000)
Net operating loss
  carryforward utilized......            --      (30,061,000)              --              --
Reorganization costs.........            --               --          923,000              --
Other........................            --               --            4,000          28,000
                                -----------     ------------     ------------   -------------
Income tax expense
  recorded...................   $        --     $         --     $         --   $          --
                                ===========     ============     ============   =============

     The tax effects of temporary differences and net operating loss carry forwards, which give rise to deferred tax assets (liabilities) at December 31, 1997 and 1996, respectively, are as follows:

                                                               1997           1996
                                                           ------------   ------------
Net operating loss carryforward..........................  $  3,740,000   $ 19,002,000
Oil and gas property basis difference....................    22,362,000     28,971,000
Other....................................................     1,953,000      6,702,000
                                                           ------------   ------------
Total deferred tax asset.................................    28,055,000     54,675,000
Valuation allowance......................................   (28,055,000)   (54,607,000)
                                                           ------------   ------------
Deferred tax asset.......................................            --         68,000
                                                           ------------   ------------
Deferred tax liability...................................            --        (68,000)
                                                           ------------   ------------
Net deferred tax asset (liability).......................  $         --   $         --
                                                           ============   ============

     The Company filed a short period tax return for the six months and ten days ended July 10, 1997. On that return, the Company utilized $30,061,000 of it's deferred tax asset. Since the deferred tax asset was fully reserved by a valuation allowance at December 31, 1996, no income tax expense was recognized on the financial statements for the period January 1 to July 10, 1997.

     The Company has an available tax net operating loss carry forward of approximately $10,000,000 as of December 31, 1997. This carryforward will expire in the year 2012.

13. EARNINGS (LOSS) PER SHARE

     Earnings per share for all periods were computed based on common stock equivalents outstanding on that date during the applicable periods.

                          GULFPORT ENERGY CORPORATION

14. JOINT VENTURE AGREEMENT

     By a Joint Venture Agreement dated October 18, 1991, the Company entered into a joint venture to develop certain oil and gas properties with Tricore Energy Venture, L.P., a Texas limited partnership ("Tricore") and Stag Energy Corporation ("Stag").

     Under the terms of the Tricore agreements Tricore contributed the capitalization required to complete the development of selected prospects, and Stag and the Company contributed, or arranged for contribution of, the prospects to be developed.

     The Company provided Tricore with a limited production guarantee based on the minimum production schedule attached to the Tricore joint venture agreement.

     As a result of significant production declines from jointly-owned properties, the Company has recorded in 1996 and 1995, minimum production guarantee charges of $5,555,000 and $3,591,000, respectively. The $9,146,000 liability recognized at December 31, 1996 represented the Company's estimated ultimate obligation to the joint venture, including the disallowance of certain tax credits.

     On December 9, 1997, this claim was settled as an Allowed General Unsecured Claim in the amount of $6,800,000 for which Tricore received 524,000 shares of the Reorganized Company common stock and 524,000 Litigation Entity interests. As a part of this settlement, Tricore transferred its interest in the Joint Venture to the Company with the stipulation that if the Company sells any of the Joint Venture's properties within one year, the Company will pay to Tricore the net proceeds from such sale.

15. COMMITMENTS

  Leases

     As of December 31, 1997, the Company had no long-term, non-cancelable operating lease commitments.

     Rental expense for all operating leases for the period commencing July 11, 1997 and ending December 31, 1997, the period commencing January 1, 1997 and ending July 10, 1997, and for the years ended December 31, 1996, and 1995 was $77,000, $109,000, $207,000, and $482,000, respectively.

     During 1996, the Company terminated its office lease covering approximately 24,000 square feet in The Woodlands, Texas. The lessor asserted a secured claim in connection with the Company's reorganization case in the amount of $250,000 and an unsecured claim in the amount of $127,000, attributable to rental obligations and lease rejection damages associated with such lease. On April 22, 1997, the Bankruptcy Court granted the claimant an allowed secured claim of $118,000 and an allowed unsecured claim in the amount of $150,000.

  Lac Blanc Escrow Account

     In connection with its purchase of a 91% working interest in the Lac Blanc Field, the Company deposited $170,000 in a segregated trust account and agreed to make additional deposits of $20,000 per month until the accumulated balance of the trust account reaches $1,700,000. These funds are held in a segregated account for the benefit of the State of Louisiana to insure that the wells in the Lac Blanc Field are properly plugged upon cessation of production. In return for this financial commitment, the State has granted the sellers an unconditional release from their contingent liability to the state to plug and abandon the wells. When all existing wells in the Lac Blanc Field have been properly plugged and abandoned, the funds in the trust account, should any remain, will revert to the Company. Due to the filing of the Reorganization Case in June 1996, the Company ceased contributions to the segregated account. At December 31, 1997, the balance in this escrow account was $871,000.

                          GULFPORT ENERGY CORPORATION

     Under the Plan, the Company will fund the unfunded portion of the escrow and maintain future funding requirements.

  Plugging and Abandonment Funds

     The Company is contractually committed in its purchase contracts for the Initial LLOG Property and Remaining LLOG Properties to establish plugging and abandonment funds as allowed by Louisiana's Orphaned Well Act. The State of Louisiana, upon completion of an independent study to be commissioned by the Company, will establish the amount of and terms of payment into each fund. As of December 31, 1997, the independent study has not been completed. Accordingly, the Company is unable to determine the amount and payment towards the future obligation related to these commitments.

     Under the Plan, the Company will fund the unfunded portion of the escrow and maintain future funding requirements.

     In connection with the acquisition of the remaining 50% interest in the WCBB properties, the Reorganized Company assumed the obligation to contribute approximately $18,000 per month through March 2004 to a plugging and abandonment trust and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. TEPI retained a security interest in production from these properties and the plugging and abandonment trust until such time the Company's obligations plugging and abandonment obligations to TEPI have been fulfilled. Once the plugging and abandonment trust is fully funded, the Company can access it for use in plugging and abandonment charges associated with the property.

  Texaco Global Settlement

     Pursuant to the terms of a global settlement between Texaco and the State of Louisiana which includes the State Lease No. 50 portion of the Company's East Hackberry Field, the Company is obligated to commence a well or other qualifying development operation on certain non-producing acreage in the field prior to March 1998. On January 8, 1998, the Company applied for and was granted a permit to conduct seismic operations on the East Hackberry Field as well as other Company properties. The Company is planning on shooting the seismic as soon as practical. If the Company fails to shoot the seismic or commence the drilling of a well on this non-producing acreage within a reasonable period of time, it will be required by the State of Louisiana to surrender approximately 440 non-producing acres in this field.

  Reimbursement of Employee Expenses & Contributions to 401(k) Plan

     The Company sponsors a 401(k) savings plan under which eligible employees may choose to contribute up to 15% of salary income on a pre-tax basis, subject to certain IRS limits. The Company contribution to the 401(k) plan is discretionary and currently is 25% of employee contributions up to 6% of their salary. This benefit vests to employees over a five-year employment period or at a rate of 20% per each year of participation. During the period commencing July 11, 1997 and ending on December 31, 1997, the period commencing January 1, 1997 and ending on July 10, 1997, and the years ended December 31, 1996 and 1995, the Company incurred $13,000, $23,000, $32,000, and $22,000, respectively, in matching contributions expense associated with this plan.

  Stay Bonus

     The Company's Board of Directors determined that it was necessary to provide a "stay bonus" to facilitate retention of employees during the Reorganization Case in view of the uncertainties of the future of the Company. On November 6, 1996, the Bankruptcy Court entered an order authorizing the stay bonuses. The Company accrued $614,000 for these stay bonuses in December of 1996 and the bonuses were paid in June 1997.

                          GULFPORT ENERGY CORPORATION

16. CONTINGENCIES

  Tri-Deck/Perry Gas Litigation

     During 1995, the Company entered into a marketing agreement with Tri-Deck Oil and Gas Company ("Tri-Deck") pursuant to which Tri-Deck would market all of the Company's oil and gas production. Subsequent to the agreement, Tri-Deck's principal and the Company's Director of Marketing, James Florence, assigned to Plains Marketing its right to market the Company's oil production and assigned to Perry Oil & Gas its right to market the Company's gas production. During early 1996, Tri-Deck failed to make payments to the Company attributable to several months of its gas production. Consequently, the Company responded in two ways. First, on May 20, 1996, the Company filed a Motion to Reject the Tri-Deck Marketing Agreement. Second, on May 29, 1996, the Company initiated an adversary proceeding against Tri-Deck and Perry Oil and Gas ("Perry Gas"). Perry Gas was the party, which ultimately purchased the Company's gas production for the months in question.

     With respect to the Motion to Reject, the Bankruptcy Court authorized the rejection and directed Tri-Deck and the Company to determine the amount of production proceeds attributable to the Company's June gas production which were payable to the Company. Consequently, Perry Gas thereafter made payment to the Company of the June gas proceeds less $75,000 for a set-off claim by Perry Gas, which is subject to further consideration by the Bankruptcy Court.

     Next, with respect to the adversary proceeding, the Company sought turnover by Tri-Deck and/or Perry Gas of all unpaid production proceeds payable to the Company under the marketing agreement and the issuance of a temporary restraining order and preliminary injunction against both parties to prevent further disposition of such proceeds pending outcome of the proceedings. On May 31, 1996, the Bankruptcy Court entered a consensual temporary restraining order against both Tri-Deck and Perry Gas. On June 18, 1996, a Preliminary Injunction was entered by the Court which required Perry Gas to segregate into a separate depository account the funds due for the purchase of the Company's April and May 1996 gas production from Tri-Deck. Subsequently, upon motion by the Company the Court ordered such funds to be placed into the Bankruptcy Court's registry, as Perry Gas had made certain withdrawals from the separate depository account without authorization by the Court. Currently, funds in the amount of approximately $1,700,000 remain in the registry of the Court. Additionally, a dispute exists between the Company and Perry Gas as to additional funds owed by Perry Gas for the purchase of the Company's April and May 1996 gas production. Currently, the adversary proceeding remains pending as to the ultimate issue of ownership of proceeds. Tri-Deck has also filed an answer and counterclaim in which Tri-Deck is asserting, among other items, damages for tortoise interference of its contractual relationships with others. Recovery of the $1,700,000 receivable is dependent on the court rendering a favorable ruling on the issue. As of the date of the report, the court has not ruled on this issue. Although management believes that Tri-Deck's claim to the funds in the registry of the court is invalid, and the aforementioned counterclaim is without merit, for financial reporting purposes the receivable from Tri-Deck was fully reserved for as of December 31, 1997.

     On January 20, 1998, the Company and the Litigation Trust entered into a Clarification Agreement whereby the rights to pursue the Tri-Deck claim were assigned to the Litigation Trust. In connection with this agreement, the Litigation Trust agreed to reimburse the Company $100,000 for legal fees the Company had incurred in connection this and other related claims. As additional consideration for the contribution of this claim to the Litigation Trust, the Company is entitled to 85% of the net proceeds from this claim.

  Title to Oil and Gas Properties

     During 1996, WRT received notice from a third party claiming that the Company's title has failed as to approximately 43 acres in the Bayou Pigeon Field. Some or all of the acreage in dispute is considered to be productive in three separate production units. Under the assumption that the Company's title is flawed, it's

                          GULFPORT ENERGY CORPORATION
working interest in three units may be reduced to approximately 7% (5% Net Revenue Interest, ("NRI")) 75% (63% NRI), and 95% (72% NRI). The financial statements as of and for period commencing July 11, 1997 and ending December 31, 1997, the period commencing January 1, 1997 and ending July 10, 1997, and for the years ended December 31, 1996 and 1995, reflect operating results and proved reserves discounted for of this possible title failure. As the title failure predates its ownership of the field, the Company is currently evaluating its recourse against the predecessors-in-title relative to this issue. The Company is currently negotiating a settlement with the Third Party, pursuant to their claim.

  Other litigation

     The Company has been named as a defendant on various other litigation matters. The ultimate resolution of these matters is not expected to have a material adverse effect on the Company's financial condition or results of operations for the periods presented in the financial statements.

17. LITIGATION TRUST ENTITY

     On August 13, 1996, the Bankruptcy Court executed and entered its Order Appointing Examiner directing the United States Trustee to appoint a disinterested person as examiner in the Company's bankruptcy case.

     The Court ordered the appointed examiner ("Examiner") to file a report of the investigation conducted, including any fact ascertained by the examiner pertaining to fraud, dishonesty, incompetence, misconduct, mismanagement or irregularity in the management of the affairs of the Company.

     The Examiner's final report dated April 2, 1997, recommended numerous actions for recovery of property or damages for the Company's estate which appear to exist and should be pursued. Management does not believe the resolution of the matters referred to in the Examiner's report will have a material impact on the Company's consolidated financial statements or results of operations.

     Pursuant to the Plan of Reorganization, all of the Company's possible causes of action against third parties (with the exception of certain litigation related to recovery of marine and rig equipment assets and claims against Tri-Deck), existing as of the effective date of the Plan, were transferred into a "Litigation Trust" controlled by an independent party for the benefit of most of the Company's existing unsecured creditors. The litigation related to recovery of marine and rig equipment and the Tri-Deck claims were subsequently transferred to the litigation trust as described below.

     The Litigation Entity was funded by a $3,000,000 cash payment from the Company, which was made on the Effective Date. The Company owns a 12% interest in the Litigation Trust with the other 88% being owned by the former general unsecured creditors of the Company. For financial statement reporting purposes, the Company has not recognized the potential value of recoveries which may ultimately be obtained, if any, as a result of the actions of the Litigation Trust, treating the entire $3,000,000 payment as a reorganization cost incurred during the period commencing January 1, 1997 and ending on July 10, 1997.

     On January 20, 1998, the Company and the Litigation Entity entered into a Clarification Agreement whereby the rights to pursue various claims reserved by the Company in the Plan of Reorganization were assigned to the Litigation Trust. In connection with this agreement, the Litigation Trust agreed to reimburse the Company $100,000 for legal fees the Company had incurred in connection these claims. As additional consideration for the contribution of this claim to the Litigation Trust, the Company is entitled to 20% to 80% of the net proceeds from these claims.

                          GULFPORT ENERGY CORPORATION

18. SUPPLEMENTAL INFORMATION ON OIL AND GAS EXPLORATION AND PRODUCTION ACTIVITIES (UNAUDITED)

     The following is historical revenue and cost information relating to the Company's oil and gas operations located entirely in the southeastern United
States:

  Capitalized Costs Related to Oil and Gas Producing Activities

                                                              1997            1996
                                                           -----------    ------------
Proved Properties........................................  $79,349,000    $ 77,541,000
Accumulated depreciation, depletion and amortization.....   (4,371,000)    (23,401,000)
                                                           -----------    ------------
Proved properties, net...................................  $74,978,000    $ 54,140,000
                                                           ===========    ============

  Costs Incurred in Oil and Gas Property Acquisition and Development Activities

                                                 1997           1996           1995
                                              -----------    ----------    ------------
Acquisition.................................  $15,144,000    $       --    $ 87,379,000
Development.................................    6,787,000     4,282,000      27,225,000
                                              -----------    ----------    ------------
                                              $21,931,000    $4,282,000    $114,604,000
                                              ===========    ==========    ============

  Results of Operations for Producing Activities

     The following schedule sets forth the revenues and expenses related to the production and sale of oil and gas. The income tax expense is calculated by applying the current statutory tax rates to the revenues after deducting costs, which include depreciation, depletion and amortization allowances, after giving effect to the permanent differences. The results of operations exclude general office overhead and interest expense attributable to oil and gas production.

                                           JULY 11, 1997   JANUARY 1, 1997
                                              THROUGH          THROUGH
                                           DECEMBER 31,       JULY 10,
                                               1997             1997            1996          1995
                                           -------------   ---------------   -----------   -----------
Revenues.................................   $9,756,000       $10,138,000     $24,019,000   $24,655,000
Production costs.........................    5,397,000         5,514,000      15,095,000    11,673,000
Depletion................................    4,371,000         3,314,000       7,973,000    12,645,000
                                            ----------       -----------     -----------   -----------
                                                12,000         1,310,000         951,000       337,000
Income tax expense.......................           --                --          34,000         7,000
                                            ----------       -----------     -----------   -----------
Results of operations
  From producing activities..............   $   12,000       $ 1,310,000     $   917,000   $   330,000
                                            ==========       ===========     ===========   ===========

  Oil and Gas Reserves

     The following table presents estimated volumes of proved and proved developed oil and gas reserves, prepared by independent reserve engineers, as of December 31, 1997, 1996 and 1995 and changes in proved reserves during the last three years, assuming continuation of economic conditions prevailing at the end of each year. Estimated volumes as of July 11, 1997 were extrapolated from the December 31, 1997 numbers and were not prepared by independent reserve engineers. Volumes for oil are stated in thousands of barrels (MBbls) and volumes for natural gas are stated in millions of cubic feet (Mmcf). The weighted average prices at December 31, 1997 used for reserve report purposes are $17.91 and $2.62 for oil and gas reserves, respectively.

                          GULFPORT ENERGY CORPORATION

     The Company emphasizes that the volumes of reserves shown below are estimates which, by their nature, are subject to revision. The estimates are made using all available geological and reservoir data, as well as production performance data. These estimates are reviewed annually and revised, either upward or downward, as warranted by additional performance data.

                                             JULY 11 TO       JANUARY 1 TO
                                            DECEMBER 31,        JULY 10,
                                                1997              1997               1996              1995
                                           ---------------   ---------------   ----------------   ---------------
                                            OIL      GAS      OIL      GAS      OIL       GAS      OIL      GAS
                                           ------   ------   ------   ------   ------   -------   ------   ------
Proved Reserves:
  Beginning of the period................  13,677   13,409   13,923   15,121   14,627    19,131    7,431   28,797
  Purchases of oil and gas reserves in
    place................................  11,612      163       --       --       --        --   15,068   39,204
  Extensions, discoveries and other
    additions............................      --       --       --       --      960     4,235
  Revisions of prior reserve estimates...     848     (890)     (89)    (381)  (7,821)  (44,859)
  Current production.....................    (320)  (1,106)    (246)  (1,712)    (615)   (3,629)    (778)  (7,403)
  Sales of oil and gas reserves in
    place................................      --       --       --       --       --        --     (233)    (843)
                                           ------   ------   ------   ------   ------   -------   ------   ------
  End of period..........................  25,817   11,576   13,677   13,409   13,923    15,121   14,627   19,131
                                           ======   ======   ======   ======   ======   =======   ======   ======
  Proved developed reserves..............   7,219    8,259    7,248    8,252    9,550    11,687   10,209   16,663
                                           ======   ======   ======   ======   ======   =======   ======   ======

  Discounted Future Net Cash Flows

     Estimates of future net cash flows from proved oil and gas reserves were made in accordance with SFAS No. 69, "Disclosures about Oil and Gas Producing Activities." The following tables present the estimated future cash flows, and changes therein, from the Company's proved oil and gas reserves as of December 31, 1997, 1996 and 1995, assuming continuation of economic conditions prevailing at the end of each year.

 Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

                                                       1997            1996            1995
                                                   -------------   -------------   ------------
Future cash flows................................  $ 492,680,000   $ 421,954,000   $311,419,000
Future development costs.........................   (166,812,000)   (107,627,000)   (96,460,000)
Future production costs..........................   (119,235,000)    (90,558,000)   (89,187,000)
Future production taxes..........................    (58,807,000)    (46,703,000)   (35,411,000)
                                                   -------------   -------------   ------------
Future net cash flows before income taxes........    147,826,000     177,066,000     90,361,000
10% annual discount for estimated timing of cash
  flows..........................................    (71,396,000)    (78,399,000)   (38,994,000)
                                                   -------------   -------------   ------------
Discounted future net cash flows.................     76,430,000      98,667,000     51,367,000
Future income taxes, net of 10% annual
  discount.......................................             --              --             --
                                                   -------------   -------------   ------------
Standardized measure of discounted future net
  cash flows.....................................  $  76,430,000   $  98,667,000   $ 51,367,000
                                                   =============   =============   ============

                          GULFPORT ENERGY CORPORATION

 Changes in Standardized Measure of Discounted Future Net Cash Flows Relating to Proved Oil and Gas Reserves

                                                          1997          1996           1995
                                                      ------------   -----------   ------------
Sales and transfers of oil and gas produced, net of
  production costs..................................  $ (9,352,000)  $(8,924,000)  $(12,982,000)
Net changes in prices and development and production
  costs.............................................   (50,101,000)   55,345,000    (26,418,000)
Acquisition of oil and gas reserves in place, less
  related production costs..........................    27,195,000            --     62,974,000
Extensions, discoveries and improved recovery, less
  related costs.....................................            --            --      4,859,000
Revisions of previous quantity estimates, less
  related production costs..........................     5,720,000      (914,000)   (44,100,000)
Sales of reserves in place..........................            --            --     (1,089,000)
Accretion of discount...............................     6,248,000     5,137,000      6,452,000
Net change in income taxes..........................            --            --     11,600,000
Other...............................................    (1,947,000)   (3,344,000)    (2,851,000)
                                                      ------------   -----------   ------------
          Total change in standardized measure of
            discounted future net cash flows........  $(22,237,000)  $47,300,000   $ (1,555,000)
                                                      ============   ===========   ============

     Comparison of Standardized Measure of Discounted Future Net Cash Flows to the Net Carrying Value of Proved Oil and Gas Properties at December 31, 1997 and 1996 is as follows:

                                                                 1997           1996
                                                              -----------   ------------
Standardized measure of discounted future net cash flows....  $76,430,000   $ 98,667,000
                                                              -----------   ------------
Proved oil and gas properties...............................   79,349,000     77,541,000
Less accumulated depreciation, depletion and amortization...   (4,371,000)   (23,401,000)
                                                              -----------   ------------
Net carrying value of proved oil and gas properties.........   74,978,000     54,140,000
                                                              -----------   ------------
Standardized measure of discounted future net cash flows in
  excess of net carry value of proved oil and gas
  properties................................................  $ 1,452,000   $ 44,527,000
                                                              ===========   ============

                          GULFPORT ENERGY CORPORATION

                          CONSOLIDATED BALANCE SHEETS

                                     ASSETS

                                                                JUNE 30,        DECEMBER 31,
                                                                  1998              1997
                                                              -------------   -----------------
                                                               (UNAUDITED)
Current assets:
  Cash and cash equivalents.................................  $  2,264,000       $ 1,203,000
  Cash, restricted..........................................        14,000         2,060,000
  Accounts receivable, net of allowance for doubtful
     accounts of $4,996,000 for June 30, 1998 and December
     31, 1997, respectively.................................     4,167,000         4,364,000
  Prepaid expenses and other................................       137,000           192,000
                                                              ------------       -----------
          Total current assets..............................     6,582,000         7,819,000
                                                              ------------       -----------
Property and equipment:
  Oil and natural gas properties............................    85,119,000        84,466,000
  Other property and equipment..............................     1,800,000         1,577,000
  Accumulated depletion, depreciation and amortization......   (24,578,000)       (4,542,000)
                                                              ------------       -----------
     Property and equipment, net............................    62,341,000        81,501,000
                                                              ------------       -----------
Other assets................................................     3,268,000         3,026,000
                                                              ------------       -----------
          Total Assets......................................  $ 72,191,000       $92,346,000
                                                              ============       ===========

                             LIABILITIES AND SHAREHOLDERS' EQUITY

Current liabilities:
  Accounts payable and accrued liabilities..................  $  8,517,000       $ 6,346,000
  Current maturities of long-term debt......................     3,014,000         2,192,000
                                                              ------------       -----------
          Total current liabilities.........................    11,531,000         8,538,000
                                                              ------------       -----------
Other long-term liabilities.................................       236,000           528,000
Long term debt..............................................    10,424,000        13,000,000
                                                              ------------       -----------
          Total liabilities.................................    22,191,000        22,066,000
                                                              ------------       -----------
Shareholders' equity:
  Common stock -- $.01 par value, 50,000,000 authorized,
     22,076,315 issued and outstanding at June 30, 1998 and
     December 31, 1997, respectively........................       221,000           221,000
  Paid-in-capital...........................................    71,772,000        71,772,000
  Accumulated deficit.......................................   (21,993,000)       (1,713,000)
                                                              ------------       -----------
          Total shareholders' equity........................    50,000,000        70,280,000
                                                              ------------       -----------
Commitments and contingencies
          Total liabilities and shareholders' equity........  $ 72,191,000       $92,346,000
                                                              ============       ===========

          See accompanying notes to consolidated financial statements

                          GULFPORT ENERGY CORPORATION

                      CONSOLIDATED STATEMENT OF OPERATIONS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  1998           1997
                                                              (REORGANIZED   (PREDECESSOR
                                                                COMPANY)       COMPANY)
                                                              ------------   ------------
Revenues:
  Gas sales.................................................  $  2,847,000   $ 4,495,000
  Oil and condensate sales..................................     3,875,000     5,161,000
  Other Income, net.........................................       346,000       120,000
                                                              ------------   -----------
          Total revenues....................................     7,068,000     9,776,000
                                                              ------------   -----------
Expenses:
  Production costs..........................................     5,170,000     5,239,000
  Depreciation, depletion and amortization..................    20,098,000     3,124,000
  General and administrative expenses.......................     1,322,000     1,990,000
  Provision for doubtful accounts...........................            --        71,000
                                                              ------------   -----------
                                                                26,590,000    10,424,000
                                                              ------------   -----------
Income (loss) from operations...............................   (19,522,000)     (648,000)
Interest expense............................................       758,000     1,032,000
                                                              ------------   -----------
Income (loss) before reorganization costs and income
  taxes.....................................................   (20,280,000)    1,680,000
Reorganization costs........................................            --     3,727,000
                                                              ------------   -----------
Loss before income taxes....................................   (20,280,000)   (5,407,000)
Income tax expense..........................................            --            --
  Net loss..................................................   (20,280,000)   (5,407,000)
Undeclared dividends on preferred stock.....................            --    (1,423,000)
                                                              ------------   -----------
Net loss available to common shareholders...................  $(20,280,000)  $(6,830,000)
                                                              ============   ===========
Per common share:
  Income (loss) per common and common equivalent share......  $      (0.92)            *
                                                              ============   ===========
  Average common and common equivalent shares outstanding...    22,076,000             *
                                                              ============   ===========

---------------

* Amounts not meaningful as a result of the reorganization.

          See accompanying notes to consolidated financial statements

                          GULFPORT ENERGY CORPORATION

                      CONSOLIDATED STATEMENT OF CASH FLOWS
                                  (UNAUDITED)

                                                               SIX MONTHS ENDED JUNE 30,
                                                              ---------------------------
                                                                  1998           1997
                                                              (REORGANIZED   (PREDECESSOR
                                                                COMPANY)       COMPANY)
                                                              ------------   ------------
Cash flow from operating activities:
  Net (loss)................................................  $(20,280,000)  $(5,407,000)
  Adjustments to reconcile net loss to net cash provided by
     operating activities:
     Depreciation, depletion, and amortization..............    20,035,000     3,124,000
     Provision for doubtful accounts and notes receivable...            --        71,000
     Amortization of debt issuance costs....................        97,000        83,000
     (Gain) on sale of asset................................       (70,000)           --
     Changes in operating assets and liabilities:
       Decrease (increase) in accounts receivable...........       198,000      (287,000)
       (Increase) decrease in prepaid expenses and other....        54,000      (237,000)
       Increase in accounts payable and accrued
        liabilities.........................................     1,980,000     3,450,000
       (Decrease) in other long-term liabilities............      (116,000)           --
       Pre-petition liabilities subject to compromise.......            --      (267,000)
       Pre-petition liabilities not subject to compromise...            --        (1,000)
                                                              ------------   -----------
          Net cash provided by operating activities.........     1,898,000       529,000
Cash flow from investing activities:
  Additions to cash held in escrow..........................            --       (20,000)
  Additions to other assets.................................      (339,000)           --
  Additions to property and equipment.......................      (805,000)   (2,561,000)
          Net cash used in investing activities.............    (1,144,000)   (2,581,000)
Cash flow from financing activities:
  Principal payments on borrowings..........................    (1,739,000)      (16,000)
                                                              ------------   -----------
          Net cash used in financing activities.............    (1,739,000)      (16,000)
  Net increase (decrease) in cash and cash equivalents......      (985,000)   (2,068,000)
  Cash and cash equivalents -- beginning of period..........     3,263,000     5,679,000
                                                              ------------   -----------
  Cash and cash equivalents -- end of period................  $  2,278,000   $ 3,611,000
                                                              ============   ===========
Supplemental Disclosures of Cash Flow Information Interest
  paid......................................................  $    358,000   $    28,000
  Income taxes paid.........................................            --            --
Supplemental Information of Non-Cash Investing And Financing
  Activities
  Accrued dividends on preferred stock (Undeclared on
     Predecessor Company)...................................            --    (1,423,000)

          See accompanying notes to consolidated financial statements

                          GULFPORT ENERGY CORPORATION

             NOTES TO CONSOLIDATED FINANCIAL STATEMENTS (UNAUDITED)

1. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES

  Business and Reorganization Proceedings

     The following summary is qualified in its entirety by the more detailed information and financial statements (including the notes thereto) appearing elsewhere in this document. Unless otherwise stated, the term "Company" means Gulfport Energy Corporation, formerly known as WRT Energy Corporation, and its subsidiaries taken as a whole, either prior to or after the Effective Date (as defined herein), as the context requires and the term "WRT" or "Debtor" means WRT Energy Corporation and its subsidiaries taken as a whole prior to the Effective Date.

     Gulfport Energy Corporation owns and operates mature oil and gas properties in the Louisiana Gulf Coast area. Currently, the Company is seeking to achieve reserve growth and increase its cash flow by entering into strategic alliances with companies possessing Gulf Coast exploration experience and by undertaking lower risk development projects. In July 11, 1997, WRT's subsidiaries were merged into the Company. On the effective date of the reorganization, the state of incorporation of the reorganized Company was changed from the State of Texas to the State of Delaware. Prior to July 11, 1997, the financial statements represented the consolidated financial statements of WRT and its subsidiaries.

     As discussed in Note 3, on February 14, 1996, (the "Petition Date"), WRT filed a voluntary petition with the Bankruptcy court for the Western District of Louisiana (the "Bankruptcy Court") for protection under Chapter 11 of the Bankruptcy Code. On May 5, 1997, the Bankruptcy Court confirmed an Amended Plan of Reorganization (the "Plan") for WRT and on the effective date an order of substantial consummation regarding the Plan became final and nonappealable. On the Effective Date, the Debtor was merged with and into a newly formed Delaware corporation named "WRT Energy Corporation". Effective July 11, 1997 (the "Election Date"), the Company implemented fresh start reporting, as defined by the Accounting Standards Division of the American Institute of Certified Public Accountants Statement of Position Number 90-7, "Financial Reporting by Entities in Reorganization Under the Bankruptcy Code" ("SOP 90-7"). Effective March 30, 1998, WRT Energy Corporation underwent a name change to "Gulfport Energy Corporation".

  Principles of Consolidation

     In November 1995, WRT formed a wholly owned subsidiary, WRT Technologies, Inc., which was established to own and operate WRT's proprietary, radioactive, cased-hole logging technology. Prior to July 11, 1997, the financial statements were consolidated and include the accounts of WRT and its wholly owned subsidiary, WRT Technologies, Inc., which was merged into WRT on that date. All significant intercompany transactions were eliminated during the consolidation periods.

  Cash and Cash Equivalents

     The Company considers all highly liquid investments with an original maturity of three months of less to be cash equivalents for purposes of the statement of cash flows.

  Fair Value of Financial Instruments

     At June 30, 1998 and December 31, 1997, the carrying amounts of all financial instruments approximate their fair market values.

  Oil and Natural Gas Properties

     Before July 11, 1997, WRT used the successful efforts method for reporting oil and gas operations. Commencing with the reorganization, the Company converted to the full cost pool method of accounting to be in conformity with the method used by its then principal shareholder, DLB Oil & Gas, Inc. ("DLB").

                          GULFPORT ENERGY CORPORATION

     In connection with the implementation of fresh start reporting commencing on July 11, 1997 (as described in Note 2), the Company implemented the full cost pool method of accounting for oil and gas operations. Accordingly, all costs including nonproductive costs and certain general and administrative costs associated with acquisition, exploration and development of oil and natural gas properties are capitalized. Net capitalized costs are limited to the estimated future net revenues, after income taxes, discounted at 10% per year, from proved oil and natural gas reserves and the cost of the properties not subject to amortization. Such capitalized costs, including the estimated future development costs and site remediation costs, if any, are depleted by an equivalent units-of-production method, converting natural gas to barrels at the ratio of six Mcf of natural gas to one barrel of oil. No gain or loss is recognized upon the disposal of oil and gas properties, unless such dispositions significantly alter the relationship between capitalized costs and proved oil and natural gas reserves.

     Oil and natural gas properties not subject to amortization consist of the cost of undeveloped leaseholds. These costs are reviewed periodically by management for impairment, with the impairment provision included in the cost of oil and natural gas properties subject to amortization. Factors considered by management in its impairment assessment include drilling results by the Company and other operators, the terms of oil and gas leases not held by production, and available funds for exploration and development.

     Prior to July 11, 1997, WRT followed the successful efforts method of accounting for its oil and gas operations. Under the successful efforts method, costs of productive wells, development dry holes and productive leases are capitalized and amortized on a unit-of-production basis over the life of the remaining proved reserves as estimated by the WRT's independent engineers. WRT's estimate of future dismantlement and abandonment costs was considered in computing the aforementioned amortization.

     Cost centers for amortization purposes were determined based on a reasonable aggregation of properties with common geological structures or stratigraphic conditions, such as a reservoir or field. WRT performed a review for impairment of proved oil and gas properties on a depletable unit basis when circumstances suggest the need for such a review. For each depletable unit determined to be impaired, an impairment loss equal to the difference between the carrying value and the fair value of the depletable unit was recognized. Fair value, on a depletable unit basis, was estimated to be the present value of expected future net cash flows computed by applying estimated future oil and gas prices, as determined by management, to estimated future production of oil and gas reserves over the economic lives of the reserves.

     Exploration expenses, including geological, geophysical and costs of carrying and retaining undeveloped properties were charged to expense as incurred.

     Unproved properties were assessed periodically and a loss was recognized to the extent, if any, that the cost of the property had been impaired. If proved reserves were not discovered within one year after drilling was completed, costs were charged to expense.

  Other Property and Equipment

     Depreciation of other property and equipment is provided on a straight-line basis over estimated useful lives of the related assets, which range from 7 to 30 years.

  Implementation of Statement of Accounting Standards No. 121

     Effective December 31, 1995, WRT adopted the provisions of Financial Accounting Standards No 121 ("SFAS No. 121") which requires that an impairment loss be recognized whenever the carrying amount of a long-lived asset exceeds the sum of the estimated future cash flows (undiscounted) of the assets.

                          GULFPORT ENERGY CORPORATION

  Earnings (Loss) per Share

     Earnings (loss) per share computations are calculated on the weighted-average of common shares and common share equivalents outstanding during the year. Common stock options and warrants are considered to be common share equivalents and are used to calculate earnings per common and common share equivalents except when they are anti-dilutive.

  Income Taxes

     The Company uses the asset and liability method of accounting for income taxes. Under the asset and liability method, deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts and the tax basis of existing assets and liabilities and operating loss and tax credit carryforwards. Deferred income tax assets and liabilities are based on enacted tax rates applicable to the future period when those temporary differences are expected to be recovered or settled. The effect of a change in tax rates on deferred tax assets and liabilities is recognized in income during the period the rate change is enacted. Deferred tax assets are recognized as income in the year in which realization becomes determinable.

  Revenue Recognition

     Natural gas revenues are recorded in the month produced using the entitlement method, whereby any production volumes received in excess of the Company's ownership percentage in the property are recorded as a liability. If less than the Company's entitlement is received, the underproduction is recorded as a receivable. Oil revenues are recognized in the month produced.

  Concentration of Credit Risk

     The Company operates in the oil and natural gas industry in the state of Louisiana with sales to refineries, re-sellers such as pipeline companies, and local distribution companies. While certain of these customers are affected by periodic downturns in the economy in general or in their specific segment of the natural gas industry, the Company believes that its level of credit-related losses due to such economic fluctuations has been immaterial and will continue to be immaterial to the Company's results of operations in the long term.

     The Company maintains cash balances at several banks. Accounts at each bank are insured by the Federal Deposit Insurance Corporation up to $100,000. Cash balances in excess of insured limits total $3,987,000 and $3,163,000 at June 30, 1998 and December 31, 1997, respectively.

  Use of Estimates

     The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates, judgements and assumptions that affect the reported amounts of assets and liabilities as of the date of the financial statements and revenues and expenses during the reporting period. The financial statements are highly dependent on oil and gas reserve estimates, which are inherently imprecise. Actual results could differ materially from those estimates.

  Stock Options and Warrant Agreements

     Effective at the date of reorganization, all previously issued stock option plans of WRT were terminated and all outstanding options were canceled. At that date a Warrant Agreement went into effect. These warrants are exercisable at $10 per share and will expire on July 11, 2002. The Plan authorized the issuance of up to 1,104,000 warrants. As of June 30, 1998 and December 31, 1997, there were 221,000 warrants issued and outstanding. See Note 6 for further details.

                          GULFPORT ENERGY CORPORATION

  Commitments and Contingencies

     Liabilities for loss contingencies arising from claims, assessments, litigation or other sources are recorded when it is probable that a liability has been incurred and the amount can be reasonably estimated. See Note 8 for further details.

2. REORGANIZATION PROCEEDING

     On February 14, 1996, WRT filed a voluntary petition in the United States Bankruptcy Court for the Western District of Louisiana (the "Bankruptcy Court") for reorganization pursuant to Chapter 11 of the Federal Bankruptcy Code (the "Reorganization Proceeding"). During the balance of 1996 and a portion of 1997, WRT operated as a debtor-in-possession, continuing in possession of its estate and the operation of its business and management of its property. On May 5, 1997, the Bankruptcy Court confirmed an Amended Plan of Reorganization (the "Plan") for WRT. On July 11, 1997, the Bankruptcy Court determined that the Plan had been substantially consummated, and the Bankruptcy Court's order of substantial consummation became final and nonappealable on July 11, 1997 (the "Effective Date").

     As a result of the consummation of the Plan and due to; (i) the reallocation of the voting rights of equity interest owners and (ii) the reorganization value of WRT's assets being less than the total of all post-petition liabilities and allowed claims, the effects of the Reorganization Proceeding were accounted for in accordance with fresh start reporting standards promulgated under SOP 90-7.

     In conjunction with implementing fresh start reporting, management determined a reorganized value of WRT's assets and liabilities in the following manner:

     The reorganized value of proved oil and natural gas properties was determined based on future net revenues discounted to present value utilizing a rate of approximately twenty five percent (25%). For the purpose of calculating future revenues of oil and natural gas properties, oil and gas prices in effect at December 31, 1996, were used. The reorganized value of oil and gas properties also included $5,000,000 allocated to nonproducing properties.

     DLB Oil & Gas, Inc. ("DLB") contributed certain interests previously owned by Texaco Exploration and Production, Inc. ("TEPI") in the West Cote Blanche Bay Field ("WCBB Assets") along with a $1,000,000 deposit to a plugging and abandonment trust in exchange for 5,616,000 shares of the reorganized Company's common stock. This transaction was recorded at DLB's net basis in the WCBB Assets of $15,144,000. In connection with this acquisition, the Reorganized Company assumed the obligation to contribute approximately $18,000 per month through March 2004 to this plugging and abandonment trust and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. TEPI retained a security interest in production from these properties and the plugging and abandonment trust until such time the Company's obligations for plugging and abandonment to TEPI have been fulfilled. Once the plugging and abandonment trust is fully funded, the Company can access it for use in plugging and abandonment charges associated with the property.

     In accordance with the Plan, $3,000,000 was set aside by WRT to form a Litigation Entity (defined herein). The Company owns a 12% interest in this Litigation Entity. The entire $3,000,000 was included in reorganization expense on the financial statements for the six months and ten day period ended July 10, 1997. No value was assigned to the Company's interest in the Litigation Entity on the reorganized balance sheet as management was not able to determine with any certainty the amount, if any, that the Company might recover from this investment.

     Current assets and liabilities were recorded at book value which approximates their fair market value. Long-term liabilities were recorded at present values of amounts to be paid and the pre-consummation stockholders' deficit was adjusted to reflect the par value of pre-consummation equity interests and the

                          GULFPORT ENERGY CORPORATION
recognition of $88,723,000 in debt forgiveness income. On the Effective Date, the shareholders' deficit was closed into paid in capital and the Company started with no deficit or retained earnings.

     It should be noted that the reorganized value was determined by management on the basis of its best judgement of what it considers to be current fair market value of the Company's assets and liabilities after reviewing relevant facts concerning the price at which similar assets are being sold between willing buyers and sellers. However, there can be no assurances that the reorganized value and the fair market value are comparable and the difference between the Company's calculated reorganized value and the fair market value may, in fact, be material.

     As of July 11, 1997, the effect on the Company's balance sheet of consummating the Plan and implementing the fresh start reporting was:

                                       JULY 11, 1997   SUBSTANTIAL     FRESH START    REORGANIZED
                                         PRIOR TO      CONSUMMATION     REPORTING       BALANCE
                                       CONSUMMATION    ADJUSTMENTS     ADJUSTMENTS       SHEET
                                       -------------   ------------   -------------   -----------
               ASSETS
Current assets:
  Cash and cash equivalents..........  $   3,714,000   $  1,598,000   $               $ 5,312,000
  Accounts receivable, net...........      3,287,000      3,287,000
  Prepaid expenses and other.........        870,000        870,000
                                       -------------   ------------   -------------   -----------
          Total current assets.......      7,871,000      1,598,000                     9,469,000
                                       -------------   ------------   -------------   -----------
Property and equipment:
  Properties subject to depletion....     80,120,000     15,144,000     (20,187,000)   75,077,000
  Properties not subject to
     depletion.......................             --      5,000,000       5,000,000
  Other property, plant, and
     equipment.......................      5,300,000     (2,362,000)      2,938,000
                                       -------------   ------------   -------------   -----------
                                          85,420,000     15,144,000     (17,549,000)   83,015,000
  Less accumulated depreciation,
     depletion and amortization......    (29,274,000)    29,274,000              --
                                       -------------   ------------   -------------   -----------
                                          56,146,000     15,144,000      11,725,000    83,015,000
                                       -------------   ------------   -------------   -----------
Other assets.........................      1,231,000         94,000        (285,000)    1,040,000
                                       -------------   ------------   -------------   -----------
                                       $  65,248,000   $ 16,836,000   $  11,440,000   $93,524,000
                                       =============   ============   =============   ===========
LIABILITIES AND SHAREHOLDERS' EQUITY
Current liabilities:
  Accounts payable and accrued
     liabilities.....................  $   9,545,000   $ (3,771,000)  $               $ 5,774,000
  Pre-petition secured debt..........     16,915,000    (16,915,000)             --
                                       -------------   ------------   -------------   -----------
          Total current
            liabilities..............     26,460,000    (20,686,000)                    5,774,000
                                       -------------   ------------   -------------   -----------
Pre-petition current liabilities
  subject to compromise:
  Unsecured debt.....................    136,818,000     (7,012,000)   (129,806,000)           --
                                       -------------   ------------   -------------   -----------
Long-term liabilities:
  Other non-current liabilities......             --        757,000         757,000
  Notes payable......................             --     15,000,000      15,000,000            --
                                       -------------   ------------   -------------   -----------
                                                  --             --      15,757,000    15,757,000
                                       -------------   ------------   -------------   -----------
Stockholders' equity (deficit):
  Common stock.......................         95,000        104,000          22,000       221,000
  Preferred stock....................     27,677,000                    (27,677,000)
  Additional paid in capital.........     39,570,000     31,673,000         529,000    71,772,000
  Treasury stock.....................       (333,000)                       333,000            --
  Retained earnings..................   (165,039,000)    (3,000,000)    168,039,000            --
                                       -------------   ------------   -------------   -----------
                                         (98,030,000)    28,777,000     141,246,000    71,993,000
                                       -------------   ------------   -------------   -----------
                                       $  65,248,000   $ 16,836,000   $  11,440,000   $93,524,000
                                       =============   ============   =============   ===========

                          GULFPORT ENERGY CORPORATION

     Substantial consummation adjustments are those involving cash transactions occurring on the Effective Date. Fresh start reporting adjustments are those involving non-cash transactions occurring on the Effective Date.

     In accordance with the provisions of the Plan, the Company:

     - Issued to its unsecured creditors, on account of their allowed claims, an aggregate of 10 million shares of the Reorganized Company's common stock. At the effective date, 1,412,000 of the above-described shares were held in escrow to cover the settlement of disputed unsecured claims in the amount of $18,339,000. Through June 30, 1998, $10,422,000 of these claims has been settled for $7,102,000 resulting in the issuance from the escrow account, of 850,000 shares of the Reorganized Company's common stock. Issued 3,800,000 shares of the Reorganized Company's common stock for $13,300,000 in cash in connection with a stock rights offering to it's unsecured creditors.

     - Issued 952,000 shares of the Reorganized Company's common stock in payment of $3,332,000 in secured claims.

     - Issued 1,703,000 shares of the Reorganized Company's common stock in payment of a $5,961,000 claim purchased by DLB from TEPI.

     - Issued 5,616,000 shares of the Reorganized Company's common stock in exchange for the WCBB Assets acquired by DLB from TEPI along with the associated P&A trust fund and associated funding and plugging obligations. In connection with this transaction, WRT transferred to TEPI certain assets and non-producing acreage.

     The Company paid $1,672,000 in administrative and priority claims, $1,145,000 in secured claims and $143,000 in convenience claims. At June 30, 1998, $995,000 was being held in escrow to cover settlement of disputed priority, administrative and secured claims.

     The Company transferred $3,000,000 to a Litigation Trust along with the Company's rights to any and all causes of action, claims, rights of actions, suits or proceedings which have been or could be asserted by it except for (a) the action to recover unpaid production proceeds payable to the Company by Tri-Deck Oil & Gas Company ("Tri-Deck") and (b) the foreclosure action to recover title to certain assets (see Note 9 regarding the subsequent transfer of these claims to the Litigation Entity). This transfer was treated as a pre-reorganization expense on the financial statements for the six months and ten day period ended July 10, 1997. The Reorganized Company owns a 12% economic interest in the Litigation Entity and the remainder of the economic interests in the Litigation Entity was allocated to former unsecured creditors based on their ownership percentage of the 13.8 million shares as described above.

     On January 20, 1998, the Company and the Litigation Trust entered into a Clarification Agreement whereby the rights to pursue various claims reserved by the Company in the Plan of Reorganization were assigned to the Litigation Trust. In connection with this agreement, the Litigation Trust agreed to reimburse the Company $100,000 for legal fees the Company had incurred in connection with these claims. As additional consideration for the contribution of this claim to the Litigation Trust, the Company is entitled to 20% to 80% of the net proceeds from these claims.

3. RELATED PARTY TRANSACTIONS

     Subsequent to the Effective Date of the Plan of Reorganization, substantially all of the Company's former unsecured creditors became shareholders. The Company still conducts business on an arms length basis with a substantial number of these shareholders.

                          GULFPORT ENERGY CORPORATION

     DLB Oil & Gas, Inc. ("DLB") and Wexford Management LLC ("Wexford") were, along with the Company, co-proponents in the Plan of Reorganization. As of June 30, 1998 and December 31, 1997, DLB and Wexford owned approximately 49% and 8%, respectively, of the Company's outstanding common stock.


     DLB paid $1,515,000 in reorganization costs incurred on WRT's behalf, which amount was repaid to DLB on the Effective Date. These costs were included in reorganization costs incurred during the six months and 10 days ended July 10, 1997. In addition, DLB charged WRT $465,000 for management services provided to it during the period July 11, 1997 through December 31, 1997. During the period May 1, 1997 through July 10, 1997, DLB was the operator of the WCBB properties in which WRT had a 50% working interest at that time. Subsequent to July 10, 1997, the WCBB properties were contributed to the Company for common stock, as described above, and WRT became the operator of these properties.


     Pursuant to the terms and conditions of an Administrative Services Agreement dated as of July 10, 1997, by and between the Company and DLB (the "Services Agreement"), DLB agreed to make available to the Company such personnel, services, facilities, supplies, and equipment as the Company may need including executive and managerial, accounting, auditing and tax, engineering, geological and geophysical, legal, land, and administrative and clerical services. The initial term (the "Initial Term") is one year beginning on the date of the Services Agreement. The Services Agreement will continue for subsequent one-year periods unless terminated by either party by written notice no less than 60 days prior to the anniversary date of the Services Agreement. In return for the services rendered, the Company agreed to pay DLB a monthly service charge based on the pro rata proportion of the Company's use of DLB services, personnel, facilities, supplies, and equipment as determined by DLB in a good-faith, reasonable manner. The service charge is calculated as the sum of
(1) DLB's fully allocated internal costs of providing personnel and/or performing services, (2) the actual costs to DLB of any third-party services required, (3) the equipment, occupancy, rental, usage, or depreciation and interest charges, and (4) the actual cost to DLB for supplies. During the year ended December 31, 1997, the services of Gary C. Hanna and Ronald D. Youtsey, the Company's President and Secretary respectively, were provided under this agreement. On April 28, 1998, the rights and obligations of DLB under the Service Agreement were assigned to DLB Equities, L.L.C. As of March 31, 1998, Gulfport owed DLB approximately $1,557,000 for services rendered in connection with this Service Agreement (and for invoices paid by DLB on Gulfport's behalf).

     During the three and six months ended June 30, 1998, the Company sold $877,000 in oil to a DLB subsidiary. During the period July 11, 1997 through December 31, 1997, the Company sold $4,335,000 in oil to a DLB subsidiary. These sales occurred at prices which the Company could be expected to obtain from an unrelated third party.

4. RESTRUCTURING CHARGES AND REORGANIZATION COSTS

     WRT incurred certain restructuring costs in connection with its change in strategy and corporate structure. These costs consisted primarily of the write-off of approximately $1,000,000 in leasehold improvements related to the relocation of WRT's operations from The Woodlands, Texas, approximately $300,000 in severance costs related to staff reductions and changes in senior management and $100,000 in legal fees and other costs directly related to the WRT's Reorganization Case.

     During 1996, WRT incurred $7,345,000 in reorganization costs, primarily consisting of professional fees totaling $2,594,000 and the write-off of previously capitalized debt issuance costs on the Senior Notes (herein defined) in the amount of $3,834,000.

     During 1997, WRT incurred $7,771,000 in reorganization costs, consisting of $3,000,000 contributed to the Litigation Trust (see Note 9 for further details), $1,515,000 in reimbursements to DLB for restructuring

                          GULFPORT ENERGY CORPORATION
costs it incurred on WRT's behalf, professional fees totaling $2,213,000, and an accrual of $1,044,000 for estimated future costs to be incurred in connection with the reorganization. As of June 30, 1998, the balance of an accrual for estimated future costs to be incurred in connection with the reorganization was $545,000.

5. LONG-TERM LIABILITIES

     As of June 30, 1998 and December 31, 1997, long term liabilities include the following:

                                                                1998          1997
                                                             -----------   -----------
Debt:
  Credit facility..........................................  $13,229,000   $15,000,000
  Priority tax claims......................................      527,000       527,000
  Building loan............................................      209,000       193,000
                                                             -----------   -----------
                                                              13,931,000    15,720,000
Less current portion.......................................    3,306,000     2,192,000
                                                             -----------   -----------
                                                             $10,659,000   $13,528,000
                                                             ===========   ===========

  Credit Facility

     In December 1994, WRT entered into a $40,000,000 credit facility with International Nederlanden (U.S.) Capital Corporation ("INCC") ("Credit Facility") that was secured by substantially all of WRT's assets. At December 31, 1996, WRT had borrowings outstanding of $15,000,000, the maximum amount of borrowings available under the Credit Facility. At December 31, 1995, the revolving loan borrowings were converted to a term loan whereby quarterly principal payments of one-sixteenth of the outstanding indebtedness were due and payable. Amounts outstanding under the Credit Facility bore interest at an annual rate selected by WRT of either (i) the London Inter-Bank offered rate ("LIBOR") plus 3%, or (ii) the Lender's prime lending rate plus 1.25%.

     At December 31, 1996, WRT was in default under certain financial covenants of the Credit Facility. Accordingly, WRT classified the debt as current at December 31, 1996. While in bankruptcy, INCC was stayed from enforcing certain remedies provided for in the credit agreement and the indenture. On the Effective Date, this loan was repaid in full along with $3,154,000 in accrued interest and legal fees.

     On the Effective Date, the Company entered into a new $15,000,000 Credit Agreement (the "Credit Agreement") with ING (U.S.) Capital Corporation (successor to INCC) ("ING") that was secured by substantially all of the Company's assets. Initial loan fees of $188,000 were paid on or prior to the Effective Date, an additional loan fee of $100,000 was made on December 31, 1997 and a final loan fee of $100,000 is due on or before December 31, 1998. The loan matures on July 11, 1999, with interest to be paid quarterly and with three interim principal payments of $1,000,000 each to be made in September 1998, December 1998, and March 1999. This loan bears interest at the option of the Company at either (1) LIBOR plus 3% or (2) ING's fluctuating "reference rate" plus 1.25%. This loan is collateralized by substantially all of the Company's assets. At June 30, 1998, this rate was 8.6875%.

     The Credit Agreement contains restrictive covenants which impose limitations on the Company with respect to, among other things: (i) the maintenance of current assets equal to at least 110% of current liabilities (excluding any current portion of the Credit Agreement); (ii) the incurrence of debt outside the ordinary course of business; (iii) dividends and similar payments; (iv) the creation of additional liens on, or the sale of, the Company's oil and gas properties and other assets; (v) the Company's ability to enter into forward, future, swap or hedging contracts; (vi) mergers or consolidations; (vii) the issuance of securities other that Common Stock and options or warrants granting the right to purchase Common Stock; (viii) the sale, transfer, lease, exchange, alienation or disposal of Company properties or assets; (ix) investments outside

                          GULFPORT ENERGY CORPORATION
the ordinary course of business; (x) transactions with affiliates; (xi) general and administrative expenditures in excess of $1 million during any fiscal quarter or in excess of $3 million during each fiscal year; and (xii) the maintenance of an aggregate net present value attributable to all collateral as determined from engineering reports equal to 120% of the principal amount of the Credit Agreement on such date.

     On August 18, 1998, the Company amended the Credit Agreement (the "Amended Credit Agreement" to, among other things: (i) delete the coverage ration set forth in the Credit Agreement, and (ii) require interest payments to be made by the Company on a monthly basis. The principal amount and the interest rate set forth in the Credit Agreement remain unchanged. In connection with the execution and delivery of the Amended Credit Agreement, ING waived certain provisions of the Credit Agreement to permit certain actions by the Company. In consideration for entering into the Amended Credit Agreement and granting certain waivers, the Company and ING further agreed that (a) the Company will pay a $250,000 amendment fee to ING on July 11, 1999, provided that such amendment fee will be waived if the amounts owed to ING under the Amended Credit Agreement have been paid in full by July 10, 1999; and (b) the Company shall issue warrants to ING, in that such warrants will permit ING to purchase 2% of the outstanding shares of Common Stock on a fully diluted basis after giving effect to future Rights Offerings.

     At December 31, 1997, the Company held $2,060,000 in a restricted cash account. These funds represent the proceeds from the sale of its field equipment. As of June 30, 1998, the Company had applied $1,778,000 of these funds to the outstanding principal balance of the ING loan.

  Priority Tax Claims

     In accordance with the Plan of Reorganization, priority taxes totaling $1,168,000 are to be paid in four annual installments without interest. The first annual installment of $292,000 was made on July 11, 1997 and the second annual installment of $291,000 was made on July 11, 1998.

  Building Loan

     During early 1996, WRT entered into a loan agreement with M C Bank and Trust Company to finance the acquisition of land and a building located in Lafayette, Louisiana. The original loan balance was $215,000 and called for monthly principal and interest payments totaling $3,000 per month through 2005 with the unpaid balance due at that time. The loan bears interest at 9.5% per annum and is collateralized by the land and building.

6. COMMON STOCK OPTIONS AND WARRANTS

     All outstanding stock options and warrants issued prior to July 11, 1997, were cancelled in connection with the Plan of Reorganization.

     On July 10, 1997, WRT entered into an employment agreement with Mr. Ray Landry, WRT's former president, to perform certain services for the Company. In connection with this employment agreement, Mr. Landry was granted Incentive Stock Options to acquire 60,000 shares of the Company's common stock for $3.50 per share. The employment agreement does not specify the life of these options.

     In connection with the Plan of Reorganization, new warrants for 221,000 shares of the Reorganized Company common stock were issued to the former preferred shareholders. In addition, to the extent that any securities litigation claims based on preferred or common stock ownership are allowed as a "Class Proof of Claim", the Company has the obligation to issue this class an additional 221,000 in warrants to purchase common stock in the Reorganized Company. These warrants are each exercisable for one share of common stock at an exercise price of $10 per share. The warrants will expire on July 11, 2007. In accordance with the Plan of Reorganization, the Company has the right to issue up to 1,104,000 warrants.

                          GULFPORT ENERGY CORPORATION

7. EARNINGS (LOSS) PER SHARE

     Earnings per share for all periods were computed based on common stock equivalents outstanding on that date during the applicable periods.

8. COMMITMENTS AND CONTINGENCIES

  Lac Blanc Escrow Account

     In connection with its purchase of a 91% working interest in the Lac Blanc Field, the Company deposited $170,000 in a segregated trust account and agreed to make additional deposits of $20,000 per month until the accumulated balance of the trust account reached $1,700,000. These funds are held in a segregated account for the benefit of the State of Louisiana to insure that the wells in the Lac Blanc Field are properly plugged upon cessation of production. In return for this financial commitment, the State of Louisiana has granted the sellers an unconditional release from their contingent liability to the State to plug and abandon the wells. When all existing wells in the Lac Blanc Field have been properly plugged and abandoned, the funds in the trust account, should any remain, will revert to the Company. Due to the filing of the Reorganization Case in February 1996, the Company ceased making contributions to the segregated account. Under the Plan, the Company is obligated to fund the unfunded portion of this obligation and maintain future funding requirements. At June 30, 1998, the balance in this trust account was $871,000. In addition, the Company has accrued $200,000 at June 30, 1998; such accrual representing the unfunded portion of this obligation since the Effective Date.

  Plugging and Abandonment Funds

     The Company is contractually committed in its purchase contracts for the Initial LLOG Property (defined herein) and Remaining LLOG Properties (defined herein) to establish plugging and abandonment funds as allowed by Louisiana's Orphaned Well Act. The State of Louisiana, upon completion of an independent study to be commissioned by the Company, will establish the amount of and terms of payment into each fund. As of June 30, 1998, the independent study had not been completed. Accordingly, the Company is unable to determine the amount and payment towards the future obligation related to these commitments.

     In connection with the acquisition of the remaining 50% interest in certain WCBB properties, the Company assumed the obligation to contribute approximately $18,000 per month through March 2004, to a plugging and abandonment trust fund and the obligation to plug a minimum of 20 wells per year for 20 years commencing March 11, 1997. TEPI retained a security interest in production from these properties and the plugging and abandonment trust account until such time the Company's plugging and abandonment obligations to TEPI have been fulfilled. Once the plugging and abandonment trust is fully funded, the Company can access the fund for use in plugging and abandonment costs associated with the WCBB property. The Company satisfied its plugging and abandonment obligations through the year ended March 10, 1998.

  Tri-Deck/Perry Gas Litigation

     During 1995, WRT entered into a marketing agreement with Tri-Deck Oil and Gas Company ("Tri-Deck") pursuant to which Tri-Deck would market all of WRT's oil and gas production. Subsequent to the agreement, Tri-Deck's principal and WRT's Director of Marketing, James Florence, assigned to Plains Marketing its right to market WRT's oil production and assigned to Perry Oil & Gas its right to market WRT's gas production. During early 1996, Tri-Deck failed to make payments to WRT attributable to several months of its gas production. Consequently, WRT responded in two ways. First, on May 20, 1996, WRT filed a Motion to Reject the Tri-Deck Marketing Agreement. Second, on May 29, 1996, WRT initiated an

                          GULFPORT ENERGY CORPORATION
adversary proceeding against Tri-Deck and Perry Oil and Gas ("Perry Gas"). Perry Gas was the party which ultimately purchased WRT's gas production for the months in question.


     With respect to the Motion to Reject, the Bankruptcy Court authorized the rejection and directed Tri-Deck and WRT to determine the amount of production proceeds attributable to WRT's June gas production which were payable to WRT. Consequently, Perry Gas thereafter made payment to WRT of the June gas proceeds less $75,000 for a set-off claim by Perry Gas, which is subject to further consideration by the Bankruptcy Court.


     Next, with respect to the adversary proceeding, WRT sought turnover by Tri-Deck and/ or Perry Gas of all unpaid production proceeds payable to WRT under the marketing agreement and the issuance of a temporary restraining order and preliminary injunction against both parties to prevent further disposition of such proceeds pending outcome of the proceedings. On May 31, 1996, the Bankruptcy Court entered a consensual temporary restraining order against both Tri-Deck and Perry Gas. On June 18, 1996, a Preliminary Injunction was entered by the Court which required Perry Gas to segregate into a separate depository account the funds due for the purchase of WRT's April and May 1996 gas production from Tri-Deck. Subsequently, upon motion by WRT the Court ordered such funds to be placed into the Bankruptcy Court's registry, as Perry Gas had made certain withdrawals from the separate depository account without authorization by the Court. Currently, funds in the amount of approximately $1,700,000 remain in the registry of the Court. Additionally, a dispute exists between WRT and Perry Gas as to additional funds owed by Perry Gas for the purchase of WRT's April and May 1996 gas production. Currently, the adversary proceeding remains pending as to the ultimate issue of ownership of proceeds. Tri-Deck has also filed an answer and counterclaim in which Tri-Deck is asserting, among other items, damages for tortious interference of its contractual relationships with others. Recovery of the $1,700,000 receivable is dependent on the court rendering a favorable ruling on the issue. As of the date of the report, the court has not ruled on this issue. Although management believes that Tri-Deck's claim to the funds in the registry of the court is invalid, and the aforementioned counterclaim is without merit, for financial reporting purposes the receivable from Tri-Deck was fully reserved for as of June 30, 1998.


     On January 20, 1998, the Company and the Litigation Trust entered into a Clarification Agreement whereby the rights to pursue the Tri-Deck claim were assigned to the Litigation Trust. In connection with this agreement, the Litigation Trust agreed to reimburse the Company $100,000 for legal fees the Company had incurred in connection with this and other related claims. As additional consideration for the contribution of this claim to the Litigation Trust, the Company is entitled to 85% of the net proceeds from this claim.

  Title to Oil and Gas Properties

     During 1996, WRT received notice from Wildwing Investments, Inc. ("Wildwing") claiming that WRT's title had failed as to approximately 43 acres in the Bayou Pigeon Field. Some or all of the acreage in dispute is considered to be productive in three separate production units. The Company's working interest in three units was reduced to approximately 7% (5% Net Revenue Interest, ("NRI")) 75% (63% NRI), and 95% (72% NRI). The financial statements as of and for the periods ending June 30, 1998 and December 31, 1997, reflect operating results and proved reserves discounted for of this possible title failure. As the title failure predates its ownership of the field, the Company is currently evaluating its recourse against the predecessors-in-title relative to this issue.

     During 1997, Wildwing initiated litigation against the Company entitled "Wildwing Investments, Inc. v. WRT Energy Corporation," pending in the Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana ("Lafayette Litigation"). This case was settled on February 28, 1998. The terms of the settlement are that Plains Resource & Transportation, Inc. ("Plains") and Wickford Energy Marketing, L.C. ("Wickford")(collectively "Stakeholders"), who are currently holding funds in suspense attributable to oil production from the lease made subject of the lawsuit, will be instructed by the Company and Wildwing to

                          GULFPORT ENERGY CORPORATION
distribute $270,000 to Wildwing in full and final compromise of the Lafayette Litigation. Additional sums held by the Stakeholders are to be distributed to the lessors of the leases made the subject of the Lafayette Litigation an amount for payment of royalties due and owing up to the date of this filing. The balance held by the Stakeholders will thereafter be distributed to the Company.

     One June 29, 1998, Plains remitted to the Company, the balance of funds held in suspense attributable to this lease. As of this filing date, final distribution to the lessors was not complete. On July 31, 1998, Wickford distributed suspended oil proceeds to the lessors and remitted the balance to the Company.

     On July 20, 1998, Sanchez Oil & Gas Corporation ("Sanchez") initiated litigation against the Company in the Fifteenth Judicial District Court, Parish of Lafayette, State of Louisiana. In it petition, Sanchez alleges, among other things, that the Company was obligated, by virtue of the terms of a letter dated June 26, 1997, between Sanchez and the Company (the "Sanchez Letter"), to grant a sublease to Sanchez for an undivided 50% interest in two of the Company's oil, gas and mineral leases covering land located in the North Bayou Penchant area of Terrebonne Parish, Louisiana. Pursuant to this lawsuit, Sanchez is seeking: (i) specific performance by the Company of the contractual obligation that Sanchez alleges to be present in the Sanchez Letter, and (ii) monetary damages. The litigation is in its earliest stages and discovery has not yet begun. In addition, the Company is currently reviewing the claims set forth in the lawsuit to determine the appropriate response thereto.

  Year 2000 Compliance

     The Company has and will continue to make certain investments in software systems and applications to ensure it is year 2000 complaint. The financial impact to the Company to ensure year 2000 compliance has not been and is not anticipated to be material to its financial position or results of operations.

  Other litigation

     The Company has been named as a defendant on various other litigation matters. The ultimate resolution of these matters is not expected to have a material adverse effect on the Company's financial condition or results of operations for the periods presented in the financial statements.

9. LITIGATION TRUST ENTITY

     On August 13, 1996, the Bankruptcy Court executed and entered its "Order Appointing Examiner", directing the United States Trustee to appoint a disinterested person as examiner in the WRT's bankruptcy case.

     The Court ordered the appointed examiner ("Examiner") to file a report of the investigation conducted, including any fact ascertained by the examiner pertaining to fraud, dishonesty, incompetence, misconduct, mismanagement or irregularity in the management of the affairs of WRT.

     The Examiner's final report dated April 2, 1997, recommended numerous actions for recovery of property or damages for WRT's estate which appear to exist and should be pursued. Management does not believe the resolution of the matters referred to in the Examiner's report will have a material impact on WRT's consolidated financial statements or results of operations.

     Pursuant to the Plan of Reorganization, all of WRT's possible causes of action against third parties (with the exception of certain litigation related to recovery of marine and rig equipment assets and claims against Tri-Deck), existing as of the effective date of the Plan, were transferred into a "Litigation Trust" controlled by an independent party for the benefit of most of WRT's existing unsecured creditors. The litigation related to recovery of marine and rig equipment and the Tri-Deck claims were subsequently transferred to the litigation trust as described below.

                          GULFPORT ENERGY CORPORATION

     The Litigation Trust was funded by a $3,000,000 cash payment from the Company, which was made on the Effective Date. The Company owns a 12% interest in the Litigation Trust with the other 88% being owned by the former general unsecured creditors of WRT. For financial statement reporting purposes, the Company has not recognized the potential value of recoveries which may ultimately be obtained, if any, as a result of the actions of the Litigation Trust, treating the entire $3,000,000 payment as a reorganization cost incurred during the period commencing January 1, 1997 and ending on July 10, 1997.


     On January 20, 1998, the Company and the Litigation Trust entered into a Clarification Agreement whereby the rights to pursue various claims reserved by the Company in the Plan of Reorganization were assigned to the Litigation Trust. In connection with this agreement, the Litigation Trust agreed to reimburse the Company $100,000 for legal fees the Company had incurred in connection with these claims. As additional consideration for the contribution of this claim to the Litigation Trust, the Company is entitled to 20% to 85% of the net proceeds from these claims.

             ------------------------------------------------------
             ------------------------------------------------------

     NO DEALER, SALESPERSON OR ANY OTHER PERSON HAS BEEN AUTHORIZED TO GIVE ANY INFORMATION OR MAKE ANY REPRESENTATIONS IN CONNECTION WITH THE OFFER CONTAINED HEREIN, OTHER THAN THOSE CONTAINED IN THIS PROSPECTUS, AND, IF GIVEN OR MADE, SUCH INFORMATION OR REPRESENTATIONS MUST NOT BE RELIED UPON AS HAVING BEEN AUTHORIZED BY THE COMPANY. THIS PROSPECTUS DOES NOT CONSTITUTE AN OFFER TO SELL OR A SOLICITATION OF AN OFFER TO BUY ANY SECURITY OTHER THAN THOSE TO WHICH IT RELATES NOR DOES IT CONSTITUTE AN OFFER TO SELL, OR A SOLICITATION OF AN OFFER TO BUY, ANY SECURITY TO ANY PERSON IN ANY JURISDICTION IN WHICH SUCH OFFER OR SOLICITATION IS NOT AUTHORIZED, OR IN WHICH THE PERSON MAKING SUCH OFFER OR SOLICITATION IS NOT QUALIFIED TO DO SO, OR TO ANY PERSON TO WHOM IT IS UNLAWFUL TO MAKE SUCH OFFER OR SOLICITATION. NEITHER THE DELIVERY OF THIS PROSPECTUS NOR ANY SALE MADE HEREUNDER SHALL, UNDER ANY CIRCUMSTANCES, CREATE ANY IMPLICATION THAT THERE HAS BEEN NO CHANGE IN THE AFFAIRS OF THE COMPANY SINCE THE DATE HEREOF OR THAT THE INFORMATION CONTAINED HEREIN IS CORRECT AS OF ANY TIME SUBSEQUENT TO THE DATE HEREOF.

                             ---------------------

                               TABLE OF CONTENTS


                                        PAGE
                                        ----
Prospectus Summary...................     1
Risk Factors.........................     7
Use of Proceeds......................    13
Capitalization.......................    14
Price Range of Common Stock and
  Dividend Policy....................    15
The Rights Offering..................    16
Selected Historical Financial Data...    21
Management's Discussion and Analysis
  of Financial Condition and Results
  of Operations......................    23
Business.............................    36
Management...........................    50
Principal Stockholders...............    53
Certain Transactions.................    54
Description of Securities............    55
Material Federal Income Tax
  Considerations.....................    56
Legal Matters........................    58
Experts..............................    58
Glossary.............................   G-1
Index To Consolidated Financial
  Statements.........................   F-1


             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------
             ------------------------------------------------------


                               200,000,000 SHARES


                                GULFPORT ENERGY
                                  CORPORATION

                                  COMMON STOCK
                              --------------------

                                   PROSPECTUS
                              --------------------

                                OCTOBER 30, 1998


             ------------------------------------------------------
             ------------------------------------------------------

                                     PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 13.   OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION.

      The estimated expenses in connection with the issuance and distribution of the securities being registered are set forth in the following table. All of such expenses will be borne by the Registrant.

SEC registration fees.....................................................    $      2,950
Printing and engraving expenses...........................................          20,000
Legal fees and expenses...................................................         100,000
Accounting fees and expenses..............................................          10,000
Blue sky fees and expenses................................................           2,000
Transfer agent and registrar fees and expenses............................          15,000
Miscellaneous.............................................................              50
                                                                              ------------
      Total...............................................................    $    150,000
                                                                              ============

*To be filed by amendment

ITEM 14.   INDEMNIFICATION OF DIRECTORS AND OFFICERS

      The Registrant, a Delaware corporation, is empowered by Section 145 of the DGCL, subject to the procedures and limitations stated therein, to indemnify certain parties. Section 145 of the DGCL provides in part that a corporation shall have the power to indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding (other than an action by or in the right of the corporation) by reason of the fact that such person is or was a director, officer, employee or agent of the corporation or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation or other enterprise, against expenses (including attorneys' fees), judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with such action, suit or proceeding if he acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and with respect to any criminal action or proceeding, had no reasonable cause to believe his conduct was unlawful. Similar indemnity is authorized for such persons against expenses (including attorneys' fees) actually and reasonably incurred in the defense or settlement of any threatened, pending or completed action or suit by or in the right of the corporation, if such person acted in good faith and in a manner he reasonably believed to be in or not opposed to the best interests of the corporation, and provided further that (unless a court of competent jurisdiction otherwise provides) such person shall not have been adjudged liable to the corporation. Any such indemnification may be made only as authorized in each specific case upon a determination by the stockholders or disinterested directors that indemnification is proper because the indemnitee has met the applicable standard of conduct. Where an officer or a director is successful on the merits or otherwise in the defense of any action referred to above, the corporation must indemnify him against the expenses which such officer or director actually or reasonably incurred. Section 145 provides further that indemnification pursuant to its provisions is not exclusive of other rights of indemnification to which a person may be entitled under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

      The Registrant's Bylaws provide that the Registrant shall indemnify and advance expenses to each person who is a director or officer of the Registrant to the fullest extent permitted under Section 145 of the DGCL, and such indemnity and advancement of expenses shall continue as to a person who has ceased to be a director or officer and shall inure to the benefit of the heirs, executors and administrators of such a person.

      Article VI of the Registrant's Certificate of Incorporation eliminates the personal liability of the Registrant's directors to the fullest extent permitted under Section 102(b)(7) of the DGCL, as amended. Such section permits a company's certificate of incorporation to eliminate or limit the personal liability of a director to the corporation or its stockholders for monetary damages for breach of fiduciary duty as a director, provided that such provision shall not eliminate or limit the liability of a director: (i) for any breach of the director's duty of loyalty to the corporation or its stockholders; (ii) for acts or omissions not in good faith or which involve intentional misconduct or a knowing violation of law; (iii) under
Section 174 of the DGCL (which addresses director liability for unlawful payment of a dividend or unlawful stock purchase or redemption) or (iv) for any transaction from which the director derived an improper personal benefit.

      Article VI of the Bylaws of the Registrant provides that the Registrant shall, to the fullest extent permitted by Delaware law, indemnify any and all persons whom it shall have power to indemnify against any and all of the costs, expenses, liabilities or other matters incurred by them by reason of having been officers or directors of the Registrant, any such subsidiary of the Registrant or of any other corporation for which he acted as officer or director at the request of the Registrant.

      The Registrant maintains director and officer liability insurance providing insurance protection for specified liabilities under specified terms.

      The Registrant has adopted provisions in its Bylaws and in its Certificate which provide for indemnification of its officers and directors to the maximum extent permitted under the DGCL. In addition, the Registrant has entered into separate indemnification agreements with each of its directors which may require the Registrant, among other things, to indemnify them against certain liabilities that may arise by reason of their status or service as directors to the maximum extent permitted under the DGCL, to advance their expenses incurred as a result of any proceeding against them as to which they could be indemnified, and to establish a trust for the provision of such expenses under certain circumstances.

ITEM 15.   RECENT SALES OF UNREGISTERED SECURITIES

      The following information relates to all securities issued or sold by the Registrant since inception and not registered under the Securities Act.

      Each of the transactions described below was conducted in reliance upon the exemption from registration for securities issued pursuant to a plan of reorganization provided in section 1145 of the Bankruptcy Code.

      By order dated May 2, 1997, the Bankruptcy Court confirmed a Plan of Old WRT and co-proponents DLB and Wexford Management. The Plan was consummated and became effective on July 11, 1997 when Old WRT was merged with and into Gulfport. Along with the cancellation of Old WRT's common stock and preferred stock, the Plan involved (i) the issuance by Gulfport to Old WRT's unsecured creditors, on account of their allowed claims, of an aggregate of 10,000,000 shares of Common Stock, (ii) the issuance by Gulfport to Old WRT's unsecured creditors, on account of their allowed claims, of the right to purchase an additional 3,800,000 of Common Stock at a purchase price of $3.50 per share,
(iii) the issuance by Gulfport to DLBW and affiliates of the number of shares of Common Stock obtained by dividing DLBW's Secured Claim amount by a conversion price of $3.50 per share, (iv) the purchase by DLBW of all shares of Common Stock not otherwise purchased pursuant to the 1997 Rights Offering, (v) the transfer by DLB of the WCBB Assets to Gulfport along with the associated P&A Trust fund and associated funding obligation in exchange for 5,000,000 of Common Stock, and (vi) the distribution of warrants to purchase Common Stock at an exercise price of $10.00 per share to holders of certain securities litigation claims against Old WRT and to holders of Old WRT's common stock and preferred stock.

      On August 18, 1998, as consideration for ING entering into the Amended Credit Agreement and granting certain waivers, the Registrant issued warrants to purchase 2% of the outstanding shares of Common Stock on a fully diluted basis after giving effect to the Rights Offering (subject to a reduction to 1.5% if certain farmout agreements proposed by the Company are not approved by ING) at per share exercise price of the average of the closing sales prices of the Common Stock over the 30-day period following the consummation of the Rights Offering.

ITEM 16.   EXHIBITS AND FINANCIAL STATEMENT SCHEDULES

        (a)   Exhibits:


              EXHIBIT NO.                                               DESCRIPTION
              -----------                                               -----------

                 2.1           --      Final order authorizing use of proceeds from oil and gas operations(1)

                 2.2           --      Letter agreement by and among WRT Energy Corporation, DLB Oil & Gas, Inc. and
                                       Wexford Management, LLC, dated October 22, 1996 and amended October 28, 1996.(2)

                 2.3           --      Debtor's and DLBW's First Amended Joint Plan of Reorganization Under chapter 11 of the United States Bankruptcy Code, dated January 20, 1997.(3)

                 2.4           --      First Amended Disclosure Statement Under 11 U.S.C.ss. 1125 In Support of
                                       Debtor's and DLBW's First Amended Joint Plan of Reorganization Under Chapter 11
                                       of the United States Bankruptcy Code, dated January 20, 1997.(3)

                 2.5           --      Agreement and Plan of Merger, dated as of July 10, 1997 by and between WRT
                                       Energy Corporation, a Texas corporation and WRT Energy Corporation, a Delaware corporation.(4)

                 3.1           --      Restated Certificate of Incorporation.(6)

                 3.2           --      Certificate of Amendment of the Restated Certificate of Incorporation.(6)

                 3.3           --      Bylaws.(6)

                 4.1**         --      Form of Rights Certificate.

                 4.2**         --      Form of Transmittal Letter from registrant to stockholders in connection with the Rights Offering.

                 4.3           --      Credit Agreement, dated as of July 10, 1997, by and between WRT Energy
                                       Corporation and ING (U.S.) Capital Corporation ("ING").(6)

                 4.4**         --      Amendment No. 1 to Credit Agreement, dated as of August 18, 1998, by and between the Company and ING.

                 4.5**         --      Subordination Agreement, dated as of August 18, 1998, by and between ING and the
                                       Subordinated Creditors named therein.

                 4.6**         --      Warrant issued to ING.

                 5**           --      Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                 8**           --      Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                 10.1          --      Employment Agreement, dated as of July 10, 1997 by and between WRT Energy Corporation and Raymond P. Landry.(6)

                 10.2**        --      Revolving Line of Credit Agreement, dated as of August 18, 1998, by and among the Company, Wexford Special Situations 1996, L.P., Wexford Special Situations
                                       1996 Institutional, L.P., Wexford Special Situations 1996, Limited,
                                       Wexford-Euris Special Situations 1996, L.P., Wexford Spectrum Investors LLC,
                                       Wexford Capital Partners II, L.P., Wexford Overseas Partners I, L.P., CD Holding
                                       Company LLC, Liddell Investments LLC and Liddell Holdings LLC.

                 23.1*         --      Consent of Hogan & Slovacek, independent public accountants.

                 23.2**        --      Consent of Netherland, Sewell & Associates, independent petroleum engineers.

                 24.1          --      Power of Attorney (included on signature page of this Registration Statement).

                 27.1          --      Financial Data Schedule.(7)

----------
*  Filed herewith.
** Previously filed.
(1)     Filed with Form 8-K dated March 14, 1997.
(2)     Filed with Form 8-K dated November 6, 1996.
(3)     Filed with Form 8-K dated March 3, 1997.
(4)     Filed with Form 8-K dated July 22, 1997.
(5)     Filed with Form 10-Q dated May 15, 1998.
(6)     Filed with Form 10-Q dated December 1, 1997.
(7)     Filed with Form 10-Q dated June 30, 1998.

ITEM 17.   UNDERTAKINGS

      (a)    The undersigned registrant hereby undertakes:

             (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this Registration Statement:

                   (i) To include any prospectus required by Section 10(a)(3) of the Securities Act;

                   (ii) To reflect in the prospectus any facts or events arising after the effective date of this Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the Registration Statement;

                   (iii) To include any material information with respect to the plan of distribution not previously disclosed in this Registration Statement or any material change to such information in this Registration Statement;

provided, however, that paragraphs (a)(1)(i) and (a)(1)(ii) do not apply if the Registration Statement is on Form S-3 or Form S-8 and the information required to be included in a post-effective amendment by those paragraphs is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or 15(d) of the Exchange Act that are incorporated by reference in the Registration Statement.

             (2) That, for the purpose of determining any liability under the Securities Act, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

             (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

      (b)    The undersigned registrant hereby undertakes that:

             (1) For purposes of determining any liability under the Securities Act, the information omitted from the form of prospectus filed as part of this registration statement in reliance upon Rule 430A and contained in a form of prospectus filed by the registrant pursuant to Rule 424(b)(1) or
      (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

             (2) For purposes of determining any liability under the Securities Act, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

      (c) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers, and controlling persons of the registrant pursuant to the foregoing provisions, or otherwise, the registrant has been advised that in the opinion of the Commission such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

                                   SIGNATURES
      Pursuant to the requirements of the Securities Act of 1933, the registrant has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Oklahoma City, State of Oklahoma, on October 29, 1998.


                                          GULFPORT ENERGY CORPORATION

                                          By: /s/ MARK LIDDELL
                                              ----------------------------------

      The undersigned directors and officers of Gulfport Energy Corporation hereby constitute and appoint Mark Liddell and Mike Liddell, and each of them, with full power to act without the other and with full power of substitution and resubstitution, our true and lawful attorneys-in-fact with full power to execute in our name and behalf in the capacities indicated below any and all amendments (including post-effective amendments and amendments thereto) to this Registration Statement and any registration statement for the same offering that is to be effective upon filing pursuant to Rule 462(b) under the Securities Act of 1933, as amended, and to file the same, with all exhibits thereto and other documents in connection therewith with the Securities and Exchange Commission and hereby ratify and confirm all that such attorneys-in-fact, or either of them, or their substitutes shall lawfully do or cause to be done by virtue hereof.


      Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities indicated on October 29, 1998.


                     NAME                                                       TITLE
                     ----                                                       -----

/s/  MARK LIDDELL                                                President and Director (Principal
---------------------------------------------                    Executive Officer)
                 Mark Liddell


/s/  MIKE LIDDELL                                                Chief Executive Officer, Acting
---------------------------------------------                    Chief Financial Officer and Director
                 Mike Liddell


/s/  CHARLES E. DAVIDSON                                         Director
---------------------------------------------
              Charles E. Davidson


/s/                                                              Director
---------------------------------------------
                  Robert Brooks


/s/                                                              Director
---------------------------------------------
                   David Houston

                                INDEX TO EXHIBITS


              EXHIBIT NO.                                               DESCRIPTION
              -----------                                               -----------

                 2.1           --      Final order authorizing use of proceeds from oil and gas operations(1)

                 2.2           --      Letter agreement by and among WRT Energy Corporation, DLB Oil & Gas, Inc. and
                                       Wexford Management, LLC, dated October 22, 1996 and amended October 28, 1996.(2)

                 2.3           --      Debtor's and DLBW's First Amended Joint Plan of Reorganization Under chapter 11 of the United States Bankruptcy Code, dated January 20, 1997.(3)

                 2.4           --      First Amended Disclosure Statement Under 11 U.S.C.ss. 1125 In Support of
                                       Debtor's and DLBW's First Amended Joint Plan of Reorganization Under Chapter 11
                                       of the United States Bankruptcy Code, dated January 20, 1997.(3)

                 2.5           --      Agreement and Plan of Merger, dated as of July 10, 1997 by and between WRT
                                       Energy Corporation, a Texas corporation and WRT Energy Corporation, a Delaware corporation.(4)

                 3.1           --      Restated Certificate of Incorporation.(6)

                 3.2           --      Certificate of Amendment of the Restated Certificate of Incorporation.(6)

                 3.3           --      Bylaws.(6)

                 4.1**         --      Form of Rights Certificate.

                 4.2**         --      Form of Transmittal Letter from registrant to stockholders in connection with the Rights Offering.

                 4.3           --      Credit Agreement, dated as of July 10, 1997, by and between WRT Energy
                                       Corporation and ING (U.S.) Capital Corporation ("ING").(6)

                 4.4**         --      Amendment No. 1 to Credit Agreement, dated as of August 18, 1998, by and between the Company and ING.

                 4.5**         --      Subordination Agreement, dated as of August 18, 1998, by and between ING and the
                                       Subordinated Creditors named therein.

                 4.6**         --      Warrant issued to ING.

                 5**           --      Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                 8**           --      Opinion of Akin, Gump, Strauss, Hauer & Feld, L.L.P.

                 10.1          --      Employment Agreement, dated as of July 10, 1997 by and between WRT Energy Corporation and Raymond P. Landry.(6)

                 10.2**        --      Revolving Line of Credit Agreement, dated as of August 18, 1998, by and among the Company, Wexford Special Situations 1996, L.P., Wexford Special Situations
                                       1996 Institutional, L.P., Wexford Special Situations 1996, Limited,
                                       Wexford-Euris Special Situations 1996, L.P., Wexford Spectrum Investors LLC,
                                       Wexford Capital Partners II, L.P., Wexford Overseas Partners I, L.P., CD Holding
                                       Company LLC, Liddell Investments LLC and Liddell Holdings LLC.

                 23.1*         --      Consent of Hogan & Slovacek, independent public accountants.

                 23.2**        --      Consent of Netherland, Sewell & Associates, independent petroleum engineers.

                 24.1          --      Power of Attorney (included on signature page of this Registration Statement).

                 27.1          --      Financial Data Schedule.(7)



----------
*  Filed herewith.
** Previously filed.
(1)     FILED WITH FORM 8-K DATED MARCH 14, 1997.
(2)     Filed with Form 8-K dated November 6, 1996.
(3)     Filed with Form 8-K dated March 3, 1997.
(4)     Filed with Form 8-K dated July 22, 1997.
(5)     Filed with Form 10-Q dated May 15, 1998.
(6)     Filed with Form 10-Q dated December 1, 1997.
(7)     Filed with Form 10-Q dated June 30, 1998.